Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 7 TO CREDIT AGREEMENT

AND

AMENDMENT NO. 3 TO PLEDGE AND SECURITY AGREEMENT

This AMENDMENT NO. 7 TO CREDIT AGREEMENT AND AMENDMENT NO. 3 TO PLEDGE AND SECURITY AGREEMENT, dated as of February 13, 2007 (this “Amendment”), among JARDEN CORPORATION, a Delaware corporation (the “Borrower”), and CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as Administrative Agent (as defined below), on behalf of each Lender executing a Lender Consent (as defined below), and CITICORP USA, INC., as syndication agent, amends certain provisions of (i) the CREDIT AGREEMENT, dated as of January 24, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the L/C Issuers (each as defined therein) party thereto from time to time, CIBC, as administrative agent for the Lenders and the L/C Issuers (in such capacity, and as agent for the Secured Parties under the Collateral Documents, together with its successors in such capacity, the “Administrative Agent”), CITICORP USA, INC., as syndication agent for the Lenders and the L/C Issuers (in such capacity, together with its successors in such capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A., NATIONAL CITY BANK OF INDIANA and SUNTRUST BANK, as co-documentation agents for the Lenders and L/C Issuers and (ii) the PLEDGE AND SECURITY AGREEMENT, dated as of January 24, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Pledge and Security Agreement”), among the Borrower, as a Grantor, each other Grantor from time to time party thereto, and the Administrative Agent. Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Administrative Agent desires to resign from its capacity as Administrative Agent, and CIBC Inc. desires to resign from its capacities as Swing Line Lender and as Foreign Currency Fronting Lender under the Credit Agreement, and Lehman Commercial Paper Inc. (“LCPI”) desires to be appointed as the successor Administrative Agent (in such capacity, the “Successor Agent”) and as Swing Line Lender and as Foreign Currency Fronting Lender under the Credit Agreement, each effective as of the Effective Date (as defined below), pursuant to a resignation and assignment agreement dated on or prior to the date hereof (the “Resignation and Assignment Agreement”), among CIBC, CIBC Inc., LCPI, the Borrower and the other Loan Parties; and

WHEREAS, the Administrative Agent and the Successor Agent request that the Required Lenders consent to such resignation and appointment and waive the provisions of Section 9.09 (Successor Agents) of the Credit Agreement requiring 30 days’ notice of the Administrative Agent’s resignation; and

WHEREAS, the Foreign Currency Fronting Lender requests that the Borrower and the Agents consent to the resignation of the Foreign Currency Fronting Lender and waive the provisions of Section 2.17 (Resignation or Removal of the Foreign Currency Fronting Lender) of the Credit Agreement requiring 30 days’ notice of the Foreign Currency Fronting Lender’s resignation; and

WHEREAS, the Borrower desires to make certain amendments to the Credit Agreement as more fully described herein, including, among other things, (i) to permit the Borrower to refinance its existing Subordinated Notes pursuant to a tender offer for such Subordinated Notes with proceeds received by the Borrower from the issuance of new Subordinated Indebtedness, (ii) to amend the definition of “Applicable Margin” to reduce the Applicable Margin with respect to the Outstanding Amount of the Segments of the Term Loan B1 (the “Term Loan B1 Repricing”) and (iii) to amend the pricing grid contained in the definition of “Applicable Margin” which is applicable to the Outstanding

Amount of the Revolving Loans, Swing Line Loans, Foreign Currency Loans and the Commitment Fee (the “Revolver Grid Amendment”); and

WHEREAS, the Borrower additionally desires to make certain amendments to the Pledge and Security Agreement as more fully described herein; and

WHEREAS, pursuant to Section 10.01(a) (Amendments, Etc.) of the Credit Agreement, the consent of the Required Lenders is required to effect the amendments (other than the Term Loan B1 Repricing) set forth herein; and

WHEREAS, pursuant to Section 10.01(a) (Amendments, Etc.) of the Credit Agreement, the consent of each Term Loan Lender having any of the Outstanding Amount of the Term Loan B1 (collectively, the “Term Loan B1 Lenders”) is required to effect the Term Loan B1 Repricing; and

WHEREAS, pursuant to Section 10.01(a) (Amendments, Etc.) of the Credit Agreement, the consent of each Revolving Lender is required to effect the Revolver Grid Amendment; and

WHEREAS, each Lender party to a Lender Consent, the Administrative Agent and the Successor Agent agree, subject to the limitations and conditions set forth herein, to amend or otherwise modify the Credit Agreement and the Pledge and Security Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Consents and Waivers.

(a) Waiver. Effective as of the Effective Date (as defined below) and subject to the satisfaction of the conditions set forth in Section 4 (Conditions to Effectiveness) hereof, the Required Lenders hereby waive the requirement that the Lenders shall have received at least 30 days’ prior written notice of the resignation of the Administrative Agent.

(b) Consent. Effective as of the Effective Date (as defined below) and subject to the satisfaction of the conditions set forth in Section 4 (Conditions to Effectiveness) hereof, the Required Lenders and the Borrower hereby consent to the resignation of CIBC as Administrative Agent and of CIBC Inc. as Swing Line Lender, and the appointment of the Successor Agent as Administrative Agent and of LCPI as Swing Line Lender.

(c) Foreign Currency Fronting Lender. Effective as of the Effective Date (as defined below) and subject to the satisfaction of the conditions set forth in Section 4 (Conditions to Effectiveness) hereof, the Borrower and the Agents hereby waive the requirement that the Borrower and the Agents shall have received at least 30 days’ prior written notice of the resignation of the Foreign Currency Fronting Lender, and consent to the resignation of CIBC Inc. as Foreign Currency Fronting Lender and the appointment of LCPI as the Foreign Currency Fronting Lender.

Section 2. Certain Amendments to the Credit Agreement. As of the Effective Date:

(a) The Credit Agreement is hereby amended in its entirety to read as set forth in Exhibit C attached hereto; provided, however, that the amendments to the definition of “Applicable Margin” with respect to the Term Loan Repricing shall only become effective on the date on which the Administrative Agent has received an executed Lender Consent from each Term Loan B1 Lender; and provided, further, that the amendments to the definition of “Applicable Margin” with respect to the

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Revolver Grid Amendment shall only become effective on the date on which the Administrative Agent has received an executed Lender Consent from each Revolving Lender.

(b) Schedule VI (PM Acquisition) to the Credit Agreement is hereby deleted in its entirety.

(c) Schedule 5.12 (ERISA Matters) to the Credit Agreement is hereby amended and restated in its entirety, in the form attached hereto as Annex 1.

Section 3. Amendments to Pledge and Security Agreement. As of the Effective Date:

(a) The cover page of the Pledge and Security Agreement is hereby amended by replacing the words “CANADIAN IMPERIAL BANK OF COMMERCE” with “LEHMAN COMMERCIAL PAPER, INC.”.

(b) The preamble to the Pledge and Security Agreement is hereby amended by replacing the words “Canadian Imperial Bank of Commerce (“CIBC”), as agent” with the words “Lehman Commercial Paper Inc. (“LCPI”), as agent”.

(c) Section 1.1(c) (Definitions) of the Pledge and Security Agreement is hereby amended by inserting the following definitions in such Section 1.01 in the appropriate place to preserve the alphabetical order of the definitions in such Section 1.01 (and the following definitions shall replace in their entirety existing definitions for the corresponding terms in such Section 1.01):

“Non-Material Accounts” means all Deposit Accounts and all Securities Accounts with respect to which the sum of the aggregate balance in all such Deposit Accounts and the aggregate value of all such Financial Assets and other property in all such Securities Accounts does not exceed $25,000,000.

“Non-Material Locations” means those leased or other third-party locations at which tangible personal property Collateral is located, where the value of all such Collateral at any such location does not exceed $10,000,000 and the aggregate value of all such Collateral in all such locations does not exceed $50,000,000.

(d) Clause (ii) of the defined term “Excluded Property” in Section 1.1(c) (Defined Terms) of the Pledge and Security Agreement is hereby amended and restated in its entirety to read as follows: “(ii) Specified I/P Licensed Property having an aggregate value not to exceed $10,000,000,”.

(e) The defined term “Pledged Collateral” in Section 1.1(c) (Defined Terms) of the Pledge and Security Agreement is hereby amended by replacing “$1,000,000” with “$5,000,000”.

(f) The defined term “Pledged Notes” in Section 1.1(c) (Defined Terms) of the Pledge and Security Agreement is hereby amended by replacing “$1,000,000” with “$5,000,000”.

(g) The defined term “Specified I/P License Agreement” in Section 1.1(c) (Defined Terms) of the Pledge and Security Agreement is hereby amended by replacing “$3,000,000” with “$10,000,000”.

(h) The defined term “Specified I/P License Property” in Section 1.1(c) (Defined Terms) of the Pledge and Security Agreement is hereby amended by replacing “$3,000,000” with “$10,000,000”.

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(i) Section 3.9 (Commercial Tort Claims) of the Pledge and Security Agreement is hereby amended by replacing “$1,000,000” with “$5,000,000” in the first sentence thereof.

(j) Section 4.4(g) (Pledged Colllateral) of the Pledge and Security Agreement is hereby amended by replacing “$5,000,000” with “$10,000,000” in the first sentence thereof.

(k) Section 4.6 (Delivery of Instruments and Chattel Paper) of the Pledge and Security Agreement is hereby amended by replacing “Canadian Imperial Bank of Commerce, as Administrative Agent” with “Lehman Commercial Paper Inc., as Administrative Agent” in the first sentence thereof.

(l) Section 4.9 (Notice of Commercial Tort Claims) of the Pledge and Security Agreement is hereby amended by replacing “$1,000,000” with “$5,000,000” in the first sentence thereof.

Section 4. Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied:

(a) Certain Documents. The Administrative Agent shall have received each of the following, dated as of the Effective Date (unless otherwise agreed to by the Agents), in form and substance satisfactory to Agents:

(i) this Amendment duly executed by the Borrower, the Administrative Agent and the Syndication Agent;

(ii) the Resignation and Assignment Agreement, in substantially the form attached hereto as Exhibit D, duly executed by the Borrower, the Guarantors, the Successor Agent and the Administrative Agent;

(iii) the Consent and Agreement in the form attached hereto as Exhibit A, executed by each of the Guarantors;

(iv) the Acknowledgment and Consents, in the form attached hereto as Exhibit B (each, a “Lender Consent”), executed by the Lenders constituting the Required Lenders;

(v) a copy of the notice, duly executed and delivered by a Responsible Officer of the Borrower (or by an authorized attorney at Kane Kessler, P.C., counsel to the Borrower), to each Local Agent in respect of each outstanding Local Credit Facility pursuant to the requirements of Section 5.4(c) (Matters Relating to Loan Documents) of the Local Credit Facility Intercreditor Agreement, pursuant to which the Borrower notifies each such Local Agent of the amendments contained herein, certified by a Responsible Officer of the Borrower as being a true, complete and correct copy of such notice and together with evidence reasonably satisfactory to the Agents that such notice shall have been delivered by the Borrower to such Local Agents at least three Business Days prior to the Effective Date; and

(vi) such additional documentation as the Required Lenders may reasonably require prior to the execution and delivery of this Amendment to the Borrower by the Administrative Agent.

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(b) Corporate and Other Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in all respects to the Agents and the Required Lenders.

(c) Representations and Warranties; No Defaults. The Agents, for the benefit of the Agents and the Lenders, shall have received a certificate of a Responsible Officer of the Borrower certifying that both before and after giving effect to this Amendment:

(i) each of the representations and warranties set forth in Article V (Representations and Warranties) of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, that references therein to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment; and

(ii) no Default or Event of Default shall have occurred and be continuing, either on the date hereof or on the Effective Date.

Section 5. Certain Covenants and Agreements.

(a) Local Credit Facility Amendments. The Borrower hereby covenants and agrees that promptly after the Effective Date, and in no event more than forty (40) Business Days after the Effective Date (or such later date as the Administrative Agent may agree), it shall deliver or cause to be delivered to the Administrative Agent a certificate of a Responsible Officer certifying that the relevant Local Credit Facility Documents in respect of each outstanding Local Credit Facility shall have been amended or otherwise modified on the same terms as set forth in this Amendment (subject, if applicable, to only those modifications as are required by applicable law).

(b) Further Assurances. The Borrower hereby covenants and agrees that after giving effect to this Amendment, the resignation of CIBC as Administrative Agent and the appointment of the Successor Agent as Administrative Agent, the Borrower and its Subsidiaries shall take such other actions and deliver such documents, at their sole cost and expense, as requested by the Successor Agent, and the Borrower shall otherwise comply in all respects with Section 6.20 (Further Assurances) of the Credit Agreement in accordance with the terms thereof.

Section 6. Representations and Warranties. The Borrower, on behalf of itself and the other Loan Parties, hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a) The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all requisite corporate or other action on the part of such Loan Party and will not violate any of the certificates of incorporation or by-laws (or equivalent Constituent Documents) of such Loan Party.

(b) This Amendment has been duly executed and delivered by each Loan Party, and each of this Amendment and the Credit Agreement as amended or otherwise modified hereby constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar Laws relating to or affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at Law or in equity).

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Section 7. Reference to and Effect on the Loan Documents.

(a) As of the Effective Date, each reference in the Credit Agreement and the other Loan Documents to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement or such other Loan Document as amended by this Amendment.

(b) Except to the extent amended hereby, the Credit Agreement and all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except to the extent amended or otherwise modified hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default or Event of Default or any right, power, privilege or remedy of any Agent, any Lender or any L/C Issuer under the Credit Agreement or any Loan Document, or constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d) For the avoidance of doubt, it is the intent of the parties that the Credit Agreement, in the form attached hereto as Exhibit C, sets forth the original Credit Agreement and all amendments thereto cumulatively, and represents the terms thereof with all amendments effected through the Effective Date. It is not intended that the amendments to the Credit Agreement effected pursuant to this Amendment, as set forth in Exhibit C, were in existence as of any time prior to the Effective Date, and the terms of the Credit Agreement as they were in effect as of any date prior to the Effective Date shall in no way be modified hereby.

(e) The Borrower hereby confirms that the security interests and Liens granted pursuant to the Loan Documents continue to secure the Obligations and that such security interests and Liens remain in full force and effect.

Section 8. Costs and Expenses. As provided in Section 10.04 (Attorney Costs, Expenses and Taxes) of the Credit Agreement, the Borrower agrees to reimburse the Agents for all reasonable fees, costs and out-of-pocket expenses due and payable by the Borrower pursuant to the Loan Documents, including such costs and expenses (including Attorney Costs) for advice, assistance, or other representation in connection with the preparation, execution and delivery of this Amendment.

Section 9. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 10. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

Section 11. Severability. The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 12. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Receipt by the Administrative Agent of a facsimile copy of an executed signature page hereof shall constitute receipt by the Administrative Agent of an executed counterpart of this Amendment.

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Section 13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed on the date set forth above.

JARDEN CORPORATION, as Borrower

By:	/s/ Ian G.H. Ashken
Name: Ian G. H. Ashken Title: Vice-Chairman, Chief Financial Officer and Secretary

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ Brian S. Perman
Name: Brian S. Perman Title: Authorized Signatory

CITICORP USA, INC., as Syndication Agent

By:	/s/ Robert H. Chen
Name: Robert H. Chen Title: Vice President

EXHIBIT C

AMENDED CREDIT AGREEMENT

See Attached.

CONFORMED COPY

(THROUGH AMENDMENT #7)

$1,530,000,000

CREDIT AGREEMENT

Dated as of January 24, 2005

among

JARDEN CORPORATION

as the Borrower,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent,

CITICORP USA, INC.,

as Syndication Agent,

and

BANK OF AMERICA, N.A.,

NATIONAL CITY BANK OF INDIANA

and

SUNTRUST BANK,

as

Co-Documentation Agents

and

THE LENDERS AND L/C ISSUERS PARTY HERETO

and

LEHMAN BROTHERS INC.

and

CITIGROUP GLOBAL

MARKETS INC.

as

Joint-Lead Arrangers and Joint Book-Running Managers

i

(continued)

(continued)

(continued)

(continued)

v

Page
EXHIBITS
A-1	FORM OF REVOLVING LOAN NOTICE
A-2	FORM OF TERM LOAN INTEREST RATE SELECTION NOTICE
A-3	FORM OF FOREIGN CURRENCY LOAN NOTICE
B	FORM OF SWING LINE LOAN NOTICE
C-1	FORM OF TERM LOAN NOTE
C-2	FORM OF REVOLVING LOAN NOTE
C-3	FORM OF SWING LINE NOTE
D	FORM OF COMPLIANCE CERTIFICATE
E	FORM OF ASSIGNMENT AND ACCEPTANCE
F	FORM OF GUARANTY
G	FORM OF LETTER OF CREDIT REPORT
H	FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
I	FORM OF OPINION OF COUNSEL FOR THE LOAN PARTIES
J	FORM OF PLEDGE AND SECURITY AGREEMENT
K	FORM OF TERM LOAN LENDER ADDENDUM

SCHEDULES

SCHEDULE I-A	TERM LOAN COMMITMENTS
SCHEDULE I-B	REVOLVING CREDIT COMMITMENTS
SCHEDULE II	APPLICABLE LENDING OFFICES AND ADDRESSES FOR NOTICES
SCHEDULE III	PRIOR ACQUISITION EARN-OUTS
SCHEDULE IV	COLEMAN IRB INDENTURES
SCHEDULE V	COLEMAN IRB LEASES
SCHEDULE 2.04(M)	EXISTING LETTERS OF CREDIT
SCHEDULE 2.04 (O)	EXISTING THG LETTERS OF CREDIT
SCHEDULE 4.01(D)	REFINANCED INDEBTEDNESS
SCHEDULE 5.02	CONFLICTS
SCHEDULE 5.05	MAE MATTERS
SCHEDULE 5.09	ENVIRONMENTAL MATTERS
SCHEDULE 5.10	INSURANCE
SCHEDULE 5.12	ERISA MATTERS
SCHEDULE 5.13	OWNERSHIP OF SUBSIDIARIES
SCHEDULE 5.19	OFF-BALANCE SHEET LIABILITIES
SCHEDULE 7.01	EXISTING LIENS
SCHEDULE 7.02	EXISTING INVESTMENTS
SCHEDULE 7.03	OUTSTANDING INDEBTEDNESS
SCHEDULE 7.04	CERTAIN JOINT VENTURES
SCHEDULE 7.05	CERTAIN DISPOSITIONS
SCHEDULE 7.11(B)	CERTAIN BURDENSOME AGREEMENTS

CREDIT AGREEMENT dated as of January 24, 2005 (as amended by that certain Amendment No. 1, dated as of April 11, 2005, that certain Amendment No. 2, dated as of July 18, 2005, that certain Amendment No. 3, dated as of December 21, 2005, that certain Amendment No. 4, dated as of February 24, 2006, that certain Amendment No. 5, dated as of August 23, 2006, that certain Amendment No. 6, dated as of December 14, 2006 and that certain Amendment No. 7, dated as of February 13, 2007, and as it may be further amended, restated, supplemented or otherwise modified from time, to time, the “Credit Agreement”), among JARDEN CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined below), the L/C Issuers (as defined below), LEHMAN COMMERCIAL PAPER INC. (“LCPI”) (as successor to Canadian Imperial Bank of Commerce) as administrative agent for the Lenders and the L/C Issuers (in such capacity, together with any successor in such capacity, the “Administrative Agent”), CITICORP USA, INC. (“CUSA”), as syndication agent for the Lenders and the L/C Issuers (in such capacity, and together with any successor in such capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A. (“BofA”), NATIONAL CITY BANK OF INDIANA and SUNTRUST BANK, as Co-Documentation Agents (collectively, the “Co-Documentation Agents”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders and L/C Issuers make available for the purposes specified in this Agreement a term loan, revolving credit and letter of credit facility; and

WHEREAS, the Lenders and L/C Issuers are willing to make available to the Borrower such term loan, revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2002 Indenture” means that certain Indenture, dated as of April 24, 2002 among the Borrower, the guarantors named therein and The Bank of New York, as Trustee (the “2002 Trustee”), as supplemented by (i) that certain Supplemental Indenture, dated as of May 7, 2003, among the Borrower, the guarantors named therein and the 2002 Trustee, (ii) that certain Second Supplemental Indenture, dated as of May 28, 2003, among the Borrower, the guarantors named therein, and the 2002 Trustee, (iii) that certain Third Supplemental Indenture, dated as of September 25, 2003, among the Borrower, the guarantors named therein and the 2002 Trustee, (iv) that certain Fourth Supplemental Indenture, dated as of April 16, 2004, among the Borrower, the guarantors named therein and the 2002 Trustee, (v) that certain Fifth Supplemental Indenture dated as of July 23, 2004, among the Borrower, the guarantors named therein and the 2002 Trustee, (vi) that certain Sixth Supplemental Indenture dated as of February 24, 2005, among the Borrower, the guarantors named therein and the 2002 Trustee, (vii) that certain Seventh Supplemental Indenture dated as of August 4, 2005, among the Borrower, the guarantors named therein and the 2002 Trustee, (viii) that certain Eighth Supplemental Indenture dated as of August 16, 2006, among the Borrower, the guarantors named therein and the 2002 Trustee, (ix) that certain Ninth Supplemental Indenture dated as of September 22, 2006, among the Borrower, the guarantors named therein and the 2002 Trustee and (x) that certain Tenth Supplemental Indenture dated as of February 13, 2007, among the Borrower, the guarantors named therein and the 2002 Trustee.

“2007 Indenture” means that certain Indenture, dated as of February 13, 2007 between the Borrower and The Bank of New York, as Trustee, as supplemented by the First Supplemental Indenture, dated as of February 13, 2007, among the Borrower, the guarantors named therein and the Trustee.

“Accounts” has the meaning specified in the UCC.

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Acquisition Adjustments” means the adjustments to certain financial terms and computations more particularly described in Section 1.03(c) (Accounting Terms).

“Acquisition Related Earn-Outs” means, collectively, the Prior Acquisition Earn-Outs and the Permitted Acquisition Earn-Outs.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II (Applicable Lending Offices and Addresses for Notices), or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affected Lender” has the meaning specified in Section 3.07(a)(ii) (Substitution of Lenders).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent/Arranger Fee Letter” means each of (a) that certain fee letter, dated as of September 19, 2004, by and among CUSA, CIBC, CGMI and CIBC WMC and accepted by the Borrower on September 19, 2004 relating to certain fees payable by the Borrower in connection with this Agreement and the transactions contemplated hereby, (b) that certain fee letter, dated as of February 13, 2007 by and among LCPI, CUSA, LBI and CGMI and accepted by the Borrower on February 13, 2007 in connection with this Agreement and the transactions contemplated hereby and (c) any additional fee letter entered into as part of any Facilities Increase and executed by, among others, the Borrower and the Agents.

“Agent-Related Persons” means each of the Administrative Agent (including any successor administrative agent) and the Syndication Agent (including any successor syndication agent), in each case, together with its respective Affiliates, and the officers, directors, employees, agents, advisors, representatives and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Aggregate Outstanding Securitization Amount” means, on any date of determination, the sum of all Outstanding Securitization Amounts with respect to all Permitted Receivables Financings.

“Aggregate Revolving Credit Commitments” means, as at the date of determination thereof, the sum of all Revolving Credit Commitments of all Revolving Lenders at such date.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.18 (Submission to Jurisdiction; Service of Process).

“AHI” means American Household, Inc., a Delaware corporation.

“AHI Companies” means AHI and its Subsidiaries acquired by the Borrower in connection with the AHI Acquisition.

“AHI Acquisition” means the Acquisition by the Borrower (or a newly formed, wholly-owned direct Subsidiary of the Borrower) of at least 90% of the Stock of AHI pursuant to the terms and conditions of the AHI Securities Purchase Agreement; provided, that if the Borrower or such Subsidiary acquires greater than 90% but less than 100% of the Stock of AHI on the Closing Date, the Borrower or such Subsidiary, as the case may be, will acquire a 100% ownership interest in AHI by means of a secondary “short-form” merger transaction promptly following such Acquisition on the Closing Date but in no event to occur later than two Business Days after the Closing Date.

“AHI Acquisition Documents” means, individually or collectively as the context may indicate, (i) the AHI Securities Purchase Agreement and (ii) each other material transaction document or instrument entered into or delivered by the Borrower, one or more Subsidiaries of the Borrower, the AHI Sellers and the AHI Companies, or any of them, related to or in connection with the AHI Acquisition.

“AHI Assumed Indebtedness” means the indebtedness described on Schedule 7.03 (Outstanding Indebtedness) that prior to the Closing Date was indebtedness of the AHI Companies and will remain outstanding on and as of the Closing Date in accordance with Section 7.03 (Indebtedness).

“AHI Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of September 19, 2004, by and among AHI, the AHI Sellers and the Borrower, as buyer, together with all exhibits and schedules thereto.

“AHI Sellers” means the “Sellers” as such term is defined in the AHI Securities Purchase Agreement.

“Alternative Currency” means any Denomination Currency and any other lawful currency other than Dollars that is freely transferable into Dollars.

“Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) $50,000,000;

(ii) the sum of $50,000,000.00 and an amount equal to the greater of (x) zero and (y) 50% of Cumulative Consolidated Net Income for the period from the Seventh Amendment Effective Date until the last day of the then most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 (Financial Statements); provided that, for the purposes of Sections 7.07(e) and (g) (Restricted Payments) and Section 7.19 (Subordinated Indebtedness) only, the amount in this clause (ii) shall only be available if the Total Leverage Ratio for the Four-Quarter Period ending on or most recently ended prior to such date is less than 3.75:1.00, determined on a pro forma basis after giving effect to any Restricted Payment or Bond Repurchase actually made pursuant to Sections 7.07(e) and (g) (Restricted Payments) and Section 7.19 (Subordinated Indebtedness); and

(ii) the amount of any capital contributions (other than (x) any Cure Amount or (y) any such contribution consisting of Disqualified Stock) made in cash to, or any proceeds of an Equity Issuance received by, the Borrower from and including the Business Day immediately following the Seventh Amendment Effective Date through and including the Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower, minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 7.02(d)(iv) (Investments) following the Seventh Amendment Effective Date and prior to the Reference Time;

(ii) the aggregate amount of Restricted Payments pursuant to Section 7.07(e) and (g) (Restricted Payments) following the Seventh Amendment Effective Date and prior to the Reference Time; and

(iii) the aggregate amount of Bond Repurchases made pursuant to the proviso to Section 7.19 (Subordinated Indebtedness) (to the extent not disregarded pursuant to clause (y) thereof) following the Seventh Amendment Effective Date and prior to the Reference Time.

“Applicable Margin” means:

(a) (i) with respect to the Segments of the Term Loan B1 maintained as (x) Base Rate Loans, a rate equal to 0.75% per annum and (y) Eurodollar Rate Loans, a rate equal to 1.75% per annum; and

(ii) with respect to the Segments of the Term Loan B2 maintained as (x) Base Rate Loans, a rate equal to 0.75% per annum and (y) Eurodollar Rate Loans, a rate equal to 1.75% per annum;

(b) with respect to any Segments of any Incremental Term Loan, at the rates per annum for Base Rate Loans and Eurodollar Rate Loans to be agreed by the Agents and the Borrower prior to the applicable Facilities Increase Date; and

(c) with respect to the Revolving Loans, Foreign Currency Loans, and the Commitment Fee,

(i) during the period commencing on the Closing Date and ending on the date falling six months after the Closing Date,

(x) with respect to the Revolving Loans maintained as (A) Base Rate Loans, a rate equal to 1.50% per annum and (B) Eurodollar Rate Loans, a rate equal to 2.50% per annum,

(y) with respect to Foreign Currency Loans maintained as Eurocurrency Rate Loans, a rate equal to 2.50% per annum, and

(z) with respect to the Commitment Fee, 0.50% per annum; and

(ii) thereafter, as of any date of determination, (x) with respect to Revolving Loans, a per annum rate equal to the rate set forth below opposite the applicable Type of Loan, (y) with respect to Foreign Currency Loans, a per annum rate equal to the rate set forth below and (z) with respect to the Commitment Fee, a rate per annum equal to the rate set forth below, and in each case, the then applicable Total Leverage Ratio as specified in the applicable Compliance Certificate furnished to the Administrative Agent pursuant to Section 6.02(b) (Certificates; Other Information) set forth below:

Total Leverage Ratio	Revolving Loans and Swing Line Loans		Foreign Currency Loans	Commitment Fee
	Base Rate Loans	Eurodollar Rate Loans	Eurocurrency Rate Loans
Greater than or equal to 3.50 to 1	1.25%	2.25%	2.25%	0.375%
Less than 3.50 to 1 and equal to or greater than 3.00 to 1	1.00%	2.00%	2.00%	0.375%
Less than 3.00 to 1 and equal to or greater than 2.50 to 1	0.75%	1.75%	1.75%	0.375%
Less than 2.50 to 1	0.50%	1.50%	1.50%	0.250%

Changes in the Applicable Margin resulting from a change in the Total Leverage Ratio on the last day of any subsequent fiscal quarter shall be determined based upon the computation of the Total Leverage Ratio set forth in each Compliance Certificate furnished to the Administrative Agent pursuant to Section 6.02(b) (Certificates; Other Information), subject to review and approval of such computation by the Administrative Agent, and shall become effective commencing on the third Business Day following the date such Compliance Certificate is received until the third Business Day following the date on which a new Compliance Certificate is delivered or is required to be delivered, whichever shall first occur. Notwithstanding the provisions of the preceding sentence, if the Borrower shall fail to deliver any such Compliance Certificate within the time period required by Section 6.02(b) (Certificates; Other Information), then the Applicable Margin shall be equal to the highest pricing level set forth above from the date such certificate was due until the third Business Day following the date the appropriate Compliance Certificate is so delivered.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent or the Syndication Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Revolving Loan Notice, Term Loan Interest Rate Selection Notice, Foreign Currency Loan Notice, Swing Line Loan Notice, Facilities Increase Notice, Request for Issuance of Letter of Credit, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06 (Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV (Conditions Precedent to Credit Extensions) or Section 2.04 (Letters of Credit) or any other condition to any Borrowing or other Credit Extension hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.13 (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Member States” means Belgium, Canada, France, Germany, Italy, Luxembourg, the Netherlands, Spain, Sweden and the United Kingdom.

“A/R Collection Agreement” means each agreement entered into by a Subsidiary of the Borrower and an A/R Collection Company, pursuant to which any such Subsidiary shall have purchased the right to require the applicable A/R Collection Company, upon the occurrence of certain events, to purchase from such Subsidiary the outstanding balance of certain Accounts specified therein.

“A/R Collection Company” means each Person party to an A/R Collection Agreement which may, upon the occurrence of certain events, be required by the applicable Subsidiary party to such A/R Collection Agreement to purchase from the applicable Subsidiary the outstanding balance of certain Accounts specified in the applicable A/R Collection Agreement; provided that no Subsidiary or Affiliate of any Loan Party may be an A/R Collection Company.

“Arrangers” means LBI and CGMI, each in its respective capacity as joint lead arranger and joint book-running manager, together with its respective successors in such capacity.

“Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit E (Form of Assignment and Acceptance).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means (i) in the case of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries (prior to giving effect to the AHI Acquisition) and (ii) in the case of AHI and its Subsidiaries, the audited consolidated balance sheet of AHI and its Subsidiaries, in each case for the fiscal year ended December 31, 2003, and the related consolidated statements of operations, changes in Stockholders’ Equity and cash flows for such fiscal year, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.04(b)(iii) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal of Letters of Credit).

“Bankruptcy Code” means title 11, United States Code.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan (including a Segment) bearing interest or to bear interest at the Base Rate.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“Bicycle” means Bicycle Holding, Inc., a Delaware corporation.

“Bicycle Companies” means Bicycle and each of its Subsidiaries that is designated as a “Bicycle Company” on Schedule 5.13 (Ownership of Subsidiaries).

“BofA” has the meaning set forth in the introductory paragraph to this Agreement.

“Bond Repurchases” has the meaning specified in Section 7.19 (Subordinated Indebtedness).

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower’s Accountants” means Ernst & Young LLP or other independent nationally-recognized public accountants of the Borrower reasonably acceptable to the Agents.

“Borrowing” means any of (a) the borrowing under the Term Loan Facility, (b) a Revolving Borrowing, (c) a Foreign Currency Borrowing, (d) a Swing Line Borrowing, or (e) the borrowing under the Facilities Increase, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market; provided, however, that (a) when such term is used for the purposes of determining the date on which the Eurocurrency Base Rate is determined for any loan denominated in Euros for any Interest Period therefor and for purposes of determining the first and last day of any Interest Period, a Target Operating Day or a day of the year on which banks are not required or authorized to close in New York; (b) for notices, determinations, fundings and payments in connection with any Loan denominated in Euros, a Target Operating Day or a day of the year on which banks are not required or authorized to close in New York; (c) for notices, determinations, fundings and payments in connection with any Loan denominated in Yen, a day of the year on which banks are not required or authorized to close in Tokyo, Japan or in New York; (d) for notices, determinations, fundings and payments in connection with any Loan denominated in Canadian Dollars, a day of the year on which banks are not required or authorized to close in Toronto, Canada or in New York; and (e) for notices, determinations, fundings and payments in connection with any Loan denominated in any other Denomination Currency, a day of the year on which banks are not required or authorized to close in such jurisdiction or in New York.

“Canadian Borrower” means Sunbeam Corporation (Canada) Limited.

“Canadian Dollars” and “C$” each mean the lawful money of Canada.

“Canadian Credit Agreement” means that certain Credit Agreement, dated as of the December 21, 2005, by and among the Canadian Borrower, the Local Lenders party thereto, CIBC, as Local Agent, and CUSA, as syndication agent.

“Canadian Term Loans” means the Local Term Loans made pursuant to the Canadian Credit Agreement.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on the applicable statement of cash flows prepared in conformity with GAAP.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be required to be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Captive Insurance Entity” means any wholly-owned Subsidiary or other Person (other than an individual and otherwise reasonably acceptable to the Agents) created solely for the purpose of purchasing or providing, or facilitating the provision of, insurance for products liability, workers compensation, property damage, professional indemnity, employee benefits, employer’s liability and motor and medical expenses, in each case, to the extent that such insurance may be so purchased, provided, or facilitated in accordance with applicable Law.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Eligible Securities (or purchase cash or Eligible Securities with funds received) from the Loan Parties or their respective Subsidiaries or Affiliates or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its reasonable discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the sole dominion and control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Collateralize” means to pledge and deposit in, or deliver to the Administrative Agent for deposit in, a Cash Collateral Account, for the benefit of the applicable L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations plus all fees accrued or to be incurred in connection therewith, cash, Deposit Accounts and all balances therein, in an amount not less than the sum of such L/C Obligations and fees and all proceeds of the foregoing pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Revolving Lenders) and to take all such other action as shall be necessary for the Administrative Agent to have “control” thereof within the meaning of the UCC applicable thereto. Derivatives of such term shall have corresponding meaning. Cash collateral shall be maintained in Approved Deposit Accounts at Deposit Account Banks.

“Cash Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated Interest Expense of such Persons for such period less the Non-Cash Interest Expense of such Persons for such period.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Administrative Agent, any Lender or any Affiliate or any of them) by the Administrative Agent, any Lender or any Affiliate of any of them in connection with this Agreement or any Loan Document (other than Cash Management Documents), including obligations for the payment of fees, interest, charges, expenses, Attorney Costs and disbursements in connection therewith.

“Catterton” means, collectively, Catterton Partners V, L.P., Catterton Partners V Offshore, L.P. and Catterton Coinvest I, L.L.C.

“Certificates of Designations” means, collectively, the Series B Certificate of Designations and the Series C Certificate of Designations.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means an event or series of events by which:

(a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding (x) the Sponsor (other than Catterton and its Control Investment Affiliates), (y) any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (z) Martin Franklin, Ian Ashken or either of them, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the Voting Stock of the Borrower on a fully diluted basis (as defined below) or (ii) the Sponsor (other than Catterton and its Control Investment Affiliates) becomes the “beneficial owner”, directly or indirectly, of 40% or more of the Voting Stock of the Borrower on a fully diluted basis; provided, that for purposes of this definition, (x) a person or group shall be deemed to have “beneficial ownership” of all Voting Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time) and (y) any determination of the percentage of Voting Stock beneficially owned by any person or group on a fully diluted basis shall take into account all such Voting Stock that such person or group has the right to acquire pursuant to any option right; or

(b) any “Recapitalization” (as such term is defined in the Sponsor Equity Purchase Agreement) occurs; or

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (who qualify under any one of the following) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CIBC” means Canadian Imperial Bank of Commerce, acting through one or more of its agencies, branches or Affiliates.

“CIBC WMC” means CIBC World Markets Corp.

“Citibank” means Citibank, N.A.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is issued (or deemed issued pursuant to Section 2.04(m) (Existing Letters of Credit)).

“Closing Date Term Loan” has the meaning specified in Section 2.01(a) (Term Loan; Facilities Increase).

“Closing Related Documents” means, collectively, (i) the Sponsor Equity Documents, (ii) each Local Credit Facility Guaranty, and (iii) all Permitted Acquisition Documents delivered by the Borrower on or after the Closing Date.

“Closing Transactions” means, collectively, the transactions contemplated in connection with the consummation of the AHI Acquisition, the making of the Sponsor Equity Financing, the initial Borrowing of the Loans and other Credit Extensions under this Agreement, the refinancing of the Refinanced Indebtedness and the assumption of the AHI Assumed Indebtedness and the payment of related fees and expenses.

“Co-Documentation Agents” has the meaning specified in the introductory paragraph to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations issued pursuant thereto.

“Coleman” means The Coleman Company, Inc., a Delaware corporation.

“Coleman IRB Bonds” means those certain industrial revenue bonds issued pursuant to the Coleman IRB Indentures.

“Coleman IRB Documents” means each of the Coleman IRB Indentures, the Coleman IRB Leases and each other material transaction document or instrument entered into or delivered by Coleman in connection therewith.

“Coleman IRB Indentures” means, collectively, (a) each of the indenture and each supplemental indenture listed on Schedule IV (Coleman IRB Indentures) and (b) each supplemental indenture entered into by Coleman after the Closing Date on substantially the same terms as the Coleman IRB Indentures entered into prior to the Closing Date, and otherwise in form and substance satisfactory to the Agents, providing for Coleman IRB Bonds in an aggregate amount reasonably acceptable to the Agents.

“Coleman IRB Leases” means, collectively, (a) each lease and each supplemental lease listed on Schedule V (Coleman IRB Leases) and (b) each supplemental lease entered into by Coleman after the Closing Date on substantially the same terms as the Coleman IRB Leases entered into prior to the Closing Date and otherwise in form and substance satisfactory to the Agents.

“Collateral” means, collectively, all property of the Borrower, any Subsidiary or any other Person in which the Administrative Agent or any Lender is granted a Lien under any Collateral Document as security for all or any portion of the Obligations, any other obligation arising under any Loan Document or any other obligation or liability arising under any Related Swap Contract or any Cash Management Document, but shall not include any Gaming Authorizations to the extent prohibited by applicable Gaming Laws.

“Collateral Documents” means, collectively or individually as the context may indicate, the Pledge and Security Agreement, each Intellectual Property Security Agreement and all other agreements (including any Deposit Account Control Agreement or Securities Account Control Agreement delivered prior to the Seventh Amendment Effective Date or pursuant to Section 6.18 (Control Accounts; Approved Deposit Accounts)), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations, any other obligation under any Loan Document and any obligation or liability arising under any Related Swap Contract, as any of them may be amended, modified or supplemented from time to time.

“Collection Account” shall have the meaning given to such term in the Securitization Facility Documents.

“Commission” means the U.S. Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, and any Outstanding Amount owing to such Lender under the Term Loan Facility, if any, and “Commitments” means the Aggregate Revolving Credit Commitments of all Lenders and the aggregate Outstanding Amount with respect to the Term Loan.

“Commitment Fee” has the meaning specified in Section 2.10(a) (Fees).

“Compensation Period” has the meaning specified in Section 2.13(c)(ii) (Payments Generally).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D (Form of Compliance Certificate).

“Confidential Information Memorandum” means the confidential information memorandum dated October 20, 2004 used by the Arrangers in connection with the syndication of the Facilities.

“Consolidated Current Assets” means all assets of the Borrower and its Subsidiaries (other than cash and Eligible Securities) which would be classified as a current asset, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Liabilities” means all liabilities of the Borrower and its Subsidiaries which by their terms are payable within one year (but excluding all Consolidated Funded Indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of Indebtedness having a maturity date in excess of one year), all determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries, an amount equal to the sum (without duplication) of (a) Consolidated Net Income for such period; and (b) to the extent Consolidated Net Income has been reduced thereby: (i) all income taxes and foreign withholding taxes and taxes based on capital and commercial activity (or similar taxes) of the Borrower and its Subsidiaries paid or accrued in accordance with GAAP for such period; (ii) Consolidated Interest Expense; (iii) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP; (iv) Permitted Restructuring Charges, facilities relocation costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions; (v) any expenses or charges related to any Equity Issuance, permitted Investment, Permitted Acquisition, Disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions; (vi) any write offs, write downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; (vii) the amount of any expense related to minority interests; (viii) the amount of any Acquisition Related Earn-Outs, contingent consideration or deferred purchase price of any kind in conjunction with acquisitions; (ix) any costs or expenses incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Securities of the Borrower (other than Disqualified Stock); minus (c) (without duplication) non-cash gains increasing Consolidated Net Income for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charges” means, with respect to the Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Cash Interest Expense, and (ii) scheduled payments of Consolidated Funded Indebtedness (excluding the amortization payments of the Term Loan scheduled for the fiscal year of the Borrower ending on December 31, 2011 and the Stated Closing Date Term Loan Maturity Date), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Indebtedness of the type specified in clauses (i), (iv), (v) and (vi) of the definition of “Indebtedness” and non-contingent obligations of the type specified in clause (ii) of such definition; provided, that neither (i) Prior-Acquisition Earn-Outs and Permitted Acquisition Earn-Outs nor (ii) any Indebtedness permitted pursuant to Section 7.03(n) (Indebtedness) hereof shall be considered “Consolidated Funded Indebtedness” for purposes of the Credit Agreement and the other Loan Documents.

“Consolidated Interest Expense” means, for the Borrower and its Subsidiaries for any period, (a) consolidated total interest expense of the Borrower and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance of such Persons for such period minus (b) consolidated net gains of the Borrower and its Subsidiaries under all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance of such Persons for such period and minus (c) any consolidated interest income of such Persons for such period, in each case as recorded by the Borrower pursuant to GAAP.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication: (i) gains and losses from Dispositions and the related tax effects according to GAAP; (ii) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP; (iii) the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP; (iv) solely for the purpose of determining the amount available for the calculation of the Applicable Amount, the net income of any Subsidiary of the Borrower (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by such Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Subsidiary thereof in respect of such period, to the extent not already included therein; (v) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; (vi) the net loss of any Person, other than a Subsidiary of the Borrower; (vii) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; (viii) all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Stock or warrants or options to purchase Stock), and the related tax effects according to GAAP; (ix) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with Permitted Acquisitions; (x) the net income of any Person, other than a Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Subsidiary of the Borrower by such Person; and (xi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges, impairments and expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

“Consolidated Total Assets” means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as of any date on which the amount thereof is to be determined, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the bylaws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contingent Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring or holding harmless in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Continuation” and “Continue” mean, (i) with respect to any Eurodollar Rate Loan, the continuation of such Eurodollar Rate Loan as a Eurodollar Rate Loan on the last day of the Interest Period for such Loan and (ii) with respect to any Eurocurrency Rate Loan, the continuation of such Eurocurrency Rate Loan as a Eurocurrency Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate” means, as to any Person, (i) any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies and (ii) any limited partner or member of such Person, so long as such Person controls the voting rights of such limited partner or member with respect to the Capital Stock of such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise and “controlled” has a meaning correlative thereto.

“Conversion” and “Convert” mean the conversion of a Loan from one Type to another Type.

“Cost Affected Lender” has the meaning specified in Section 3.07(a)(i)(C) (Substitution of Lenders).

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the Dollar Equivalent of the following (without duplication): (i) the value of the Stock or Stock Equivalents of the Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and Fair Market Value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness of the types described in clauses (i), (iv), (v) and (vi) of the definition thereof incurred, assumed, acquired or repaid by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earn-outs and other Contingent Obligations that should be recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (vi) the aggregate Fair Market Value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition that should be recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, and (vii) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized in accordance with GAAP. For purposes of determining the Cost of Acquisition for any transaction, the Stock of the Borrower shall be valued (I) in the case of Stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of Stock, as determined by the Board of Directors of the Borrower and, if requested by the Agents, determined to be a reasonable valuation by the Borrower’s Accountants.

“Cost of Funds” shall mean, with respect to the Foreign Currency Fronting Lender, the rate of interest which reflects the cost to the Foreign Currency Fronting Lender of obtaining funds of the type utilized to fund any Credit Extension to the Borrower in the local market for the period during which such Credit Extension is outstanding.

“Credit Extension” means each Borrowing and each L/C Credit Extension, as the case may be.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“Cure Amount” has the meaning specified in Section 7.13 (Financial Covenants).

“Cure Right” has the meaning specified in Section 7.13 (Financial Covenants).

“CUSA” has the meaning set forth in the introductory paragraph to this Agreement.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (i) of the definition of “Indebtedness” by the Borrower or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to:

(i) in the case of Base Rate Loans, the Base Rate plus the Applicable Margin for such Loans plus 2% per annum;

(ii) in the case of Eurodollar Rate Loans, (x) prior to the expiration of the then applicable Interest Period for such Loans, the Eurodollar Rate plus the Applicable Margin for such Loans plus 2% per annum and (y) thereafter, the Base Rate plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans plus 2% per annum;

(iii) in the case of Eurocurrency Rate Loans, (x) prior to the expiration of the then applicable Interest Period for such Loans, the Eurocurrency Rate plus the Applicable Margin for such Loans plus 2% per annum and (y) thereafter, (I) to the extent that such Loans remain outstanding as Eurocurrency Rate Loans, the Eurocurrency Rate for an Interest Period of one month plus the Applicable Margin for such Loans plus 2% per annum and (II) to the extent that such Loans are converted to Dollar denominated Revolving Loans, the Base Rate plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans plus 2% per annum; and

(iv) for all other Obligations, the Base Rate plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans plus 2% per annum.

“Defaulting Lender” means, at any time of determination thereof, any Lender that has failed to fund any portion of the Revolving Loans, the Term Loan, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder, except to the extent that any such failure to fund is based on a good-faith dispute about such Lender’s obligation so to fund, of which dispute the Administrative Agent has been informed in writing in reasonable detail.

“Denomination Currency” means any of Canadian Dollars, Euros, Yen and each other Alternative Currency designated as a “Denomination Currency” in accordance with Section 2.16 (Designation of Additional Denomination Currencies).

“Deposit Account” has the meaning specified in the Pledge and Security Agreement.

“Deposit Account Bank” means a financial institution selected or approved by the Agents.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Direct Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary a majority of whose Voting Stock, or a majority of whose Subsidiary Securities, are owned by the Borrower or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalents.

“Disqualified Stock” means any Equity Security which, by its terms (or by the terms of any security or other Equity Securities into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Securities that would constitute Disqualified Stock, in each case, on or prior to the first anniversary of the Stated Term Loan Maturity Date.

“Dollar” and “$” each mean the lawful money of the United States of America.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by CIBC in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender or any Affiliate or Approved Fund of such Lender, (b) a commercial bank having total assets in excess of the Dollar Equivalent of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of the Dollar Equivalent of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and the Borrower or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of the Dollar Equivalent of $250,000,000.

“Eligible Securities” means the following obligations and any other obligations approved prior to their incurrence in writing by the Administrative Agent:

(a) Government Securities;

(b) Other Securities;

(c) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody’s;

(d) interest bearing demand or time deposits issued by any Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least the Dollar Equivalent of $400,000,000 and being rated “A” or better by S&P or “A” or better by Moody’s; and

(e) Repurchase Agreements.

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Claim” means any action, suit, proceeding, arbitration, claim, complaint, decree or lawsuit seeking damages or an order, injunction or similar relief against the Company or any of its Subsidiaries by any Person alleging personal injury, property damage or other potential liability, including any clean-up liability, arising out of, based on or resulting from any actual or threatened (a) release or disposal, or the presence in the environment, of any Hazardous Materials at any location, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or (c) exposure to any Hazardous Materials.

“Environmental Laws” means all Laws (a) related to Releases or threatened Releases of any Hazardous Materials in soil, surface water, groundwater or air, (b) governing the use, treatment, storage, disposal, transport or handling of Hazardous Materials or (c) related to the protection of the environment, natural resources or human health or safety (as it relates to environmental protection). Such “Environmental Laws” include, but are not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act and the Occupational Safety and Health Act (but only to the extent it regulates occupational exposure to Hazardous Materials) and their respective state, local or foreign analogs and the regulations or orders enacted or promulgated pursuant to such Laws.

“Environmental Liabilities” means (a) clean-up costs (or other reasonably associated expenses) incurred by the Borrower or any of its Subsidiaries in connection with the environmental conditions for which the Borrower or any of its Subsidiaries is responsible at any Real Property of the Borrower or any such Subsidiary) and (b) damages, costs, fines, charges, penalties or other regulatory assessments for any non-compliance at any Real Property of the Borrower or any of its Subsidiaries with any Environmental Laws imposed or incurred by the Borrower or any of its Subsidiaries as a result of or in connection with an Environmental Claim (including, in the case of clauses (a) and (b) above, settlement costs, court costs and any reasonable Attorneys Costs or expert or consulting fees and expenses incurred in connection with defending any actions, but excluding indirect, punitive, special or exemplary damages and unforeseen or other consequential damages).

“Environmental Permits” means all Permits required under Environmental Laws.

“Equity Issuance” means the issue or sale of any Equity Securities of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Subsidiary of the Borrower.

“Equity Securities” means, with respect to any Person at any time, the Stock of such Person, and, if applicable, the Stock Equivalents of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Foreign Currency Fronting Lender pursuant to the following formula:

Eurocurrency Base Rate
1.00 – Eurodollar Reserve Percentage

Where “Eurocurrency Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Foreign Currency Fronting Lender to be the offered rate that appears on page 3750 of the Telerate screen (or any successor thereto) (or such other page of the Telerate as is customary for the relevant Denomination Currency) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant Denomination Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Foreign Currency Fronting Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant Denomination Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Foreign Currency Fronting Lender as the rate of interest at which deposits in the relevant Denomination Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, Continued or Converted by CIBC in its capacity as a Lender and with a term equivalent to such Interest Period that would be offered to CIBC in the London interbank eurocurrency market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

The determination of the Eurocurrency Rate by the Foreign Currency Fronting Lender shall be conclusive in the absence of manifest error.

“Eurocurrency Rate Loan” shall mean each Foreign Currency Loan hereunder at such time as it is made and/or being maintained at a rate of interest based upon the Eurocurrency Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where “Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on page 3750 of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars

(for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, Continued or Converted by CIBC in its capacity as a Lender and with a term equivalent to such Interest Period that would be offered to CIBC in the London interbank eurodollar market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

“Eurodollar Rate Loan” means a Loan (including a Segment) bearing interest or to bear interest at the Eurodollar Rate.

“Eurodollar Rate Segment” means a Segment bearing interest or to bear interest at the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period for any Eurodollar Rate Loan or any Eurocurrency Rate Loan, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB (or any other Governmental Authority having jurisdiction with respect thereto) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and the Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall each be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage by the Administrative Agent (or in the case of any Foreign Currency Loan, the Foreign Currency Fronting Lender) shall be conclusive in the absence of manifest error.

“Euros” and “€” each mean the lawful money of the member states of the European Union.

“Event of Default” means any of the events or circumstances specified in Section 8.01 (Events of Default).

“Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries for any fiscal year, (i) Consolidated EBITDA for such period (including therein any net gain or loss, as applicable, of an extraordinary nature otherwise excluded from the calculation thereof in the definition of

“Consolidated Net Income” and excluding the pro forma historical results of operations of Persons acquired in connection with Permitted Acquisitions prior to the date of the acquisition thereof by the Borrower or its Subsidiaries), plus, without duplication, (ii) the cash provided by changes in Consolidated Working Capital of the Borrower during such period, as reflected on the Borrower’s statement of cash flows, minus, without duplication, (iii) (A) the cash used by changes in Consolidated Working Capital of the Borrower during such period, as reflected on the Borrower’s statement of cash flows; (B) Capital Expenditures for such period; (C) Consolidated Fixed Charges for such period; (D) cash payments made during such period constituting all or part of any Prior Acquisition Earn-Out or any Permitted Acquisition Earn-Out; (E) the amount of any pension contributions paid in cash during such period; (F) the amount of any Environmental Liabilities paid in cash during such period; (G) the amount of any litigation settlement payments made in cash during such period; (H) the amount of Permitted Restructuring Charges during such period that are paid or accrued for such periods; (I) taxes paid in cash during such period; (J) cash used during such period to consummate a Permitted Acquisition to the extent not financed with the proceeds of long-term Indebtedness, Indebtedness permitted pursuant to Section 7.03(n) (Indebtedness) hereof, Equity Issuances or other proceeds from a financing transaction that would not be included in Consolidated EBITDA; and (K) solely with respect to the 2006 fiscal year of the Borrower, any amounts designated as a 2006 Excess Cash Flow deduction by the Borrower and paid on or prior to March 15, 2007 in respect of working capital adjustments related to the PM Acquisition.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing AHI Agent” means General Electric Capital Corporation, in its capacity as administrative agent under the Existing AHI Credit Agreement.

“Existing AHI Credit Agreement” means that certain Credit Agreement, dated as of December 18, 2002, among AHI, as borrower, the lenders and issuers party thereto and the Existing AHI Agent, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Jarden Agent” means CIBC, in its capacity as administrative agent under the Existing Jarden Credit Agreement.

“Existing Jarden Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of June 11, 2004, among the Borrower, the lenders and issuers party thereto, CIBC, as administrative agent, Citicorp North America, Inc., as syndication agent, and National City Bank of Indiana and BofA, as co-documentation agents, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Letters of Credit” has the meaning specified in Section 2.04(m) (Existing Letters of Credit).

“Existing THG Letters of Credit” has the meaning specified in Section 2.04(o) (Existing THG Letters of Credit).

“Facility” means any one or both, as the context may require, of the Revolving Credit Facility and the Term Loan Facility.

“Facilities Increase” has the meaning specified in Section 2.01(b)(i) (Term Loan; Facilities Increase).

“Facilities Increase Date” has the meaning specified in Section 2.01(b)(iii) (Term Loan; Facilities Increase).

“Facilities Increase Notice” means a notice from the Borrower to the Agents requesting a Facilities Increase, which may include any proposed term and condition for such proposed Facilities Increase but shall include in any event the amount of such proposed Facilities Increase.

“Factoring Agreement” means an agreement (other than an A/R Collection Agreement) by and between the Borrower or a Subsidiary and a Factoring Company pursuant to which the Borrower or such Subsidiary shall sell, transfer and assign its rights, title and interests in certain accounts receivable, specifically identified therein, to a Factoring Company, a copy of which has been provided to the Administrative Agent prior to its execution and delivery by all parties thereto and the terms of which are acceptable to the Administrative Agent in form and substance in its reasonable discretion.

“Factoring Arrangements” means, collectively, each A/R Collection Agreement and each Factoring Agreement.

“Factoring Company” means that certain Person party to any Factoring Agreement to whom the Borrower or a Subsidiary sells, transfers and assigns its right, title and interests in certain accounts receivable pursuant to the terms of such Factoring Agreement.

“Fair Market Value” means (a) with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable security that cannot be valued in accordance with the preceding clause (a), at any date, the average closing sale price of such security measured for the period of five Business Days immediately preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the Agents.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to LCPI on such day on such transactions as determined by the Administrative Agent.

“First Facilities Increase” means that certain Facilities Increase effective on April 11, 2005 providing for Incremental Term Loans in an aggregate principal amount of $100,000,000.

“Foreign Currency Borrowing” means a borrowing consisting of simultaneous Foreign Currency Loans having the same Interest Period, made by the Foreign Currency Fronting Lender pursuant to Section 2.02(b) (Revolving Loans; Foreign Currency Loans).

“Foreign Currency Fronting Fee” has the meaning specified in Section 2.10(b) (Fees).

“Foreign Currency Fronting Lender” means LCPI, acting through one or more of its agencies, branches or Affiliates, in its capacity as fronting bank for the Revolving Lenders with respect to Foreign Currency Loans.

“Foreign Currency Loan Notice” means a notice of (a) a Foreign Currency Borrowing, (b) a Conversion of Foreign Currency Loans or (c) a Continuation of Foreign Currency Loans as the same Type, pursuant to Section 2.03(b) (Borrowings, Conversions and Continuations), substantially in the form of Exhibit A-3 (Form of Foreign Currency Loan Notice).

“Foreign Currency Loans” means revolving loans that are denominated in a Denomination Currency, bear interest at the Eurocurrency Rate and made by the Foreign Currency Fronting Lender pursuant to Section 2.02(b) (Revolving Loans; Foreign Currency Loans).

“Foreign Currency Sublimit” shall mean $50,000,000.

“Foreign Subsidiary” means each Subsidiary that is not a Domestic Subsidiary.

“Four-Quarter Period” means a period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries, taken together as one accounting period.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied with respect to accounting principles.

“Gaming Authority” means any Governmental Authority that holds regulatory, licensing or permit authority with respect to gaming matters within its jurisdiction.

“Gaming Authorizations” means any and all permits, licenses, findings of suitability, authorizations, approvals, plans, directives, consent orders or consent decrees of or from any federal, state or local court, or any Governmental Authority (including any Gaming Authority) required by any Gaming Authority or under any Gaming Law.

“Gaming Laws” means all statutes, rules, regulations, ordinances, codes, administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming activities conducted by the Borrower or any of its Subsidiaries within its jurisdiction.

“Government Securities” means, collectively, (i) direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America, (ii) securities issued by any state or municipality within the United States (or, in the case of securities arising from student loans, approved by any such state or municipality) that are rated “A-1” or better by S&P or “P-1” or better by Moody’s and (iii) securities issued or fully guaranteed or insured by any Approved Member State, or an agency or instrumentality thereof (provided, that the full faith and credit of the applicable Approved Member State is pledged in support of those securities) and having maturities of not more than one year.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity (other than one performing solely a commercial function) owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any Gaming Authority.

“Guarantors” means, collectively or individually as the context may indicate, each Domestic Subsidiary of the Borrower and each other Person, in each case, that is or becomes a party to the Guaranty; provided, that no Securitization Entity shall be considered a Guarantor hereunder.

“Guaranty” means that certain Guaranty Agreement dated as of the Closing Date (as amended, restated, supplemented or modified from time to time) among the Guarantors and the Administrative Agent substantially in the form of Exhibit F (Form of Guaranty), as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all materials, substances or wastes characterized, classified or otherwise regulated under any Environmental Laws as hazardous, toxic, radioactive, or a pollutant, contaminant or explosive or words of similar meaning or effect, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.04(c)(i) (Drawings and Reimbursements; Funding of Participations).

“Immaterial Subsidiary” means any Domestic Subsidiary that (i) has total assets (including Equity Securities of other Subsidiaries), when aggregated with the assets of all other Subsidiaries previously or substantially simultaneously to be designated as “Immaterial Subsidiaries,” of less than 10% of the total domestic assets of the Borrower and its Subsidiaries (calculated as of the most recent fiscal period with respect to which the Agents shall have received financial statements required to be delivered pursuant to Sections 6.01(a) or (b) (Financial Statements)), and (ii) has revenues, when aggregated with the revenues of all other Subsidiaries previously or substantially simultaneously to be designated as “Immaterial Subsidiaries,” of less than 10% of total revenues of the Borrower and its Domestic Subsidiaries (calculated as of the most recent fiscal period with respect to which the Agents shall have received financial statements required to be delivered pursuant to Sections 6.01(a) or (b) (Financial Statements)).

“Incremental Debt” has the meaning set forth in Section 1.03(c)(ii) (Accounting Terms).

“Incremental Lender” has the meaning set forth in Section 2.01(b) (Term Loan; Facilities Increase).

“Incremental Revolving Lender” has the meaning set forth in Section 2.01(b) (Term Loan; Facilities Increase).

“Incremental Term Loan” has the meaning set forth in Section 2.01(b)(i) (Term Loan; Facilities Increase).

“Incremental Term Loan Lender” has the meaning set forth in Section 2.01(b) (Term Loan; Facilities Increase).

“Indebtedness” means, as to any Person at a particular time, all of the following without duplication, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) all direct or Contingent Obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii) net obligations under any Swap Contract in an amount equal to the Swap Termination Value thereof;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable in the ordinary course of business);

(v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) Capital Leases and Synthetic Lease Obligations;

(vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, and

(viii) all Contingent Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For the avoidance of doubt, (x) the Series B Preferred Stock and, prior to the seven month anniversary of the Closing Date, the Series C Preferred Stock and (y) so long as Coleman is the owner of all of the outstanding Coleman IRB Bonds, the obligations of Coleman under the Coleman IRB Indentures and the Coleman IRB Leases, shall not be considered “Indebtedness” for purposes of the Credit Agreement and the other Loan Documents.

“Indemnified Matters” has the meaning set forth in Section 10.05(a) (Indemnification).

“Indemnitee” has the meaning set forth in Section 10.05(a) (Indemnification).

“Informational Website” has the meaning set forth in Section 6.02 (Certificates; Other Information).

“Insurance Coverage” means insurance coverage provided by a policy of insurance or by a program of self-insurance to the extent permitted under this Agreement.

“Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” has the meaning specified in the Pledge and Security Agreement.

“Interbank Offered Rate” has the meaning therefor set forth in the definition of Eurodollar Rate.

“Interest Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA for such period to (ii) Cash Interest Expense for such period.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan or Eurocurrency Rate Loan the last day of the relevant Interest Period, any date that such Loan is prepaid or, in the case of Eurodollar Rate Loans, Converted, in whole or in part, and the Revolving Credit Maturity Date, or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls every three months after the beginning of such Interest Period; and (b) as to any Base Rate Loan or Swing Line Loan,

the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date, or the Term Loan Maturity Date, as applicable; provided, further, that interest accruing at the Default Rate, if applicable, shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, (a) for each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or on the date any Loan is Continued as or Converted into a Eurodollar Rate Loan and ending, in each case, on the date which is one, two, three or six months thereafter (or, if available to all Lenders, nine or twelve months thereafter), as selected by the Borrower in its Revolving Loan Notice or Term Loan Interest Rate Selection Notice and (b) for each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or on the date any Loan is Continued as or Converted into a Eurocurrency Rate Loan and ending, in each case, on the date which is one, two or three months thereafter, as selected by the Borrower in its Foreign Currency Loan Notice; provided that in each case:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Stated Maturity Date or, with respect to any Segment of the Term Loan, the Stated Term Loan Maturity Date.

“International Holding Company” means each Domestic Subsidiary of the Borrower that owns no assets or property other than the Voting Stock of one or more Foreign Subsidiaries. For purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

“Intropack” means Intropack, a Korean corporation.

“Intropack Agreement” means that certain Intellectual Property Assignment Agreement, dated as of November 27, 2002, by and among Tilia International, Inc., Intropack and Kyul Joo Lee, an individual, pursuant to which Tilia International, Inc., a Guarantor, has acquired, and will acquire, certain Intellectual Property useful in the business of the Loan Parties.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Stock or Stock Equivalents of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but including subsequent amounts of Investments in the same Person at the time such amount is actually invested, whether pursuant to earn-outs, working capital adjustments or other Contractual Obligations, or otherwise.

“IRS” means the United States Internal Revenue Service and any successor Governmental Authority performing a similar function.

“Joint Venture” means any Person (a) that is not a Loan Party or a Subsidiary of a Loan Party and (b) for which the Loan Parties and their Subsidiaries, taken as a whole, are, directly or indirectly, the beneficial owners of 5% or more of the Stock or Stock Equivalents thereof in the aggregate.

“Judgment Currency” has the meaning specified in Section 10.18 (Submission to Jurisdiction; Service of Process).

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LBI” means Lehman Brothers Inc.

“LCPI” means Lehman Commercial Paper Inc., acting through one or more of its agencies, branches or Affiliates.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Revolving Share as set forth in Section 2.04(c) (Drawings and Reimbursements; Funding of Participations).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) each of CIBC, CUSA, BofA (including with respect to the Existing Letters of Credit) and Wachovia (or Affiliates of any of them, including, in the case of CUSA, Citibank), each in their respective capacities as issuers of Letters of Credit hereunder and (ii) each other Lender or Affiliate of a Lender that hereafter becomes an L/C Issuer with the approval of the Agents and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Agents and the Borrower to be bound by the terms hereof applicable to L/C Issuers.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Line Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or as the “Foreign Currency Fronting Lender”, (b) from time to time becomes a party hereto pursuant to a duly executed Assignment and Acceptance, (c) from time to time becomes the Foreign Currency Fronting Lender hereunder pursuant to Section 2.17 (Resignation or Removal of the Foreign Currency Fronting Lender) or (d) becomes a party hereto in connection with a Facilities Increase by execution of an assumption agreement, in form and substance reasonably satisfactory to the Agents and the Borrower, in connection with such Facilities Increase.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule II (Applicable Lending Offices and Addresses for Notices), or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by an L/C issuer hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means the request for the issuance or amendment of a Letter of Credit, substantially in the form of Exhibit H (Form of Request for Issuance of Letter of Credit) or, to the extent acceptable to the applicable L/C Issuer, the electronic equivalent thereof containing substantially the same information.

“Letter of Credit Expiration Date” means the day that is five days prior to the Stated Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(i) (Letter of Credit Fees).

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of the Aggregate Revolving Credit Commitments at such time and the Dollar Equivalent of $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Laws of any jurisdiction) of or in property securing any obligation to, or a claim by a Person other than the owner of such property, whether statutory, by contract or otherwise, including the interest of a purchaser of accounts receivable.

“Loan” means an extension of credit by a Lender to the Borrower under Article II (The Commitments and Credit Extensions) in the form of a Revolving Loan, a Foreign Currency Loan, the Term Loan or a Swing Line Loan, including any Segment, as the context requires.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranty, each Collateral Document, the Local Credit Facility Intercreditor Agreement, the Agent/Arranger Fee Letter, each Revolving Loan Notice, each Foreign Currency Loan Notice, each Term Loan Interest Rate

Selection Notice, each Letter of Credit Application, each Compliance Certificate, each Cash Management Document, each Related Swap Contract and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or either Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Collateral Document.

“Local Agent” means each administrative agent in respect of each Local Credit Facility.

“Local Borrower” means each Foreign Subsidiary that is a borrower under a Local Credit Facility.

“Local Credit Facility” means each loan or line of credit (x) made available by one or more Local Lenders to a Foreign Subsidiary of the Borrower pursuant to the applicable Local Credit Documents and (y) guaranteed by the Borrower pursuant to a Local Credit Facility Guaranty.

“Local Credit Facility Documents” means, with respect to any Local Credit Facility, each promissory note, loan agreement, Local Related Swap Contract, Local Credit Facility Guaranty and each other material transaction document or instrument entered into or delivered by the applicable Foreign Subsidiary, the Borrower and any other Subsidiary relating to or in connection with such Local Credit Facility, each in form and substance satisfactory to the Agents.

“Local Credit Facility Guaranty” means each guaranty agreement entered into by the Borrower in favor of a Local Agent or the applicable Local Lenders, in form and substance satisfactory to the Agents, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Local Credit Facility Guaranty Obligations” means the obligations, covenants and duties of the Borrower under each Local Credit Facility Guaranty.

“Local Credit Facility Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 21, 2005, by and among the Borrower, each Local Borrower, the Administrative Agent and each Local Lender (or Local Agent in respect of such Local Lenders) in respect of each Local Credit Facility.

“Local Facility Agent” means with respect to any Local Credit Facility, the Local Agent and, if applicable, the syndication agent and/or documentation agent in respect of such Local Credit Facility.

“Local Lender” means each bank or other financial institution (in each case, reasonably acceptable to the Agents), that provides a Local Credit Facility to a Local Borrower (and, solely to the extent of any obligations relating directly to the applicable Local Loans, Affiliates or Subsidiaries of such banks or financial institutions (in each case, such Affiliates or Subsidiaries to be reasonably acceptable to the Agents)).

“Local Loans” means the Local Term Loans and the Local Revolving Loans.

“Local Related Swap Contracts” means all Swap Contracts which are entered into or maintained with a Local Facility Agent, a Local Lender or an Affiliate of a Local Facility Agent or Local Lender which are permitted or required by the express terms of the applicable Local Loan Documents.

“Local Revolving Loans” means the revolving credit loans or other extensions of credit (other than Local Term Loans), if any, made pursuant to any Local Credit Facility.

“Local Term Loans” means the term loans made pursuant to any Local Credit Facility.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) (i) on the Closing Date, the business, assets, operations, properties, condition (financial or otherwise), liabilities (contingent or otherwise) or prospects of (A) the Borrower and its Subsidiaries, taken as a whole (including after giving effect to the AHI Acquisition), or (B) the AHI Companies, in each case since December 31, 2003 and (ii) after the Closing Date, the business, assets, operations, properties, condition (financial or otherwise), liabilities (contingent or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole (including after giving effect to each Permitted Acquisition) since December 31, 2003; (b) the ability of the Borrower or the Loan Parties to pay or perform their respective obligations under each Loan Document to which it is party; (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) the ability of the Agents, the Foreign Currency Fronting Lender and/or the Syndicated Lenders to enforce their respective rights and remedies under the Loan Documents.

“Material Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Maximum Rate” has the meaning specified in Section 10.10 (Interest Rate Limitation).

“Minimum Currency Borrowing Amount” means (i) in the case of Canadian Dollars, a principal amount equal to C$5,000,000 or a whole multiple of C$1,000,000 in excess thereof; (ii) in the case of Euros, a principal amount equal to €4,000,000 or a whole multiple of €1,000,000 in excess thereof; (iii) in the case of Yen, a principal amount equal to ¥500,000,000 or a whole multiple of ¥100,000,000 in excess thereof and (iv) in the case of any other Denomination Currency permitted under this Agreement, an amount to be agreed by the Foreign Currency Fronting Lender, the Administrative Agent and the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Net Proceeds” means:

(i) with respect to any Disposition by the Borrower or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such Disposition and (C) all taxes required to be paid or accrued as a result of any gain recognized in connection therewith;

(ii) with respect to any Debt Issuance or Equity Issuance, cash payments received by the Borrower or any Subsidiary therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance; and

(iii) with respect to any Property Loss Event, any cash payments received by the Borrower or any Subsidiary therefrom, including cash insurance payments received by the Borrower or any Subsidiary, as and when received, net of all direct out of pocket costs and expenses incurred in the collection of claims, together with any taxes required to be paid or accrued as a consequence of the receipt of such insurance proceeds.

“Non-Cash Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the sum of the following amounts to the extent included in the definition of Consolidated Interest Expense (a) the amount of debt discount and debt issuance costs amortized and (b) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“Non-Consenting Lender” has the meaning specified in Section 10.01(c) (Amendments, Etc.).

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Non-U.S. Lender” has the meaning specified in Section 10.15 (Tax Forms).

“Nonrenewal Notice Date” has the meaning specified in Section 2.04(b)(iii) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal of Letters of Credit).

“Notes” means, collectively, the Revolving Loan Notes, the Term Loan Notes and the Swing Line Note.

“Notice of Intent to Cure” has the meaning specified in Section 6.02 (Certificates; Other Information).

“Obligations” means (x) the Loans, the L/C Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Syndication Agent, the Foreign Currency Fronting Lender, any Syndicated Lender, any L/C Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Related Swap Contracts that are Loan Documents) and (y) solely for the purposes of the definition of Secured Obligations, Section 8.03 (Application of Funds), the Guaranty and the Collateral Documents, the Local Credit Facility Guaranty Obligations owing by the Borrower to the applicable Local Lenders, and in the case of each of the foregoing clauses (x) and (y), whether such Obligations are direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including interest that accrues after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding) and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, Attorney Costs, Cash Management Obligations and other sums chargeable to the Borrower under this Agreement, any other Loan Document (including Cash Management Documents and Related Swap Contracts that are Loan Documents) and all obligations of the Borrower under any Loan Document to Cash Collateralize any L/C Obligation.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP, including the notes thereto: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such Person.

“Other Securities” means, collectively, (i) short-term instruments (i.e. having a maturity of less than one year at the time of purchase) that are obligations of issuers rated “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) long-term instruments (i.e. having a maturity of greater than one year the time of purchase) but that trade with respect to their put dates, reset dates, or that trade based on average maturity that are obligations of issuers rated “AA-” or better by S&P or “Aa3” or better by Moody’s or (iii) asset backed securities with a credit quality rating of “AA-” or better by S&P or “Aa3” or better by Moody’s.

“Other Taxes” has the meaning specified in Section 3.01(b) (Taxes).

“Outstanding Amount” means (i) with respect to the Term Loan, on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan and any prepayments or repayments of the Term Loan (or any Segment) occurring on such date, (ii) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (iii) with respect to any Foreign

Currency Loans, the Dollar Equivalent of the aggregate principal amount thereof, after giving effect to any borrowings and prepayments or repayments on such date; and (iv) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes to the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Outstanding Securitization Amount” means, with respect to any Permitted Receivables Financing on any date of determination, the sum, without duplication, of (i) the aggregate unrecovered purchase price for Receivables and Related Assets sold by all Securitization Entities pursuant to such Permitted Receivables Financing and (ii) the aggregate principal amount of Indebtedness incurred by all Securitization Entities pursuant to such Permitted Receivables Financing (except for any Indebtedness payable to the Borrower or any Subsidiary of the Borrower, other than a Securitization Entity, under a deferred purchase price note or similar instrument).

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Law.

“Permitted Acquisition” means any proposed Acquisition that satisfies each of the following conditions:

(i) if the Cost of Acquisition of the proposed Acquisition exceeds an amount equal to the Dollar Equivalent of $100,000,000, the Agents shall receive written notice at least ten (10) days (or such later date as may be acceptable to the Agents in their sole discretion) prior to such proposed Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition;

(ii) such proposed Acquisition shall be consensual;

(iii) if the Cost of Acquisition of such Acquisition exceeds an amount equal to the Dollar Equivalent of $100,000,000, promptly, and in any event, not later than ten (10) Business Days (or such later date as may be acceptable to the Agents in their sole discretion) following the date of such Acquisition, the Agents shall have received copies of the acquisition agreement, related Contractual Obligations and instruments and all opinions, certificates, lien search results and other documents reasonably requested by the Agents;

(iv) at the time of such Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article V (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects;

(v) if the Cost of Acquisition of such Acquisition exceeds an amount equal to the Dollar Equivalent of $200,000,000, the Borrower shall have furnished to the Agents (A) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable giving effect to such proposed Acquisition and (B) a certificate in the form of Exhibit D (Form of Compliance Certificate) prepared on a historical pro forma basis as of the date of the most recent date for which financial statements have been furnished pursuant to Section 6.01(a) or (b) (Financial Statements) giving effect to such proposed Acquisition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto;

(vi) the Person acquired shall be a wholly-owned Subsidiary, or be merged into a wholly-owned Subsidiary, promptly following the consummation of such Acquisition (or if assets are being acquired, the acquiror shall be a wholly-owned Subsidiary); and

(vii) after the consummation of such Acquisition, each Subsidiary that is a Domestic Subsidiary (to the extent not an Immaterial Subsidiary or a Securitization Entity) or Direct Foreign Subsidiary shall have complied with the provisions of Section 6.14 (New Subsidiaries and Pledgors), including with respect to any new assets acquired.

“Permitted Acquisition Documents” means, with respect to any Permitted Acquisition, (i) an acquisition agreement, a merger agreement, sale agreement or other similar agreement evidencing the obligations of the parties to enter into such Acquisition transaction, and (ii) any other material transaction document relating to such Acquisition.

“Permitted Acquisition Earn-Out” means collectively, the obligation of the Borrower or any of its Subsidiaries or Affiliates to (i) pay, after the initial closing of any Permitted Acquisition, any amount in the form or nature of post-closing contingent consideration (other than such contingent consideration consisting of working capital adjustments, net asset adjustments and other similar post-closing adjustments) to any seller under such Acquisition transaction (or any of its assignees), pursuant to any provision of the respective Permitted Acquisition Documents and/or (ii) pay to the seller in respect of such Permitted Acquisition that portion of the purchase price thereof retained by the Borrower or the applicable Subsidiary at the time of the initial closing of such Permitted Acquisition which the Borrower or such Subsidiary is required pursuant to the terms of the applicable Permitted Acquisition Documents to pay to such seller in respect of such Permitted Acquisition on a date or dates occurring after such initial closing as designated in, and in accordance with the terms of, such Permitted Acquisition Documents.

“Permitted Business” means any business in which the Borrower and its Subsidiaries were engaged on the Closing Date, or any other business in the consumer products industry, including without limitation food products, and any business reasonably similar, ancillary, related or complementary thereto, or a reasonable extension, development or expansion thereof.

“Permitted Intercompany Merger” means (a) a merger or consolidation solely of one or more Subsidiaries (provided that if one of such Subsidiaries is a Loan Party, the result of such merger or consolidation is that the surviving entity is a Loan Party), (b) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any Subsidiary, (ii) all or substantially all of the assets of any Subsidiary or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Subsidiary, in each case by any Loan Party or (c) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any Subsidiary that is not a Loan Party, (ii) all or substantially all of the assets of any Subsidiary that is not a Loan Party or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Subsidiary that is not a Loan Party, in each case by any Subsidiary that is not a Loan Party; provided that after giving effect thereto the Borrower complies with Section 6.14 (New Subsidiaries and Pledgors) and the Investment, if any, in such Subsidiary is permitted under Section 7.02(d) (Investments).

“Permitted Liens” has the meaning set forth in Section 7.01 (Liens).

“Permitted Receivables Financing” means the Securitization Facility or any other transaction or series of transactions that may be entered into by the Borrower, any Subsidiary of the Borrower or a Securitization Entity pursuant to which the Borrower or such Subsidiary or such Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (i) a Securitization Entity or the Borrower or any Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by the Borrower or such Subsidiary) and (ii) any other Person (in the case of transfer by a Securitization Entity), any Receivables and Related Assets (whether now existing or arising or acquired in the future) of the Borrower or any Subsidiary of the Borrower which arose in the ordinary course of business of the Borrower or such Subsidiary, and any assets related thereto, including books, records, and supporting obligations, contracts and other rights relating thereto, which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the Aggregate Outstanding Securitization Amount shall not at any time exceed $250,000,000.

“Permitted Restructuring Charges” means restructuring charges, determined in accordance with GAAP, to achieve cost savings and synergies, including such restructuring charges in conjunction with Permitted Acquisitions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date (as amended, restated, supplemented or modified from time to time), executed by the Borrower and each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Pledged Notes” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“PM Acquisition” means that certain series of transactions pursuant to which the Borrower has (i) acquired, directly or indirectly, all of the outstanding Stock of Pine Mountain Corporation (“PM”) pursuant to the terms and conditions of that certain Stock Purchase Agreement to be entered into by and among Conros International Ltd., a Barbados corporation, Hearthmark, LLC, a Delaware limited liability company (“Hearthmark”), and the Borrower, (ii) acquired through direct or indirect wholly-owned subsidiaries the fireLog and firestarter business from Conros Corporation, an Ontario corporation (“Conros”) pursuant to the terms and conditions of an Asset Purchase Agreement to be entered into among Conros, Bernardin Ltd., an Ontario corporation (“Bernardin”), Borrower and Hearthmark, (iii) acquired through direct or indirect wholly-owned subsidiaries certain intellectual property related to such fireLog and firestarter business pursuant to the terms and conditions of an Intellectual Property Purchase Agreement to be entered into among JavaLogg Global Corporation (“JavaLogg”), Conros International Ltd., Hearthmark and Bernardin and (iv) acquired, directly or indirectly, all of the outstanding Stock of Java Products Corp., an Ontario corporation, pursuant to the terms and conditions of a Share Purchase Agreement to be entered into by and between JavaLogg and Bernardin.

“Preferred Stock” of any Person means any Stock of such Person that has preferential rights to any other Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prior Acquisition Earn-Out” means, collectively, each of the earn-out payments set forth on Schedule III (Prior Acquisition Earn-Outs).

“Pro Rata Revolving Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Pro Rata Revolving Share of each Revolving Lender shall be (x) with respect to the distribution of payments to such Revolving Lender, the percentage (carried out to the ninth decimal place) of the aggregate Outstanding Amount that is held by such Revolving Lender (with the aggregate amount of each Revolving Lender’s funded participations in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for this purpose), and (y) for all other purposes, determined based on the Pro Rata Revolving Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 10.07 (Assignments and Participations), pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“Pro Rata Term Share” means, with respect to each Term Loan Lender, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan funded by such Term Loan Lender as of the date of measurement thereof, after giving effect to any subsequent assignments made pursuant to Section 10.07 (Assignments and Participations), pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

“Property Loss Event” means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of the Dollar Equivalent of $1,000,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof in excess of the Dollar Equivalent of $5,000,000 (individually or in the aggregate).

“Proposed Acquisition Target” means any Person or any operating division thereof subject to a proposed Acquisition.

“Proposed Change” has the meaning specified in Section 10.01(c) (Amendments, Etc.).

“Qualified Stock” means any Equity Securities that are not Disqualified Stock.

“Quarterly Fee Calculation Date” shall mean the last Business Day of each March, June, September and December.

“Quarterly Fee Payment Date” means, with respect to any Quarterly Fee Calculation Date, the date that is five days after such Quarterly Fee Calculation Date.

“Real Property” of any Person means the Land owned, leased or operated by such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Receivables and Related Assets” means obligations arising from a sale of merchandise, goods or insurance, or the rendering of services, together with (a) all interest in any goods, merchandise or insurance (including returned goods or merchandise) relating to any sale giving rise to such obligations; (b) all other Liens and property subject thereto from time to time purporting to secure payment of such obligations, whether pursuant to the contract related to such obligations or otherwise, together with all financing statements describing any collateral securing such obligations; (c) all rights to payment of any interest, finance charges, freight charges and other obligations related thereto; (d) all supporting obligations, including but not limited to, all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations whether pursuant to the contract related to such obligations or otherwise; (e) all contracts, chattel paper, instruments and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such obligations; (f) any other property and assets that in accordance with market requirements at the time thereof are sold, transferred or pledged pursuant to receivables conduit securitization transactions and (g) collections and proceeds with respect to the foregoing.

“Refinanced Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries under the Existing Jarden Credit Agreement, the Indebtedness of the AHI Companies under the Existing AHI Credit Agreement and the other Indebtedness of the Borrower and its Subsidiaries or the AHI Companies, as the case may be, outstanding immediately prior to giving effect to the initial Credit Extensions and specified on Schedule 4.01(d) (Refinanced Indebtedness).

“Register” has the meaning set forth in Section 10.07(c) (Assignments and Participations).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrower to any L/C Issuer with respect to amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event arising from a Disposition or Property Loss Event, the aggregate Net Proceeds received by any Loan Party in connection therewith that are not initially applied to prepay the Loans pursuant to Section 2.06(e) (Mandatory Prepayments) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Disposition or Property Loss Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and in the case of any Disposition or Property Loss Event, that the Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Proceeds of a Disposition or Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs.

“Reinvestment Prepayment Amount” means, with respect to any Net Proceeds of any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date in the case of any Disposition or Property Loss Event, to acquire replacement assets useful in the business of the Borrower or any of its Subsidiaries, or in the case of a Property Loss Event, to effect repairs.

“Reinvestment Prepayment Date” means, with respect to any Net Proceeds of any Disposition or Property Loss Event constituting a Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event (unless such Net Proceeds of any Reinvestment Event have been reinvested or committed in writing to be reinvested prior to such 365th day; provided, that in the event that such Net Proceeds are committed in writing to be reinvested prior to such 365th day, the Reinvestment Prepayment Date shall be the date that is 365 days after the date of such commitment (unless such Net Proceeds have been reinvested prior to such date)) and (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to acquire replacement assets useful in the Borrower’s or a Subsidiary’s business (or, in the case of a Property Loss Event, not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Obligations” has the meaning specified in Section 9.12 (Collateral Matters Relating to Related Obligations).

“Related Swap Contract” means all Swap Contracts which are entered into or maintained with a Lender or Affiliate of a Lender which are permitted or required by the express terms of the Loan Documents.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Material into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent the release or threat of release or minimize the further release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repurchase Agreement” means a repurchase agreement entered into with (i) any financial institution whose debt obligations are rated “A” by either of S&P or Moody’s or whose commercial paper is rated “A-1” by S&P or “P-1” by Moody’s, or (ii) any Lender.

“Required Gaming Change” has the meaning specified in Section 10.01 (Amendments; Etc.).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Commitments or, at any time after the Aggregate Revolving Credit Commitments have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participations and funded participations in L/C Obligations, Foreign Currency Loans and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the portion of the Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders with Revolving Credit Commitments that total more than 50% of the Aggregate Revolving Credit Commitments or, at any time after the Aggregate Revolving Credit Commitments have been terminated, Revolving Lenders holding in the aggregate more than 50% of the Outstanding Amount of the Revolving Loans (with the aggregate amount of each Revolving Lender’s risk participations and funded participations in L/C Obligations, Foreign Currency Loans and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the portion of the Aggregate

Revolving Credit Commitments of, and the portion of the Outstanding Amount of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders having more than 50% of the Outstanding Amount of the Term Loan; provided that the portion of the Outstanding Amount of the Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” means, with respect to any Person, (i) with respect to financial matters (including any Compliance Certificate and any other certificates related to financial amounts), the chief financial officer, senior vice president, executive vice president, treasurer or controller of such Person; (ii) with respect to all other matters, the officers included in the preceding clause (i) and the chief executive officer, president or chief operating officer of such Person; and (iii) with respect to any Revolving Loan Notice, Term Loan Interest Rate Selection Notice, Foreign Currency Loan Notice, Swing Line Loan Notice, Facilities Increase Notice and any other notices in connection with any Conversion, Continuation or prepayment, the officers included in the preceding clauses (i) and (ii) and any vice president of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate and/or other action of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock or Stock Equivalents of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock or Stock Equivalents.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, as to Eurodollar Rate Loans, having the same Interest Period, made by the Revolving Lenders pursuant to Section 2.02(a) (Revolving Loans; Foreign Currency Loans).

“Revolving Credit Commitment” means, as to each Revolving Lender, (i) its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02(a) (Revolving Loans; Foreign Currency Loans), (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) purchase participations in Foreign Currency Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule I-B (Revolving Credit Commitments) as such amount may be reduced or adjusted from time to time in accordance with this Agreement and (ii) any commitment by such Lender that is included as part of a Facilities Increase to make its pro rata share of a Revolving Commitment Increase on any Facilities Increase Date, as the amount of such commitments may be reduced pursuant to this Agreement.

“Revolving Credit Facility” means the facility described in Section 2.02 (Revolving Loans; Foreign Currency Loans) providing for Revolving Loans to the Borrower by the Revolving Lenders in the maximum aggregate principal amount at any time outstanding of $200,000,000, and including the Foreign Currency Sublimit, the Letter of Credit Sublimit and the Swing Line Sublimit, as reduced from time to time pursuant to the terms of this Agreement, or as increased by the Revolving Commitment Increases made pursuant to the facility described in Section 2.01(b) (Facilities Increase) providing for one or more Revolving Commitment Increases to the Borrower by the Revolving Lenders in an aggregate principal amount not to exceed $150,000,000.

“Revolving Credit Maturity Date” means with respect to Revolving Loans, Swing Line Loans, L/C Obligations and Foreign Currency Loans (a) the Stated Maturity Date with respect to Revolving Loans, Swing Line Loans, L/C Obligations and Foreign Currency Loans, or (b) such earlier date upon which the Aggregate Revolving Credit Commitments may be terminated in accordance with the terms of this Agreement.

“Revolving Credit Outstandings” means, with respect to any Revolving Lender, the Outstanding Amounts under the Revolving Credit Facility owing to such Lender.

“Revolving Commitment Increase” has the meaning specified in Section 2.01(b)(i) (Term Loan; Facilities Increase).

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Credit Outstandings or participations in outstanding Foreign Currency Loans, Letters of Credit or Swing Line Loans.

“Revolving Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrower by a Revolving Lender in accordance with its Pro Rata Revolving Share pursuant to Section 2.02(a) (Revolving Loans; Foreign Currency Loans), except as otherwise provided herein.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-2 (Form of Revolving Loan Note).

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a Conversion of Revolving Loans or (c) a Continuation of Revolving Loans as the same Type, pursuant to Section 2.03(a) (Borrowings, Conversions and Continuations), substantially in the form of Exhibit A-1 (Form of Revolving Loan Notice).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“SEC Website” has the meaning set forth in Section 6.02 (Certificates; Other Information).

“Second Amendment” means that certain Amendment No. 2 to this Agreement, dated as of July 18, 2005, among the Borrower and the Administrative Agent.

“Second Amendment Effective Date” means the date on which the Second Amendment shall have become effective in accordance with its terms.

“Second Facilities Increase” means that certain Facilities Increase effective on July 18, 2005 providing for Incremental Term Loans in an aggregate principal amount of $380,000,000.

“Secured Obligations” means, in the case of the Borrower, the Obligations (including, without limiting the foregoing and for the avoidance of doubt, its Local Credit Facility Guaranty

Obligations), and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means, collectively, with respect to each of the Collateral Documents, the Administrative Agent, the Lenders, the L/C Issuers, such other Persons for whose benefit the Lien thereunder is granted, and the Local Secured Parties (as defined in the Local Credit Facility Intercreditor Agreement).

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933.

“Securities Entitlement” has the meaning given to such term in the UCC.

“Securitization Entity” means any Subsidiary of the Borrower or any other corporation, trust or entity that is exclusively engaged in Permitted Receivables Financings and activities relating directly thereto, and conducts no other operating business.

“Securitization Facility” means that certain Loan Agreement, dated on or about August 24, 2006, among Jarden Receivables, LLC, as borrower, the Borrower, as initial servicer, Three Pillars Funding LLC, as lender and SunTrust Capital Markets, Inc., as administrator (the “Securitization Administrator”), and any renewals or extensions thereof.

“Securitization Facility Documents” means (i) that certain Receivables Contribution and Sale Agreement, dated on or about August 24, 2006, between the Originators (as defined therein) and Jarden Receivables, LLC, as buyer, (ii) the Securitization Facility, and (iii) the Securitization Intercreditor Agreement and each agreement, document and certificate related thereto, and any renewals or extensions thereof.

“Securitization Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about August 24, 2006 among the Administrative Agent, the Securitization Administrator and the other parties thereto.

“Segment” means a portion of the Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“Series B Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series B Convertible Participating Preferred Stock of the Borrower governing the terms of the Series B Preferred Stock, as in effect on the Closing Date.

“Series B Preferred Stock” means the Series B Convertible Participating Preferred Stock of the Borrower.

“Series C Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series C Mandatory Convertible Participating Preferred Stock of the Borrower governing the terms of the Series C Preferred Stock, as in effect on the Closing Date.

“Series C Preferred Stock” means the Series C Mandatory Convertible Participating Preferred Stock of the Borrower.

“Seventh Amendment” means that certain Amendment No. 7 to this Agreement, dated as of February 13, 2007, among the Borrower and the Administrative Agent.

“Seventh Amendment Effective Date” means the date on which the Seventh Amendment shall have become effective in accordance with its terms.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

(ii) it is then able and expects to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Spanish Credit Agreement” means that certain Credit Agreement, dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified from time to time) by and among ETVE, S.L.U., as borrower, the Local Lenders party thereto and ABN AMRO Bank N.V. (or an Affiliate of ABN Amro Bank N.V. reasonably acceptable to the Administrative Agent), as Local Agent.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Syndicated Lender to the Administrative Agent.

“Sponsor” means, collectively, Warburg, Catterton and each of their respective Control Investment Affiliates.

“Sponsor Equity Documents” means (i) the Sponsor Equity Purchase Agreement and (ii) each other material transaction document or instrument entered into or delivered by the Borrower or its Subsidiaries related to or in connection with the Sponsor Equity Financing, including the Certificates of Designations and the Sponsor Escrow Agreement.

“Sponsor Equity Financing” means the gross contribution of cash by the Sponsor to the equity capital of the Borrower in an aggregate amount of approximately $350,000,000 on or before the Closing Date and otherwise on terms and conditions and pursuant to documentation reasonably acceptable to the Agents.

“Sponsor Equity Purchase Agreement” means that certain Purchase Agreement, dated as of September 19, 2004, between the Borrower and Warburg, together with all exhibits and schedules thereto.

“Sponsor Escrow Agreement” means that certain Escrow Agreement, dated as of October 8, 2004, among the Borrower, Warburg Pincus Private Equity VIII, L.P. and National City Bank.

“Sponsor Preferred Stock” means, collectively, the Series B Preferred Stock and the Series C Preferred Stock.

“Stated Closing Date Term Loan Maturity Date” means January 24, 2012.

“Stated Incremental Term Loan Maturity Date” the date that is agreed to for such Term Loan by the Agents and the Borrower at the time the applicable Facilities Increase becomes effective.

“Stated Maturity Date” means (i) with respect to the Closing Date Term Loan, the Stated Closing Date Term Loan Maturity Date, (ii) with respect to each Incremental Term Loan, the applicable Stated Incremental Term Loan Maturity Date and (iii) with respect to Revolving Loans (including Swing Line Loans), L/C Obligations and Foreign Currency Loans, January 24, 2010.

“Stated Term Loan Maturity Date” means (i) with respect to the Closing Date Term Loan, the Stated Closing Date Term Loan Maturity Date and (ii) with respect to each Incremental Term Loan, the Stated Incremental Term Loan Maturity Date

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Stockholders’ Equity” means, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis, stockholders’ equity as of that date determined in accordance with GAAP.

“Subordinated Indebtedness” means, without duplication, (i) all obligations of the Borrower and its Subsidiaries with respect to the Subordinated Notes, as set forth therein and in the applicable Subordinated Indentures and (ii) all Indebtedness of the type described in Section 7.03(h) (Indebtedness).

“Subordinated Indentures” means, collectively, (i) the 2002 Indenture, (ii) the 2007 Indenture and (iii) any other indenture or agreement governing the terms of any other Subordinated Indebtedness.

“Subordinated Notes” means, collectively (i) each outstanding series of the Borrower’s 9- 3/4% Senior Subordinated Notes due 2012 issued pursuant to, and governed by the terms of, the 2002 Indenture and (ii) each outstanding series of the Borrower’s 7- 1/2% Senior Subordinated Notes due 2017 issued pursuant to, and governed by the terms of, the 2007 Indenture.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Securities” means the shares of Stock or Stock Equivalents in any Subsidiary, whether or not constituting a “security” under Article 8 of the UCC as in effect in any jurisdiction.

“Substitute Institution” has the meaning specified in Section 3.07(a) (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 3.07(a) (Substitution of Lenders).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include any Lender).

“Swing Line” means the part of the Revolving Credit Facility made available by the Swing Line Lender pursuant to Section 2.05 (Swing Line Loans).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05 (Swing Line Loans).

“Swing Line Lender” means LCPI in its capacity as the provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a) (The Swing Line).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b) (Borrowing Procedures), which, if in writing, shall be substantially in the form of Exhibit B (Form of Swing Line Loan Notice).

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit C-3 (Form of Swing Line Note).

“Swing Line Sublimit” means, at any time, an amount equal to the lesser of the Aggregate Revolving Credit Commitments at such time and $35,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndicated Lender” means each Lender, other than the Foreign Currency Fronting Lender.

“Syndicated Loan” means a Term Loan, a Revolving Loan or a Swing Line Loan, as the context shall require.

“Syndication Agent” has the meaning specified in the introduction paragraph to this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target Operating Day” means any date that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Foreign Currency Fronting Lender).

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning specified in Section 5.11 (Taxes).

“Taxes” has the meaning specified in Section 3.01(a) (Taxes).

“Term Loan” means each Term Loan made pursuant to the Term Loan Facility, as described in Section 2.01 (Term Loan; Facilities Increase).

“Term Loan B1” means the Closing Date Term Loan and each Term Loan made pursuant to the First Facilities Increase.

“Term Loan B2” means each Term Loan made pursuant to the Second Facilities Increase.

“Term Loan Commitment” means, with respect to each Term Loan Lender, (a) the commitment of such Lender to make its Pro Rata Share of the Term Loan to the Borrower in the

aggregate principal amount set forth on Schedule I-A (Term Loan Commitments) to such Term Loan Lender’s Term Loan Lender Addendum under the caption “Term Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement, and (b) any commitment by such Lender that is included as part of a Facilities Increase to make its pro rata share of an Incremental Term Loan to the Borrower on any Facilities Increase Date, as such amount may be reduced pursuant to this Agreement.

“Term Loan Facility” means the Term Loan Commitments, the facility described in Section 2.01(a) (Closing Date Term Loan) providing for a Term Loan to the Borrower by the Term Loan Lenders on the Closing Date in an aggregate principal amount of $850,000,000 and the Incremental Term Loans made pursuant to the facility described in Section 2.01(b) (Facilities Increase) providing for (i) the First Facilities Increase and the Second Facilities Increase, in the aggregate amount of $480,000,000 and (ii) one or more additional Incremental Term Loans to be made after the Seventh Amendment Effective Date to the Borrower by the Term Loan Lenders in an aggregate principal amount not to exceed $750,000,000.

“Term Loan Interest Rate Selection Notice” means the written notice delivered by a Responsible Officer of the Borrower in connection with the election of a subsequent Interest Period for any Eurodollar Rate Segment or the Conversion of any Eurodollar Rate Segment into a Base Rate Segment or the Conversion of any Base Rate Segment into a Eurodollar Rate Segment, substantially in the form of Exhibit A-2 (Form of Term Loan Interest Rate Selection Notice).

“Term Loan Lender” means each Lender that has a Term Loan Commitment or a portion of the Outstanding Amount under the Term Loan Facility.

“Term Loan Lender Addendum” means, with respect to any initial Term Loan Lender, a Term Loan Lender Addendum substantially in the form of Exhibit K (Term Loan Lender Addendum) to be executed by such Term Loan Lender and delivered to the Administrative Agent on the Closing Date.

“Term Loan Maturity Date” means (a) the Stated Maturity Date, or (b) such earlier date upon which the Outstanding Amounts under the applicable Term Loan, including all accrued and unpaid interest, are either due and payable or are otherwise paid in full in accordance with the terms hereof.

“Term Loan Note” means each promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit C-1 (Form of Term Loan Note).

“THG” means The Holmes Group, Inc., a Massachusetts corporation.

“Threshold Amount” means the Dollar Equivalent of $60,000,000.

“Total Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (net of, as of such date of determination, unrestricted cash and Eligible Securities of the Borrower and its Subsidiaries in excess of $20,000,000) as of such date to (b) Consolidated EBITDA for the Four-Quarter Period ending on or most recently ended prior to such date.

“Total Outstandings” means, at any date of determination thereof, the aggregate of the Outstanding Amount of (a) the Term Loan, (b) Revolving Loans, (c) Foreign Currency Loans, (d) L/C Obligations and (e) Swing Line Loans.

“Transaction Documents” means, individually or collectively as the context may indicate, each Closing Related Document and each other Permitted Acquisition Document.

“Trust Indenture Act” has the meaning set forth in Section 9.16 (Trust Indenture Act).

“Type” means with respect to (i) a Revolving Loan or a Segment of a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan and (ii) a Foreign Currency Loan, its character as a Eurocurrency Rate Loan.

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unreimbursed Amount” has the meaning set forth in Section 2.04(c)(i) (Drawings and Reimbursements; Funding of Participations).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wachovia” means Wachovia Bank, National Association.

“Warburg” means, collectively, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Netherlands Private Equity VIII C.V. II and Warburg Pincus Germany Private Equity VIII KG.

“Yen” and “¥” each mean the lawful money of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(e) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis with respect to accounting principles, as in effect from time to time.

(b) If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 6.01 (Financial Statements) or in the computation of any financial ratio or requirement set forth in any Loan Document is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is properly adopted by the Borrower (with notice to the Agents, in the manner specified in Section 6.03 (Notices)) and results in a material change in any of the calculations required by Article VII (Negative Covenants), including Section 7.13 (Financial Covenants), that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation in any material respect that measures compliance with any covenant contained in Article VII (Negative Covenants), including Section 7.13 (Financial Covenants), shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c) With respect to any Acquisition consummated on or after the Closing Date or during any Four-Quarter Period that includes the Closing Date the following shall apply:

(i) Commencing on the first fiscal quarter end of the Borrower next following the date of each such Acquisition, for each of the next four periods of four fiscal quarters of the Borrower, Consolidated EBITDA with respect to the Total Leverage Ratio shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments, including such adjustments as are permitted under Regulation S-X of the Commission, as in each case are reasonably satisfactory to the Agents.

(ii) Commencing on the first fiscal quarter end of the Borrower next following the date of each Acquisition, for each of the next four periods of four fiscal quarters of the Borrower, Consolidated Interest Expense as a component of Consolidated EBITDA with respect to the Total Leverage Ratio shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis; provided, however, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Acquisition and (ii) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Acquisition but only to the extent that interest expense would have been charged on such Indebtedness (“Incremental Debt”) calculated (A) as if all such Incremental Debt had been incurred as of the first day of such Four-Quarter Period and (B) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected period of such Four-Quarter Period, as the case may be;

provided that, notwithstanding anything to the contrary set forth herein, (A) in making the Acquisition Adjustments described above, the Borrower may elect to exclude any adjustment to Consolidated EBITDA arising from any Acquisition having a Cost of Acquisition not in excess of the Dollar Equivalent of $50,000,000, and (B) for each business or entity acquired by the Borrower or its Subsidiaries that has not historically reported financial results on a quarterly or monthly basis (or such quarterly or monthly results are not available to the Borrower or its Subsidiaries) the Borrower shall provide its reasonable estimate as to the quarterly or monthly results based on available financial results and the books and records of the acquired business or entity for the purposes of providing any historical pro forma data required to be delivered pursuant to this Agreement, including such supplementary information pertaining thereto as either Agent may reasonably request.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Conversion of Foreign Currencies.

(a) Consolidated Funded Indebtedness. Consolidated Funded Indebtedness denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the applicable financial statements on which such Consolidated Funded Indebtedness is reflected.

(b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby (whether to determine compliance with any covenants specified herein or otherwise), and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its reasonable discretion or upon the reasonable request of any Lender or L/C Issuer.

(c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loan; Facilities Increase.

(a) Closing Date Term Loan. Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make a loan to the Borrower in Dollars on the Closing Date (the “Closing Date Term Loan”) in an amount not to exceed such Term Loan Lender’s Term Loan Commitment in effect on the Closing Date. The principal amount of each Segment of the Closing Date Term Loan outstanding hereunder from time to time shall bear interest and shall be repayable as herein provided. No amount of the Closing Date Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no Borrowing under the Term Loan Facility shall be allowed other than the advance set forth in the first sentence of this Section 2.01(a) and any Incremental Term Loan advanced as part of any Facilities Increase. Each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make available by wire transfer to the Administrative Agent not later than 12:00 noon New York time on the Closing Date, the amount of its Pro Rata Term Share of the Term Loan Facility then in effect. Each such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in the form of Same Day Funds in Dollars. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including the satisfaction of all applicable conditions in Sections 4.01 (Conditions Precedent to Initial Credit Extensions) and 4.02 (Conditions Precedent to Each Credit Extension), be made available to the Borrower by delivery of the proceeds thereof as shall be directed by a Responsible Officer of the Borrower and reasonably acceptable to the

Administrative Agent. The Borrower shall deliver to the Administrative Agent a Term Loan Interest Rate Selection Notice no later than 12:00 Noon New York time at least one Business Day prior to the Closing Date (or at least three Business Days prior to the Closing Date in the case of any Eurodollar Rate Loans), requesting the Borrowing of the Closing Date Term Loan. The Term Loan Interest Rate Selection Notice shall specify (i) the proposed funding date of the Closing Date Term Loan (which shall be a Business Day), (ii) the amount of the requested Borrowing, and (iii) the Type of Borrowing under the Term Loan Facility so requested.

(b) Facilities Increase. (i) The Borrower shall have the right to send to the Agents, after the Closing Date, a Facilities Increase Notice to request (i) an increase in the aggregate principal amount of the Term Loan Facility to be effectuated by the disbursement of one or more additional Term Loans (each, an “Incremental Term Loan”) in excess of the Closing Date Term Loan or (ii) an increase in the aggregate principal amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”, and together with each Incremental Term Loan, each a “Facilities Increase”), in a principal amount not to exceed (x) $150,000,000 in the aggregate for all such requests for Revolving Commitment Increases or (y) $750,000,000 (exclusive of the First Facilities Increase and the Second Facilities Increase) in the aggregate for all such requests for Facilities Increases; provided, however, that (A) no Facilities Increase in the Term Loan Facility shall be effective later than two years prior to the Stated Closing Date Term Loan Maturity Date, (B) no Facilities Increase in the Revolving Credit Facility shall be effective later than one year prior to the Revolving Credit Maturity Date, (C) no Facilities Increase shall be effective earlier than 10 days after the delivery of the Facilities Increase Notice to the Agents in respect of such Facilities Increase and (D) no more than five Facilities Increases (exclusive of the First Facilities Increase and the Second Facilities Increase) shall be made pursuant to this Section 2.01(b). Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any increase in the Term Loan Commitments or the Revolving Credit Commitments, as applicable, and any such increase may be subject to changes in any term of this Agreement reasonably acceptable to the Agents and the Borrower.

(ii) The Administrative Agent shall promptly notify each Lender of the proposed Facilities Increase and of the proposed terms and conditions therefor agreed between the Borrower and the Agents. Each such Lender (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Facilities Increase by forwarding its commitment therefor to the Agents in form and substance reasonably satisfactory to the Agents. The Agents shall allocate, in their sole discretion but in amounts not to exceed for each such Lender the commitment received from such Lender, Affiliate or Approved Fund, the Term Loan Commitments or the Revolving Credit Commitments, as applicable, to be made as part of the Facilities Increase to the Lenders from which it has received such written commitments. If the Agents do not receive enough commitments from existing Lenders or their respective Affiliates or Approved Funds, they may, after consultation with the Borrower, allocate to Eligible Assignees any excess of the proposed amount of such Facilities Increase agreed with the Borrower over the aggregate amounts of the commitments received from existing Lenders.

(iii) Each Facilities Increase shall become effective on a date agreed by the Borrower and the Agents (each a “Facilities Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 4.04 (Conditions Precedent to Each Facilities Increase). The Administrative Agent shall notify the Lenders and the Borrower, on or before 1:00 P.M. (New York time) on the day following the Facilities Increase Date of the effectiveness of the Facilities Increase on the Facilities Increase Date and shall record in the Register all applicable additional information in respect of such Facilities Increase.

(iv) The Borrower shall deliver to the Administrative Agent a Term Loan Interest Rate Selection Notice or a Revolving Loan Notice, as applicable, no later than 12:00 Noon New York time at least one Business Day prior to the applicable Facilities Increase Date (or at least three Business Days prior to the applicable Facilities Increase Date in the case of any Eurodollar Rate Loans), requesting the Borrowing of the applicable Incremental Term Loan or Revolving Loans pursuant to such Revolving Commitment Increase. The Term Loan Interest Rate Selection Notice or Revolving Loan Notice, as applicable, shall specify (i) the proposed funding date of the applicable Incremental Term Loan or Revolving Commitment Increase (which shall be a Business Day), (ii) the amount of any requested Borrowing, and (iii) the Type of such Borrowing under the applicable Facility so requested.

Each existing Lender (or Affiliate or Approved Fund thereof) or Eligible Assignee having, in its sole discretion, committed to a Facilities Increase (each, an “Incremental Term Loan Lender” or “Incremental Revolving Lender”, as applicable, and collectively the “Incremental Lenders”) shall agree as part of such commitment that, on the Facilities Increase Date for such Facilities Increase, on the terms and subject to the conditions set forth in its commitment therefor or otherwise agreed to as part of such commitment or set forth in this Agreement as amended in connection with such Facilities Increase, such Lender, Affiliate, Approved Fund or Eligible Assignee shall make a loan in Dollars to the Borrower (as requested pursuant to clause (iv) above) in an amount not to exceed such Lender’s commitment to provide such Facilities Increase.

In the event that the existing Lenders (or Affiliate or Approved Fund thereof) or Eligible Assignee have, in their respective sole discretion, agreed to make an Incremental Term Loan available to the Borrower, such Incremental Term Loan will be made available to the Borrower in Dollars on the applicable Facilities Increase Date in an amount not to exceed such Incremental Term Loan Lender’s Term Loan Commitment therefor in effect on the applicable Facilities Increase Date. No amount of any Incremental Term Loan borrowed hereunder and then repaid or prepaid by the Borrower may be reborrowed hereunder.

Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.01(b), (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Lender in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Line Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05 (Funding Losses). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. With respect to any Revolving Commitment Increase pursuant to this Section 2.01(b), following the applicable Facilities Increase Date, the Borrower may borrow Revolving Loans pursuant to such increased Revolving Credit Commitment, prepay

Revolving Loans under Section 2.06 (Prepayments), and reborrow Revolving Loans as provided in Section 2.02 (Revolving Loans; Foreign Currency Loans).

2.02 Revolving Loans; Foreign Currency Loans.

(a) Subject to the terms and conditions of this Agreement, each Revolving Lender severally agrees to make, Convert and Continue Revolving Loans in Dollars to and for the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Credit Maturity Date; provided, however, that (i) any Borrowing of Revolving Loans made on the Closing Date shall be advanced, at the Borrower’s election, as Base Rate Loans or Eurodollar Rate Loans and (ii) after giving effect to any Revolving Borrowing, (x) sum of (I) the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations and (II) an amount equal to 105% of the aggregate Outstanding Amount of all Foreign Currency Loans shall not exceed the Aggregate Revolving Credit Commitments, and (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of an amount equal to the aggregate Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the aggregate Outstanding Amount of all Swing Line Loans, plus such Revolving Lender’s Pro Rata Revolving Share of an amount equal to 105% of the aggregate Outstanding Amount of all Foreign Currency Loans shall not exceed such Revolving Lender’s Revolving Credit Commitment. Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans under this Section 2.02, prepay Revolving Loans under Section 2.06 (Prepayments), and reborrow Revolving Loans under this Section 2.02. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Subject to the terms and conditions of this Agreement, the Foreign Currency Fronting Lender agrees to make Foreign Currency Loans under the Revolving Credit Facility in any Denomination Currency to the Borrower from time to time on any Business Day during the period from the first Business Day next succeeding the Closing Date to the Revolving Credit Maturity Date; provided, that after giving effect to the making and use of proceeds thereof, (a) an amount equal to 105% of the aggregate Outstanding Amount of Foreign Currency Loans made by the Foreign Currency Fronting Lender shall not exceed the Foreign Currency Sublimit (notwithstanding the fact that such Foreign Currency Loans, when aggregated with the aggregate Outstanding Amount of the Revolving Loans and the Foreign Currency Fronting Lender’s Pro Rata Revolving Share (in its capacity as a Revolving Lender) of L/C Obligations and Swing Line Loans may exceed the amount of the Foreign Currency Fronting Lender’s Revolving Credit Commitment) and (b) the sum of (i) the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations, and (ii) an amount equal to 105% of the Outstanding Amount of all Foreign Currency Loans shall not exceed the Aggregate Revolving Credit Commitments. During the period from the first Business Day after the Closing Date to the Revolving Credit Maturity Date, the Borrower may use the Foreign Currency Sublimit by borrowing Foreign Currency Loans, repaying the Foreign Currency Loans in whole or in part and reborrowing Foreign Currency Loans, all in accordance with the terms and conditions of this Agreement.

2.03 Borrowings, Conversions and Continuations.

(a) (i) Each Revolving Borrowing, the Borrowing under any Facilities Increase, each Conversion of Revolving Loans or Segments of the Term Loan, and each Continuation of Revolving Loans or Segments of the Term Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which (other than in the case of any Facilities Increase) may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon,

New York time, (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or Continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of, or Conversion to, Base Rate Loans. Each such telephonic notice must be confirmed by 2:00 p.m., New York time, on the same day such telephonic notice is given, by delivery to the Administrative Agent of a written Revolving Loan Notice or Term Loan Interest Rate Selection Notice, appropriately completed and signed by a Responsible Officer (unless such Revolving Loan Notice is being delivered by the Swing Line Lender pursuant to Section 2.05(c) (Refinancing of Swing Line Loans) or by the Administrative Agent on behalf of the L/C Issuer pursuant to Section 2.04(c)(i) (Drawings and Reimbursements; Funding of Participations)). Each Borrowing of, Conversion to or Continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.04(c) (Drawings and Reimbursements; Funding of Participations) and 2.05(c) (Refinancing of Swing Line Loans), each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice shall be (or if telephonic, shall be confirmed by 2:00 p.m., New York time, on the same day such telephonic notice is given, with a writing that is) substantially in the form of Exhibit A-1 (Form of Revolving Loan Notice) attached hereto, and each Term Loan Interest Rate Selection Notice shall be (or if telephonic, shall be confirmed by 2:00 p.m., New York time, on the same day such telephonic notice is given, with a writing that is) substantially in the form of Exhibit A-2 (Form of Term Loan Interest Rate Selection Notice) attached hereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or Type of Segment in a Term Loan Interest Rate Selection Notice, or if the Borrower fails to give a timely notice requesting a Conversion or Continuation, then the applicable Revolving Loans and Segments of the Term Loan shall, subject to the last sentence of this Section 2.03(a)(i), be made or Continued as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect. If no timely notice of a Conversion or Continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic Conversion to Base Rate Loans. If the Borrower requests a Borrowing of, Conversion to, or Continuation of Eurodollar Rate Loans in any such Revolving Loan Notice or Term Loan Interest Rate Selection Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(ii) Each Borrowing of Foreign Currency Loans and each Continuation of Foreign Currency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent and the Foreign Currency Fronting Lender, which notice may not be given by telephone. Each such notice must be received by the Administrative Agent and the Foreign Currency Fronting Lender not later than 12:00 noon, New York time, (i) five Business Days prior to the requested date of any Borrowing or Continuation of Eurocurrency Rate Loans denominated in Yen, (ii) four Business Days prior to the requested date of any Borrowing or Continuation of Eurocurrency Rate Loans denominated in Euros, (iii) three Business Days prior to the requested date of any Borrowing or Continuation of Eurocurrency Rate Loans denominated in Canadian Dollars and (iv) in the case of any other Denomination Currency, a number of Business Days to be agreed by the Borrower, the Foreign Currency Fronting Lender and the Administrative Agent. Each Borrowing of or Continuation of Eurocurrency Rate Loans in any Denomination Currency shall be in a principal amount that is not less than the Minimum Currency Borrowing Amount applicable to such Denomination Currency. Each Foreign Currency Loan Notice shall be substantially in the form of Exhibit A-3 (Form of Foreign Currency Loan Notice) attached hereto. If the Borrower fails to provide a timely notice of Continuation, then the applicable Foreign Currency Loans, subject to the last sentence of this Section 2.03(a)(ii), will be made or Continued as Eurocurrency Rate Loans having an Interest Period of one month, effective, in the case of any

Continuation, as of the last day of the Interest Period then in effect. If the Borrower requests a Borrowing of, or Continuation of Eurocurrency Rate Loans in any such Foreign Currency Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) (i) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Revolving Lender of its Pro Rata Revolving Share of the applicable Revolving Loans. Each Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds in Dollars at the Administrative Agent’s Office not later than (x) 2:00 p.m., New York time, on the date of a Revolving Borrowing for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) (Drawings and Reimbursements; Funding of Participations), or (y) 3:00 p.m., New York time, in all other cases, on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (Conditions Precedent to Each Credit Extension) (and, if such Borrowing is the initial Credit Extension, Section 4.01 (Conditions Precedent to Initial Credit Extensions)), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(ii) Following receipt of a Foreign Currency Loan Notice, the Foreign Currency Fronting Lender shall notify the Administrative Agent thereof and shall notify each Revolving Lender of the amount (expressed in the Denomination Currency and the Dollar Equivalent thereof) of its participation therein (which amount shall be determined based on such Revolving Lender’s Pro Rata Revolving Share). Upon satisfaction of the applicable conditions set forth in Section 4.02 (Conditions Precedent to Each Credit Extension), the Foreign Currency Fronting Lender shall make the applicable Foreign Currency Loan to the Borrower in the applicable Denomination Currency by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Foreign Currency Fronting Lender by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan or a Eurocurrency Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Loan. During the existence of a Default or Event of Default, (i) no Revolving Loan or Foreign Currency Loan may be requested as, Converted into or Continued as a Eurodollar Rate Loan or Eurocurrency Rate Loan, as applicable, without the consent of the Required Revolving Lenders and, in the case of any Foreign Currency Loans, the Agents and the Foreign Currency Fronting Lender and (ii) no Segment of the Term Loan may be Converted into or Continued as a Eurodollar Rate Segment without the consent of the Required Term Loan Lenders.

(d) The Administrative Agent or the Foreign Currency Fronting Lender, as the case may be, shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Eurodollar Rate Loan or any Eurocurrency Rate Loan, as the case may be, upon determination of such interest rate. The determination of the Eurodollar Rate or the Eurocurrency Rate by the Administrative Agent or the Foreign Currency Lender, as the case may be, shall be conclusive in the absence of manifest error.

(e) After giving effect to all Revolving Borrowings, all Conversions of Revolving Loans from one Type to the other, and all Continuations of Revolving Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Revolving Loans.

(f) After giving effect to all Foreign Currency Borrowings and all Continuations of Foreign Currency Loans, there shall not be more than five Interest Periods in effect with respect to Foreign Currency Loans.

(g) After giving effect to the Borrowing under the Term Loan Facility, all Conversions of Segments of the Term Loan from one Type to the other, and all Continuations of Segments of the Term Loan as the same Type, there shall not be more than eight Interest Periods in effect with respect to Segments of the Term Loan.

2.04 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to renew Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drafts under the Letters of Credit previously issued by it; and (B) the Revolving Lenders severally agree to risk participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to risk participate in, any Letter of Credit if as of the date of such proposed L/C Credit Extension, after giving effect to such L/C Extension, (x) the sum of (i) the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations and (ii) an amount equal to 105% of the Outstanding Amount of all Foreign Currency Loans, would exceed the Aggregate Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans, plus such Revolving Lender’s Pro Rata Revolving Share of an amount equal to 105% of the Outstanding Amount of all Foreign Currency Loans would exceed such Revolving Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, from the Closing Date until the Letter of Credit Expiration Date, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.04(b)(iii) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date; or

(D) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Notwithstanding anything in this Agreement to the contrary, (A) no L/C Issuer shall be required to issue, amend, extend or renew any Letter of Credit issued by it if, after giving effect to such issuance, amendment, extension or renewal, the aggregate face amount of all Letters of Credit issued by such L/C Issuer would exceed $75,000,000 and (B) in no event shall CIBC or any of its Affiliates, in their respective capacities as L/C Issuers, be required to issue commercial Letters of Credit under this Agreement.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower (or if the applicable L/C Issuer has agreed to electronic delivery of Letter of Credit Applications, with electronic signature delivered pursuant to a secured system acceptable to the L/C Issuer). Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m., New York time, at least two Business Days (or such later time on such date as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone, internet, electronic system or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent (by internet, electronic system or in writing) with a copy thereof. Upon receipt by the applicable L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted under Section 2.04(a)(i) (The Letter of Credit Commitment) in terms of any additional L/C Obligations created thereby (unless otherwise agreed among the Administrative Agent and the applicable L/C Issuer), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing, provided that any such telephonic notice must be confirmed in writing by 2:00 p.m., New York time on the same day such telephonic notice is given) on or before the day that is two Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 (Conditions Precedent to Each Credit Extension) is not then satisfied. Notwithstanding anything to the contrary contained herein, the applicable L/C Issuer shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time, and in no event shall the expiry date of any Auto-Renewal Letter of Credit after any renewal as described herein occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York time, on the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer in an amount equal to the amount of such drawing in Dollars in Same Day Funds. If the Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent and, promptly upon receipt of such notice from such L/C Issuer, the Administrative Agent shall notify each Revolving Lender of the Honor Date, the amount of the then unpaid Reimbursement Obligation (the “Unreimbursed Amount”), such Revolving Lender’s Pro Rata Revolving Share thereof and, in accordance with the following sentence and Section 2.04(c)(ii) (Drawings and Reimbursements; Funding of Participations), whether a Swing Line Borrowing or a Revolving Borrowing will be made to repay the Unreimbursed Amount or whether, pursuant to Section 2.04(c)(iii) (Drawings and Reimbursements; Funding of Participations), an L/C Borrowing in the amount of the Unreimbursed Amount shall be deemed incurred by the Borrower and that each Revolving Lender shall participate in such L/C Borrowing in accordance with its Pro Rata Revolving Share. In such event, the Borrower shall be deemed to have requested a Swing Line Borrowing, without regard to the minimum and multiples and times of day for notice specified in Section 2.05 (Swing Line Loans), or, if the Unreimbursed Amount is greater than the amount available for Swing Line Borrowings under the Swing Line Sublimit, a Revolving Borrowing, without regard to the minimum and multiples and times of day for notice specified in Section 2.03, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, but subject, in each case, to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments, and the conditions set forth in Section 4.02 (Conditions Precedent to Each Credit Extension) (other than the delivery of a Revolving Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) shall constitute a notice under Section 2.05(b)(Borrowing Procedures) or a Revolving Loan Notice, respectively, and may be given by telephone if promptly confirmed in writing; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) The Swing Line Lender, if a Swing Line Borrowing can be made as determined by the Administrative Agent pursuant to Section 2.05 (Swing Line Loans), shall make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to the Unreimbursed Amount, not later than 3:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent. In the event the Administrative Agent determines that a Swing Line Borrowing is not so available and, in the alternative, pursuant to Section 2.04(c)(i) (Drawings and Reimbursements; Funding of Participations), a Revolving Borrowing or an L/C Borrowing is to be made, each Revolving Lender (including the Revolving Lender acting as the L/C Issuer with respect to such Letter of Credit) shall upon receipt of any notice from the Administrative Agent pursuant to Section 2.04(c)(i) (Drawings and Reimbursements; Funding of Participations) make funds in Dollars available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in the amount equal to its Pro Rata Revolving Share of the Unreimbursed Amount not later than 3:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii) (Drawings and Reimbursements; Funding of Participations), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received from either the Swing Line Lender or the Revolving Lenders, as applicable, to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 4.02 (Conditions Precedent to Each Credit Extension) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced by a Borrowing, which L/C Borrowing shall be due and payable on demand (together with accrued interest thereon) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(ii) (Drawings and Reimbursements; Funding of Participations) shall be deemed payment in respect of its risk participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its risk participation obligation in such L/C Borrowing under this Section 2.04.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to Section 2.04(c)(ii) (Drawings and Reimbursements; Funding of Participations) to reimburse the applicable L/C Issuer for any Unreimbursed Amount drawn under any Letter of Credit or to fund its participation therein, as the case may be, interest in respect of such Revolving Lender’s Pro Rata Revolving Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) the issuance of the applicable Letter of Credit at the request of a Guarantor as agent for the Borrower pursuant to Section 2.04(n) (Requests for Issuances of Letters of Credit by Guarantors) or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans, and the Swing Line Lender’s obligation to make Swing Line Loans, pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (Conditions Precedent to Each Credit Extension) (other than the delivery of a Revolving Loan Notice or Swing Line Loan Notice). Any such reimbursement with the proceeds of Revolving Loans or L/C Advances shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate for three Business Days and thereafter at a rate per annum equal to the Default Rate. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c) (Drawings and Reimbursements; Funding of Participations), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender the amount of its Pro Rata Revolving Share thereof

(appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer in respect of any drawing on any Letter of Credit is required to be returned (including pursuant to any settlement entered into by the Administrative Agent or such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Pro Rata Revolving Share of such amount on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect, and such payment by each Revolving Lender shall be deemed to be its L/C Advance in such amount pursuant to Section 2.04(c)(iii) (Drawings and Reimbursements; Funding of Participations).

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable

L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against an L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither any L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, Revolving Lenders, Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e) (Obligations Absolute); provided, however, that anything in such clauses (i) through (v) to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, special, punitive or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date or the Revolving Credit Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Outstanding Amount of all L/C Obligations plus the Letter of Credit fees payable with respect to such Letter of Credit (calculated at the Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans then in effect for the period from the date of such cash collateralization until the expiry date of such Letter of Credit). The Administrative Agent may, from time to time after such funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(h) (Payments Generally), as shall have become or shall become due and payable by the Borrower to the L/C Issuers or Lenders in respect of the L/C Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share a Letter of Credit fee (for each day such Letter of Credit remains in effect) for each Letter of Credit equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans multiplied by the daily maximum amount available to be drawn under such Letter of Credit (each such Letter of Credit fee being referred to herein as a “Letter of Credit Fee”). Such fee for each Letter of Credit shall be calculated as of each Quarterly Fee Calculation Date, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date, and shall be due and payable on the respective Quarterly Fee Payment Date for each such Quarterly Fee Calculation Date and on the Letter of Credit Expiration Date. If there is any change in the Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans separately for each period during such quarter that such Applicable Margin was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (for each day such Letter of Credit remains in effect) for each Letter of Credit in an amount equal to 1/8 of 1% (0.125%) per annum on the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(l) Letter of Credit Report. On (i) the last Business Day of each calendar month, and (ii) each date that an L/C Credit Extension occurs with respect to any Letter of Credit of such L/C Issuer, each L/C Issuer shall deliver to the Administrative Agent a report in the form of Exhibit G (Form of Letter of Credit Report) hereto, appropriately completed with the respective information for every Letter of Credit of such L/C Issuer (or, if acceptable to the applicable L/C Issuer, the electronic equivalent thereof containing substantially the same information).

(m) Existing Letters of Credit. Schedule 2.04(m) (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date (the “Existing Letters of Credit”) by the issuers specified opposite each such letter of credit for the account of the Borrower or the applicable Subsidiary of the Borrower as specified on such Schedule 2.04(m) (Existing Letters of Credit). On the Closing Date (i) such Existing Letters of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.04 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in this Section 2.04 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the face amount of such Existing Letters of Credit shall be included in the calculation of L/C Obligations and (iii) all liabilities of the Borrower or any of its Subsidiaries, as the case may be, with respect to such Existing Letters of Credit shall constitute Obligations. No Existing Letters of Credit converted in accordance with this clause (m) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

(n) Requests for Issuances of Letters of Credit by Guarantors. Notwithstanding anything to the contrary in this Section 2.04 (Letters of Credit),

(i) The Borrower hereby appoints each Guarantor (and confirms to each Agent, each Lender, each L/C Issuer and each other Person party to this Agreement that such Guarantors have been duly appointed) to act as agent for the Borrower for purposes of (A) requesting the issuance of Letters of Credit, (B) executing and delivering Letter of Credit Applications, (C) reimbursing the applicable L/C Issuer for drawings under such Letters of Credit and (D) taking any other action or receiving any communication on behalf of the Borrower in connection with such Letters of Credit.

(ii) Each of the Lenders, the L/C Issuers and the Administrative Agent shall be entitled to deal with any Guarantor as agent for the Borrower in connection with Letters of Credit issued at the request of such Guarantor as provided in this Section 2.04 (Letters of Credit) and to rely on any instructions or other communications from each Guarantor as agent for the Borrower with respect to any Letter of Credit issued at the request of such Guarantor. In furtherance of the foregoing, it is expressly understood and agreed by the Borrower that the Administrative Agent, each Lender and each L/C Issuer are authorized and directed to accept, honor and rely on instructions and requests made by such Guarantors in respect of Letters of Credit, subject to the limitations of this Agreement.

(iii) None of the Lenders, the L/C Issuers or the Agents shall have any responsibility to the Borrower or any other Loan Party for dealing with any Guarantor as provided in this Section 2.04(n) and the Obligations of the Borrower and each of the other Loan Parties to the Lenders, the L/C Issuers and each of the Agents shall not be affected by any matter relating to acts or omissions of the Guarantors relating to requests for Letters of Credit, the L/C Obligations or otherwise as agent for the Borrower hereunder. Notwithstanding the appointment of the Guarantors as agent for the Borrower hereunder with respect to Letters of Credit, each Agent, each L/C Issuer and the Lenders shall in their sole discretion be entitled to deal directly with the Borrower with respect to any Letter of Credit issued hereunder at the request of any Guarantor for all purposes of the Loan Documents.

(iv) The Borrower hereby acknowledges and agrees that (A) all Reimbursement Obligations, all L/C Obligations and any other Obligations in respect of any Letters of Credit shall be Obligations of the Borrower, irrespective of whether the Borrower requested the issuance of such Letter of Credit directly or such Letter of Credit was issued at the request of a Guarantor as its agent and such Obligations shall be absolute, unconditional and irrevocable as provided in Section 2.04(e) (Obligations Absolute) and (B) all such Letters of Credit issued at the request of any Guarantor acting as agent for the Borrower shall be deemed to be issued for the account of the Borrower.

(o) Existing THG Letters of Credit. Schedule 2.04 (o) (Existing THG Letters of Credit) contains a schedule of certain letters of credit issued prior to the Second Amendment Effective Date (the “Existing THG Letters of Credit”) by BofA for the account of THG or its applicable Subsidiary as specified on such Schedule 2.04(o) (Existing THG Letters of Credit). On the Second Amendment Effective Date (i) such Existing THG Letters of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.04 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in this Section 2.04 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing THG Letters of Credit) as if such Existing THG Letters of Credit had been issued on the Second Amendment Effective Date, (ii) the face amount of such Existing THG Letters of Credit shall be included in the calculation of L/C Obligations and (iii) all liabilities of the Borrower or any of its Subsidiaries, as the case may be, with respect to such Existing THG Letters of Credit shall constitute Obligations. No Existing THG Letters of Credit converted in accordance with this clause (o) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars, to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Credit Maturity Date in an aggregate amount not to exceed the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the aggregate Outstanding Amount of Revolving Loans and the Swing Line Lender’s Pro Rata Revolving Share (in its capacity as a Revolving Lender) of L/C Obligations and the Swing Line Lender’s Pro Rata Revolving Share (in its capacity as a Revolving Lender) of an amount equal to 105% of the aggregate Outstanding Amount of all Foreign Currency Loans may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans, and L/C Obligations, plus an amount equal to 105% of the aggregate Outstanding Amount of all Foreign Currency Loans shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender other than the Swing Line Lender, plus such Revolving Lender’s Pro Rata Revolving Share of an amount equal to 105% of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Foreign Currency Loans, shall not exceed such Revolving Lender’s Revolving Credit Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow Swing Line Loans under this Section 2.05, prepay Swing Line Loans under Section 2.06 (Prepayments), and reborrow Swing Line Loans under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of the Swing Line Loan; provided, however, that such Revolving Lender shall not be required to fund such risk participation except as provided in clause (c)(iii) below.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:30 p.m., New York time on the requested Borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $300,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested Borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed by 4:30 p.m., New York time, on the same day such telephonic notice is given, by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to (x) 1:00 p.m., New York time, in the case of Swing Line Loans to reimburse an L/C Issuer in respect of drawings under Letters of Credit, or (y) 4:30 p.m., New York time, in all other cases, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a) (The Swing Line), or (B) that one or more of the applicable conditions specified in Section 4.02 (Conditions Precedent to Each Credit Extension) is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than (x) 3:00 p.m., New York time, in the case of Swing Line Loans to reimburse an L/C Issuer in respect of drawings under Letters of Credit, or (y) 5:00 p.m., New York time, in all other cases, on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower by wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that a Revolving Loan be made in an amount equal to the then Outstanding Amount of Swing Line Loans, and such request by the Swing Line Lender shall constitute a Revolving Loan Notice. Such request shall be made in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments, and the conditions set forth in Section 4.02 (Conditions Precedent to Each Credit Extension). Each Revolving Lender shall make an amount equal to its Pro Rata Revolving Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m., New York time, on the Business Day specified in such Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii) (Refinancing of Swing Line Loans), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received from the Revolving Lenders to the Swing Line Lender. The Administrative Agent shall promptly notify the Borrower of the making of a Revolving Loan pursuant to this Section 2.05(c)(i), provided that the lack of such prompt notification shall in no way affect the making, validity or status of such Revolving Loan.

(ii) If for any reason any Revolving Borrowing cannot be requested in accordance with Section 2.05(c)(i) (Refinancing of Swing Line Loans) or any Swing Line Loan cannot be refinanced by such a Revolving Borrowing, the Revolving Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the amount of the relevant Swing Line Loan and each

Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) (Refinancing of Swing Line Loans) shall be deemed payment in respect of such risk participation in the amount of such Swing Line Loan.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i) (Refinancing of Swing Line Loans), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate for three Business Days and thereafter at a rate per annum equal to the Default Rate. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (Conditions Precedent to Each Credit Extension) (other than the delivery by the Borrower of a Revolving Loan Notice). Any such purchase of risk participations by each Revolving Lender from the Swing Line Lender shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute in Dollars to such Revolving Lender its Pro Rata Revolving Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was outstanding and funded).

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender in Dollars its Pro Rata Revolving Share of such amount on demand of the Administrative Agent, plus accrued and unpaid interest thereon from the date of such demand to the date such amount is returned (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand only upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.05, interest in respect of such Revolving Lender’s Pro Rata Revolving Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06 Prepayments.

(a) Optional Prepayments of Revolving Loans and Foreign Currency Loans.

(i) The Borrower may, upon irrevocable notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon, New York time, (I) one Business Day prior to any date of prepayment of Eurodollar Rate Loans, and (II) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. A Responsible Officer of the Borrower shall provide the Administrative Agent written confirmation of each such telephonic notice by 2:00 p.m. on the same day such telephonic notice is given, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of such Revolving Lender’s Pro Rata Revolving Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05 (Funding Losses). Each such prepayment shall be applied to the Revolving Loans of the Revolving Lenders in accordance with their respective Pro Rata Revolving Shares.

(ii) The Borrower may, upon irrevocable notice to the Administrative Agent and the Foreign Currency Fronting Lender, at any time or from time to time voluntarily prepay Foreign Currency Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent and the Foreign Currency Fronting Lender not later than 12:00 noon, New York time, (I) five Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Yen, (II) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Euros, (III) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Canadian Dollars and (IV) in the case of any other Denomination Currency, a number of Business Days prior to any date of prepayment to be agreed by the Borrower, the Foreign Currency Fronting Lender and the Administrative Agent and (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount in the applicable Denomination Currency that is not less than the Minimum Currency Borrowing Amount for such Denomination Currency or, if less, the amount outstanding thereunder or such other amount as may be agreed to by the Foreign Currency Fronting Lender, the Administrative Agent and the Borrower. Each such notice shall specify the date and amount of such prepayment and the Denomination Currency of each Foreign Currency Loan to be prepaid. In the case of any prepayment of Foreign Currency Loans, each such notice shall be in writing from a Responsible Officer of the Borrower. The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice. If such notice is given by the

Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05 (Funding Losses).

(b) Optional Prepayment of the Term Loan.

(i) In addition to the required payments of principal of the Term Loan set forth in Section 2.08(d) and (e) (Repayment of Loans) and any mandatory prepayments of principal of the Term Loan effected under clause (e) below, the Borrower may, upon irrevocable notice to the Administrative Agent, voluntarily prepay the Term Loan in whole or in part from time to time on any Business Day, without penalty or premium; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon, New York time, three Business Days prior to any date of prepayment of such Loans, (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or in the entire remaining principal balance of the Term Loan), (iii) any prepayment of Base Rate Loans shall be in a principal amount of not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or in the entire remaining principal balance of the Term Loan), and (iv) any partial prepayment will be applied to reduce ratably the remaining installments of the outstanding principal amount of the Term Loan. Each such notice shall specify the date and amount of such prepayment, and the amount of such prepayment shall be applied pro rata to the Term Loan B1 and the Term Loan B2, and thereafter to the Type(s) of Segment of each of the Term Loan B1 and Term Loan B2 in order of the maturity of such Segments. A Responsible Officer of the Borrower shall provide the Administrative Agent written confirmation of each such telephonic notice by 2:00 p.m. on the same day such telephonic notice is given, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and such Lender’s Pro Rata Term Share of such prepayment (calculated in accordance with the first sentence of this clause (b)). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05 (Funding Losses). All prepayments of principal under this Section 2.06(b) shall be applied to installments of principal of the Term Loan on a pro rata basis.

(ii) Notwithstanding any other provision of this Agreement, the Borrower or its applicable Subsidiary may at any time voluntarily prepay the entire remaining principal balance of any Local Credit Facility (including, without limitation, the Canadian Credit Agreement and the Spanish Credit Agreement) without penalty or premium. No prepayment in whole of any Local Credit Facility pursuant to this Section 2.06(b)(ii) shall require any pro rata prepayment of the Term Loans (or of any other remaining Local Credit Facility) pursuant to this Agreement.

(c) Optional Prepayment of Swing Line Loans. The Borrower may, upon irrevocable notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:30 p.m., New York time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) Prepayments If Outstandings Exceed Commitments.

(i) If for any reason the sum of (i) the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations and (ii) the Outstanding Amount of all Foreign Currency Loans at any time exceeds the Aggregate Revolving Credit Commitments then in effect, the Borrower, upon notice thereof from the Administrative Agent, shall prepay, within five Business Days’ of such notice, Revolving Loans and/or Swing Line Loans and/or Foreign Currency Loans, and/or Cash Collateralize the L/C Obligations as it shall select, in an aggregate amount equal to such excess.

(ii) If for any reason the Outstanding Amount of all Foreign Currency Loans exceeds the Foreign Currency Sublimit, the Borrower shall, within five Business Days, repay the Foreign Currency Loans to the Foreign Currency Fronting Lender in an aggregate amount equal to such excess.

(e) Mandatory Prepayments. In addition to the required payments of principal of the Term Loan set forth in Section 2.08(c) (Repayment of Loans) and any optional payments of principal of the Term Loan and the Revolving Loans and Foreign Currency Loans effected under clauses (a) and (b) above, the Borrower shall make the following required prepayments of the Loans, each such payment to be made to the Administrative Agent for the benefit of the Lenders within the time period specified below.

(i) The Borrower shall prepay the Loans within 100 days after the last day of each fiscal year of the Borrower, in an amount equal to (i) fifty percent (50%) of the amount of Excess Cash Flow for such fiscal year less (ii) the aggregate amount of any optional prepayments made by the Borrower pursuant to Section 2.06 (Prepayments) hereof during such fiscal year, the aggregate amount of any optional prepayments of Local Term Loans made by each Local Borrower pursuant to the applicable Local Credit Facility during such fiscal year, the aggregate amount of prepayments made in connection with required reductions of the Aggregate Revolving Credit Commitment during such fiscal year, the aggregate amount of mandatory prepayments of principal of the Term Loan during such fiscal year and the aggregate amount of mandatory prepayments of principal of the Local Term Loans during such fiscal year (or, if earlier than the end of such 100 day period, the date that is ten days after the date on which the Borrower shall have delivered its annual financial statements pursuant to Section 6.01(a) (Financial Statements) for such fiscal year), which payment shall be accompanied by a certificate of a Responsible Officer of the Borrower (which may be incorporated within the Compliance Certificate otherwise required to be delivered under Section 6.02(b) (Certificates; Other Information)) setting forth in reasonable detail the calculations utilized in computing Excess Cash Flow and the amount of such prepayment; provided, however, that (i) if the Total Leverage Ratio is less than 3.00 to 1.00 as at the end of the fiscal year of the Borrower ending on December 31, 2005, the Borrower shall not be required to make the foregoing prepayment for such fiscal year and (ii) for each fiscal year of the Borrower ending on or after December 31, 2006, (x) if the Total Leverage Ratio is less than 3.75:1.00 for such fiscal year, then such percentage shall be reduced to twenty five percent (25%) and (y) if the Total Leverage Ratio is less than 3.00:1.00 for such fiscal year, then such percentage shall be reduced zero.

(ii) Subject to the proviso in Section 7.05(i) (Dispositions), the Borrower shall make, or shall cause each applicable Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the Net Proceeds from (x) each Disposition (other than Dispositions permitted under clauses (a) through (g) and clause (i) of Section 7.05 (Dispositions)) and (y) each Property Loss Event; provided, that the Borrower shall not be required to prepay the Loans with the Net Proceeds from any Disposition permitted under Section 7.05(h) unless and to the extent such Net Proceeds exceed the Dollar Equivalent of $30,000,000 in the aggregate; and provided, further, that the Borrower shall not be required to prepay the Loans with the Net Proceeds from any Disposition disclosed on Schedule 7.05 (Certain Dispositions) unless and to the extent such Net Proceeds exceed the Dollar Equivalent of $40,000,000; and provided, further, that if the Borrower shall have delivered a Reinvestment Notice with respect to such Disposition or Property Loss Event, (I) no prepayment shall be required under this Section 2.06(e)(ii) until the applicable Reinvestment Prepayment Date and (II) on the applicable Reinvestment Prepayment Date, the Borrower shall prepay the Loans (or provide Cash Collateral in respect of Letters of Credit) in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event, which mandatory prepayment shall be applied in accordance with the final paragraph of this Section 2.06; and provided, further, that despite the application of this Section 2.06(e)(ii) to any Disposition that is not otherwise permitted under this Agreement, nothing in this Section 2.06(e)(ii) shall be deemed to permit any Disposition not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of a Disposition that is not permitted under this Agreement.

(iii) The Borrower shall make, or shall cause each applicable Subsidiary to make, a prepayment with respect to each Debt Issuance by the Borrower or any Subsidiary (other than Debt Issuances of the types described in clauses (a), (b), (e), (h), (k) and (n) of Section 7.03 (Indebtedness)) in an amount equal to one hundred percent (100%) of the Net Proceeds of each such Debt Issuance.

Each prepayment required to be made pursuant to the foregoing clauses (ii) and (iii) shall be made within ten (10) Business Days of receipt of the applicable Net Proceeds giving rise to such prepayment requirement. The Borrower shall give not less than three (3) Business Days’ prior written notice of any such prepayment to the Administrative Agent, which notice shall include a certificate of a

Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the applicable Net Proceeds giving rise to such prepayment requirement and the amount of such prepayment. Notwithstanding anything in the preceding sentence to the contrary, if the Borrower shall have delivered a Reinvestment Notice with respect to any Disposition or Property Loss Event, as the case may be, that would otherwise give rise to a mandatory prepayment under Section 2.06(e)(ii), the Borrower shall be required to make a prepayment of the Loans (or provide Cash Collateral in respect of Letters of Credit) in an amount equal to the Reinvestment Prepayment Amount on the applicable Reinvestment Prepayment Date.

In the event that the Borrower elects to deliver a Reinvestment Notice with respect to any Disposition or Property Loss Event that would otherwise give rise to a mandatory prepayment under Section 2.06(e)(ii), the Borrower shall deliver such Reinvestment Notice to the Administrative Agent within twenty (20) Business Days of receipt of the Net Proceeds of such Disposition or Property Loss Event, as the case may be.

Prepayments made under this Section 2.06(e) shall be applied:

(a) first, other than in respect of any prepayment made with the Net Proceeds of a Reinvestment Event prior to the applicable Reinvestment Prepayment Date (but including the Net Proceeds of a Reinvestment Event on the applicable Reinvestment Prepayment Date), to repay, on a pro rata basis, the outstanding principal balance of the Term Loan and the Local Term Loans, until the Term Loan and such Local Term Loans shall have been repaid in full; provided, that notwithstanding anything to the contrary in this clause (a), in the event that the Canadian Borrower is not required to make a mandatory prepayment of the Canadian Term Loans with all or a portion of such Net Proceeds as a result of the operation of Section 2.14 (Withholding Tax) of the Canadian Credit Agreement, the amount of such Net Proceeds that would otherwise have been applied to the mandatory prepayment of such Canadian Term Loans pursuant to this clause (a) shall instead be applied to repay, on a pro rata basis, the outstanding principal balance of the Term Loan and the Local Term Loans (other than the Canadian Term Loans), until the Term Loan and such other Local Term Loans shall have been repaid in full;

(b) second, to repay the outstanding principal balance of the Swing Line Loans, until such Swing Line Loans shall have been repaid in full;

(c) third, to repay the outstanding principal balance of the Revolving Loans, Foreign Currency Loans and Local Revolving Loans, until such Loans and Local Revolving Loans shall have been paid in full; and

(d) then, to Cash Collateralize any outstanding L/C Obligations in the manner set forth in Section 8.02(c) (Remedies Upon Event of Default) until all such L/C Obligations have been fully Cash Collateralized in the manner set forth therein.

2.07 Reduction or Termination of Revolving Credit Commitments.

(a) The Borrower may, upon irrevocable written notice to the Administrative Agent, (i) terminate the Aggregate Revolving Credit Commitments, (ii) permanently reduce the Aggregate Revolving Credit Commitments to an amount not less than the then aggregate Outstanding Amount of all Revolving Loans, Foreign Currency Loans, Swing Line Loans and L/C Obligations or (iii) permanently reduce the Foreign Currency Sublimit to an amount not less than the then aggregate Outstanding Amount of all Foreign Currency Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, (x) five Business

Days prior to the reduction of the Foreign Currency Sublimit, which notice shall be in writing, and (y) three Business Days prior to the date of any other termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount equal to the Dollar Equivalent of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Revolving Lenders and the Foreign Currency Fronting Lender of any such notice of reduction or termination of the Aggregate Revolving Credit Commitments. Once reduced in accordance with this Section 2.07, the Aggregate Revolving Credit Commitments may not be increased or reinstated. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share. All Commitment Fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

(b) The then current Aggregate Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans, Foreign Currency Loans or Swing Line Loans is made or required to be made pursuant to Section 2.06(e)(iii) (Mandatory Prepayments) (or would be required to be made had the then outstanding Revolving Loans, Foreign Currency Loans and Swing Line Loans equaled the Aggregate Revolving Credit Commitments then in effect), in each case in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Revolving Lender shall be reduced by its Pro Rata Revolving Share of such amount).

2.08 Repayment of Loans. The Borrower promises to repay:

(a) to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans in Dollars outstanding on such date;

(b) to the Foreign Currency Fronting Lender on the Revolving Credit Maturity Date the aggregate principal amount of Foreign Currency Loans in the applicable Denomination Currencies outstanding on such date;

(c) to the Swing Lender, each Swing Line Loan on the earlier to occur of (i) demand (by telephonic or written notice) by the Administrative Agent and (ii) the Revolving Credit Maturity Date;

(d) the Term Loan B1 on the dates and in the amounts set forth below, subject to adjustments for prepayments made pursuant to Section 2.06 (Prepayments):

Date	Amount
March 31, 2005	$2,125,000
June 30, 2005	$2,375,000
September 30, 2005	$2,375,000
December 31, 2005	$2,375,000
March 31, 2006	$2,375,000
June 30, 2006	$2,375,000
September 30, 2006	$2,375,000

Date	Amount
December 31, 2006	$2,375,000
March 31, 2007	$2,375,000
June 30, 2007	$2,375,000
September 30, 2007	$2,375,000
December 31, 2007	$2,375,000
March 31, 2008	$2,375,000
June 30, 2008	$2,375,000
September 30, 2008	$2,375,000
December 31, 2008	$2,375,000
March 31, 2009	$2,375,000
June 30, 2009	$2,375,000
September 30, 2009	$2,375,000
December 31, 2009	$2,375,000
March 31, 2010	$2,375,000
June 30, 2010	$2,375,000
September 30, 2010	$2,375,000
December 31, 2010	$2,375,000
March 31, 2011	$223,312,500
June 30, 2011	$223,312,500
September 30, 2011	$223,312,500
January 24, 2012	$223,312,500

provided, however, that the Borrower shall repay the entire unpaid principal amount of such Term Loans on the applicable Term Loan Maturity Date;

(e) the Term Loan B2 on the dates and in the amounts set forth below, subject to adjustments for prepayments made pursuant to Section 2.06 (Prepayments):

Date	Amount
September 30, 2005	$950,000
December 31, 2005	$950,000
March 31, 2006	$950,000
June 30, 2006	$950,000

Date	Amount
September 30, 2006	$950,000
December 31, 2006	$950,000
March 31, 2007	$950,000
June 30, 2007	$950,000
September 30, 2007	$950,000
December 31, 2007	$950,000
March 31, 2008	$950,000
June 30, 2008	$950,000
September 30, 2008	$950,000
December 31, 2008	$950,000
March 31, 2009	$950,000
June 30, 2009	$950,000
September 30, 2009	$950,000
December 31, 2009	$950,000
March 31, 2010	$950,000
June 30, 2010	$950,000
September 30, 2010	$950,000
December 31, 2010	$950,000
March 31, 2011	$89,775,000
June 30, 2011	$89,775,000
September 30, 2011	$89,775,000
January 24, 2012	$89,775,000

provided, however, that the Borrower shall repay the entire unpaid principal amount of such Term Loans on the applicable Term Loan Maturity Date; and

(f) each other Incremental Term Loan on the dates and in the amounts to be agreed by the Agents and the Borrower prior to the applicable Facilities Increase Date; provided, however, that the Borrower shall repay the entire unpaid principal amount of each such Incremental Term Loan on the applicable Term Loan Maturity Date.

2.09 Interest.

(a) Subject to the provisions of clause (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate

Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin and (iv) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period applicable to the relevant Denomination Currency plus the Applicable Margin.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times until paid equal to the Default Rate. Furthermore, after acceleration of the Obligations pursuant to Section 8.02 (Remedies Upon Event of Default), the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Syndicated Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest on each Syndicated Loan shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Foreign Currency Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto (and at such other times as may be specified herein) to the Foreign Currency Fronting Lender. Interest on each Foreign Currency Loan shall be payable to the Foreign Currency Fronting Lender in the Denomination Currency of the applicable Foreign Currency Loan. Interest on each Foreign Currency Loan shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. On each Interest Payment Date, the Foreign Currency Fronting Lender shall deliver to the Administrative Agent and the Borrower an interest allocation statement in form and substance satisfactory to the Administrative Agent, and the Borrower shall (in the absence of manifest error) pay the amount specified therein on such Interest Payment Date.

(e) As promptly as is practicable following each date upon which a Foreign Currency Fronting Lender receives a payment of interest under this Agreement on account of Foreign Currency Loans, the Foreign Currency Fronting Lender shall convert into Dollars (such conversion to be made in the manner provided in the definition of “Dollar Equivalent”) the amount equal to the portion of such payment which constitutes the Applicable Margin thereon (or, with respect to each Revolving Lender which funded the purchase of a participating interest in such Foreign Currency Loan pursuant to Section 2.15 (Currency Conversion and Contingent Funding Agreement), as the case may be, such Revolving Lender’s Pro Rata Revolving Share of the full amount of such interest payment). In consideration of the agreement of the Revolving Lenders to purchase participating interests in the Foreign Currency Loans, the Foreign Currency Fronting Lender hereby agrees to pay to the Administrative Agent, for the ratable account of each Revolving Lender, a risk participation fee in the amount equal to the proceeds received by the Foreign Currency Fronting Lender from such conversion (other than any such proceeds payable for the account of a Non-Funding Lender, which proceeds shall be retained by the Foreign Currency Fronting Lender for its own account); provided, however, that, in the event that the Revolving Lenders have funded the purchase of participating interests in the Credit Extensions of credit on account of which such interest payment was made pursuant to Section 2.15 (Currency Conversion and Contingent Funding Agreement), the Foreign

Currency Fronting Lender shall instead pay to the Administrative Agent, for the account of each Revolving Lender which has so funded such purchase, the amount equal to such Revolving Lender’s Pro Rata Revolving Share of the proceeds received by the Foreign Currency Fronting Lender from such conversion. Such amount shall be payable to the Administrative Agent in Dollars on the date upon which the Foreign Currency Fronting Lender receives the proceeds of such conversion.

2.10 Fees. In addition to certain fees described in clauses (i) and (j) of Section 2.04 (Letters of Credit):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the aggregate Outstanding Amount of Revolving Loans, (ii) the aggregate Outstanding Amount of L/C Obligations and (iii) the aggregate Outstanding Amount of Foreign Currency Loans (regardless of whether the Foreign Currency Fronting Lender has requested the purchase of participating interests by the Revolving Lenders in any such Foreign Currency Loans pursuant to Section 2.15 (Currency Converstion and Contingent Funding Agreement)) (such amount to be determined for each Interest Period). For purposes of calculating the Commitment Fee, the Dollar Equivalent of the aggregate principal amount of any Foreign Currency Loan outstanding for any Interest Period shall be determined by multiplying (x) the amount (expressed in the applicable Denomination Currency) of such Foreign Currency Loan Borrowed or Continued for such Interest Period by (y) the actual exchange rate at which the Foreign Currency Fronting Lender could obtain Dollars from the conversion of such Denomination Currency on the date that is two Business Days prior to the Borrowing or Continuation of such Foreign Currency Loan. The Commitment Fee shall accrue at all times from the Closing Date until the Revolving Credit Maturity Date and shall be calculated as of each Quarterly Fee Calculation Date, commencing with the first such date to occur after the Closing Date, and shall be due and payable on the respective Quarterly Fee Payment Date for each such Quarterly Fee Calculation Date, and on the Revolving Credit Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The Commitment Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV (Conditions Precedent to Credit Extensions) is not met.

(b) Foreign Currency Fronting Fee and Documentary and Processing Charges Payable to Foreign Currency Fronting Lender. The Borrower shall pay directly to the Foreign Currency Fronting Lender for its own account a fronting fee (the “Foreign Currency Fronting Fee”) (for each day a Foreign Currency Loan remains outstanding) for each Foreign Currency Loan made, payable in the applicable Denomination Currency, in an amount equal to 1/8 of 1% (0.125%) per annum on the Outstanding Amount of such Foreign Currency Loan during the period during which each such Foreign Currency Loan remains outstanding, due and payable on the respective Quarterly Fee Payment Date for each such Quarterly Fee Calculation Date, and on the Revolving Credit Maturity Date. The Foreign Currency Fronting Fee shall be calculated quarterly in arrears. The Foreign Currency Fronting Fee shall accrue at all times, including any time where one or more of the conditions in Article IV (Conditions Precedent to Credit Extensions) is not met. In addition, the Borrower shall pay directly to the Foreign Currency Fronting Lender for its own account additional fees equal to the Foreign Currency Fronting Lender’s Cost of Funds for the applicable Denomination Currency, based on prevailing rates in the applicable foreign currency market.

(c) Other Fees. (i) The Borrower shall pay to the Arrangers and the Agents for their own respective accounts fees in the amounts and at the times specified in the Agent/Arranger Fee Letter. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days; provided, that interest on Foreign Currency Loans may be calculated on such other basis as may be agreed from time to time by the Foreign Currency Fronting Lender and the Borrower to reflect customary practices in the relevant jurisdiction. Interest shall accrue on each Loan for the day on which the Loan is made, and, subject to Section 2.13(a) (Payments Generally), shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans shall be evidenced by a Revolving Loan Note, a Term Loan Note and/or a Swing Line Note, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note or Notes and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b) The Credit Extensions made by the Foreign Currency Fronting Lender shall be evidenced by one or more accounts or records maintained by the Foreign Currency Fronting Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Foreign Currency Fronting Lender and by the Administrative Agent shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Foreign Currency Fronting Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the Foreign Currency Fronting Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Foreign Currency Fronting Lender shall control in the absence of manifest error.

(c) In addition to the accounts and records referred to in clause (a) and (b) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Foreign Currency Loans, Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent or the Foreign Currency Fronting Lender, in the case of Foreign Currency Loans, and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent or the Foreign Currency Fronting Lender, as applicable, in the absence of manifest error, shall control.

2.13 Payments Generally.

(a) (i) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(ii) Except with respect to payments on account of principal, interest and fees relating to Foreign Currency Loans and as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each such Lender its Pro Rata Revolving Share or its Pro Rata Term Share, as applicable, of such payment in like funds as received by wire transfer to such Lender’s Lending Office; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and L/C Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective ratable portions.

(iii) Except as otherwise expressly provided herein, all payments by the Borrower hereunder on account of principal, interest and fees relating to Foreign Currency Loans shall be made to the Foreign Currency Fronting Lender at its Lending Office in the applicable Denomination Currency and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Foreign Currency Fronting Lender will promptly distribute to each Revolving Lender, to the extent such Revolving Lender has funded its participation interest in such Foreign Currency Loans, in accordance with Section 2.15 (Currency Conversion and Contingent Funding Agreement).

(iv) All payments received by the Administrative Agent after 2:00 p.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall in each case continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Syndicated Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Syndicated Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Syndicated Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each applicable Syndicated Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Syndicated Lender in Same Day Funds, together with accrued and unpaid interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Syndicated Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds, at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Syndicated Lender failed to make such payment, such Syndicated Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with accrued and unpaid interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. If such Syndicated Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Syndicated Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with accrued and unpaid interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Syndicated Lender from its obligation to fulfill its Revolving Credit Commitment or its obligation to fund its Pro Rata Term Share of the Term Loan or to prejudice any rights which the Administrative Agent or the Borrower may have against any Syndicated Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Syndicated Lender or the Borrower with respect to any amount owing under this Section 2.13(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II (The Commitments and Credit Extensions), and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV (Conditions Precedent to Credit Extensions) are not satisfied or waived in accordance with the terms of this Agreement, the Administrative Agent, except to the extent such funds do not constitute the funding of a risk participation under Article II (The Commitments and Credit Extensions), shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Revolving Lenders hereunder to make Revolving Loans and to fund participations in Letters of Credit, Swing Line Loans and Foreign Currency Loans are several and not joint. The failure of any Revolving Lender to make any Revolving Loan or to fund any risk participations in Letters of Credit, Swing Line Loans and Foreign Currency Loans on any date required hereunder shall not relieve any other Revolving Lender of its corresponding obligation to do so on such date, and no Revolving Lender shall be responsible for the failure of any other Revolving Lender so to make its Revolving Loan or to purchase its risk participations in Letters of Credit, Swing Line Loans and Foreign Currency Loans.

(f) The obligations of the Term Loan Lenders to fund each of their respective Pro Rata Term Shares of the Term Loan Facility are several and not joint. The failure of any Term Loan Lender to fund its Pro Rata Term Share of the Term Loan Facility on the Closing Date shall not relieve any other Term Loan Lender of its corresponding obligation to do so on the Closing Date, and no Term Loan Lender shall be responsible for the failure of any other Term Loan Lender so to fund its Pro Rata Term Share of the Term Loan Facility.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(h) Except for payments and other amounts received by the Administrative Agent and applied with the provisions of clause (i) below (or required to be applied in accordance with Section 2.06(e) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and accrued and unpaid interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates.

(i) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that such funds shall be applied in accordance with Section 8.03 (Application of Funds).

(j) Each payment by the Borrower in respect of any Loan (including interest and fees in respect thereof (other than the Commitment Fee and the Foreign Currency Commitment Fee) shall be made in the currency in which such Loan was made.

2.14 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Syndicated Lender shall obtain on account of the Revolving Loans or portion of the Term Loan made by it or the risk participations in L/C Obligations, in Swing Line Loans or in Foreign Currency Loans held by it (but not including any amounts applied by the Swing Line Lender to outstanding Swing Line Loans prior to the funding of risk participations therein), any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Syndicated Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other applicable Syndicated Lenders such participations in the Revolving Loans and/or portion of the Term Loan made by them and/or such subparticipations in the risk participations in L/C Obligations, Foreign Currency Loans or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Syndicated Lender to share the excess payment in respect of such Revolving Loans, the Term Loan or such risk participations, as the case may be, pro rata with the Revolving Lenders or Term Loan Lenders, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Syndicated Lender (including pursuant to any settlement entered into by the Administrative Agent or any Syndicated Lender in its discretion), such purchase shall to that extent be rescinded and each other Syndicated Lender receiving any payment relating to such excess payment shall repay to the purchasing Syndicated Lender the purchase price paid therefor, together with an amount equal to such paying Syndicated Lender’s ratable share (according to the proportion of (i) the amount of such paying Syndicated Lender’s required repayment to (ii) the total amount so recovered from the purchasing Syndicated Lender) of any interest or other amount paid or payable by the purchasing Syndicated Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Syndicated Lender so purchasing a participation from another Syndicated Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff), but subject to Section 10.09 (Right of Setoff), with respect to such participation as fully as if such Syndicated Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.14 and will in each case notify the applicable Syndicated Lenders following any such purchases or repayments. Each Syndicated Lender that purchases a participation pursuant to this Section 2.14 shall from and after the date of such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Syndicated Lender were the original owner of the Obligations purchased.

2.15 Currency Conversion and Contingent Funding Agreement. (a) Each Revolving Lender hereby unconditionally and irrevocably agrees to purchase (in Dollars) an undivided participating interest in its Pro Rata Revolving Share of the Foreign Currency Loans made by the Foreign Currency Fronting Lender as the Administrative Agent or the Foreign Currency Fronting Lender may at any time request; provided, however, that:

(i) the Foreign Currency Fronting Lender hereby agrees that it will not request any such purchase of participating interests unless a Default or an Event of Default has occurred and is continuing;

(ii) the Foreign Currency Fronting Lender hereby agrees that it promptly will request (through the Administrative Agent) that the Revolving Lenders purchase such participating interest in all Foreign Currency Loans made by the Foreign Currency Fronting Lender after the Foreign Currency Fronting Lender has delivered to the Administrative Agent a written notice that a Default or an Event of Default described in Section 8.01(a) (Events of Default) is continuing with respect to the Foreign Currency Loans made by the Foreign Currency Fronting Lender and requesting that such request be made by the Administrative Agent; and

(iii) in the event that any of the events specified in Section 8.01(f) or (g) (Events of Default) shall have occurred, each Revolving Lender shall be deemed to have purchased, automatically and without request, such participating interest in the Foreign Currency Loans made to the Borrower.

Any such request by the Foreign Currency Fronting Lender shall be made in writing to each Revolving Lender and shall specify the amount of Dollars (based upon the actual exchange rate at which the Foreign Currency Fronting Lender anticipates being able to obtain the relevant Denomination Currency, with any excess payment being refunded to the Revolving Lenders and any deficiency remaining payable by the Revolving Lenders) required from such Revolving Lender in order to effect the purchase by such Revolving Lender of a participating interest in the amount equal to its Pro Rata Revolving Share of such Foreign Currency Loans multiplied by the aggregate then outstanding principal amount (in the Denomination Currency) of the relevant Foreign Currency Loans (together with accrued interest thereon and other amounts owing in connection therewith) in such Denomination Currency. Promptly upon receipt of such request, each Revolving Lender shall deliver to the Administrative Agent for the account of the Foreign Currency Fronting Lender (in Same Day Funds) the amount so specified by the Foreign Currency Fronting Lender. The Administrative Agent shall promptly deliver such funds in the form received to the Foreign Currency Fronting Lender in Same Day Funds. From and after such purchase, (i) the outstanding Foreign Currency Loans in which the Revolving Lenders have purchased such participations shall be deemed to have been converted into Revolving Loans that are Base Rate Loans denominated in Dollars (with such conversion constituting, for purposes of Section 3.05 (Funding Losses), a prepayment of such Foreign Currency Loans before the last day of the Interest Period with respect thereto), (ii) any further Loans to be made to the Borrower shall be made as Revolving Loans in Dollars pursuant to the terms and conditions of this Agreement, (iii) all amounts from time to time accruing, and all amounts from time to time payable, on account of such Foreign Currency Loans (including, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Foreign Currency Loan had originally been made in Dollars and shall (other than with respect to the portion of the Applicable Margin which, pursuant to Section 2.09 (Interest), is expressly stated to be paid for the account of the Foreign Currency Fronting Lender) be distributed by the Foreign Currency Fronting Lender to the Administrative Agent, for the accounts of the Revolving Lenders, on account of such participating interests. Notwithstanding anything to the contrary contained in this Section 2.15, the failure of any Revolving Lender to purchase its participating interest in any Foreign Currency Loan shall not relieve any other Revolving Lender of its obligation hereunder to purchase its participating interest in a timely manner, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to purchase the participating interest to be purchased by such other Revolving Lender on any date.

(b) If any amount required to be paid by any Revolving Lender pursuant to Section 2.15(a) above is not paid to the Administrative Agent within three Business Days following the date upon which such Revolving Lender receives notice from the Administrative Agent that the Foreign Currency Loan in which such Revolving Lender has purchased a participating interest has been made such Revolving Lender shall pay to the Administrative Agent on demand an amount equal to the product of such amount, times the daily average Federal Funds Rate, as quoted by the Administrative Agent, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Revolving Lender pursuant to Section 2.15(a) is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Revolving Lender receives notice from the Administrative Agent that the Foreign Currency Loan in which such Revolving Lender has purchased a participating interest has been made or created (as the case may be), the Administrative Agent shall be entitled to recover from such Revolving Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Credit Loans that are Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any Revolving Lender with respect to any amounts owing under this Section 2.15(b) shall be conclusive in the absence of manifest error. Amounts payable by any Revolving Lender pursuant to this Section 2.15(b) shall be paid to the Administrative Agent, for the account of the Foreign Currency Fronting Lender; provided, however, that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Revolving Lender the amounts owing to the Foreign Currency Fronting Lender, then the amounts shall be paid to the Administrative Agent, for its own account.

(c) Whenever, at any time after the Foreign Currency Fronting Lender has received from any Revolving Lender such Revolving Lender’s participating interest in a Foreign Currency Loan pursuant to clause (a) above, the Foreign Currency Fronting Lender receives any payment on account thereof, the Foreign Currency Fronting Lender will distribute to the Administrative Agent, for the account of such Revolving Lender, such Revolving Lender’s participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding) in like funds as received; provided, however, that in the event that such payment received by the Foreign Currency Fronting Lender is required to be returned, such Revolving Lender will return to the Foreign Currency Fronting Lender any portion thereof previously distributed by the Foreign Currency Fronting Lender to such Revolving Lender in like funds as such payment is required to be returned by the Foreign Currency Fronting Lender.

(d) Each Revolving Lender’s obligation to purchase participating interests pursuant to clause (a) above shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Foreign Currency Fronting Lender, the Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), liabilities (contingent or otherwise) or prospects of the Borrower and its Subsidiaries any other Person; (d) any breach of this Agreement by any Loan Party or any other Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that no Revolving Lender shall be obligated to purchase participating interests in any Foreign Currency Loans made by the Foreign Currency Fronting Lender to the extent that such Foreign Currency Loans

(at the time when made) caused the amount of Foreign Currency Loans outstanding from the Foreign Currency Fronting Lender to be in excess of the Foreign Currency Sublimit then in effect.

2.16 Designation of Additional Denomination Currencies. (a) The Borrower may from time to time request that any Alternative Currency be designated as a “Denomination Currency” hereunder by providing written notice to the Administrative Agent and the Foreign Currency Fronting Lender specifying the requested currency and the proposed effective date of such designation (which shall be at least 15 Business Days after the date of notice); provided, however, that in no event shall the Foreign Currency Sublimit be increased without the consent of the Foreign Currency Fronting Lender and the Required Revolving Lenders. The Administrative Agent shall promptly forward to each Revolving Lender a copy of any such notice. Within 10 Business Days following the receipt of such notice, each Revolving Lender shall notify the Administrative Agent and the Foreign Currency Fronting Lender in writing whether such designation is acceptable to such Revolving Lender (in its sole discretion) and the Administrative Agent promptly shall notify the Borrower thereof.

(b) In the event that such designation is acceptable to the Required Revolving Lenders, the Borrower shall deliver to the Administrative Agent and the Foreign Currency Fronting Lender such documents, instruments and agreements as the Administrative Agent or the Foreign Currency Fronting Lender reasonably may request in connection with the designation of such Alternative Currency as a Denomination Currency.

(c) From and after the date upon which the Administrative Agent has received the documents (all of which shall be in form and substance reasonably satisfactory to the Administrative Agent) described in Section 2.16(b) above, this Agreement shall be deemed to be amended to reflect the designation of such Alternative Currency as a Denomination Currency.

(d) The Administrative Agent shall give prompt notice to the Revolving Lenders of the effectiveness of any such designation of an additional Denomination Currency.

2.17 Resignation or Removal of the Foreign Currency Fronting Lender. (a) In the event that the Foreign Currency Fronting Lender shall so elect, the Foreign Currency Fronting Lender may resign as Foreign Currency Fronting Lender upon 30 days’ written notice to the Borrower and the Agents. Any Foreign Currency Loans made by the Foreign Currency Fronting Lender which are outstanding on such termination date shall be due and payable on such termination date.

(b) In the event that the Foreign Currency Fronting Lender shall cease to serve as such pursuant to Section 2.17(a), the Borrower may designate another Revolving Lender reasonably acceptable to the Administrative Agent to serve as “Foreign Currency Fronting Lender” with respect to Foreign Currency Loans; provided, however, that no Revolving Lender shall be so designated without its agreement (in its sole discretion) to serve as the “Foreign Currency Fronting Lender” with respect to Foreign Currency Loans hereunder. Upon any such designation and the acceptance thereof by the applicable Revolving Lender (with such acceptance to be evidenced by an agreement with, and in form and substance satisfactory to, the Agents and the Borrower and pursuant to which such Revolving Lender agrees to be bound by the terms hereof applicable to the Foreign Currency Fronting Lender), such Revolving Lender shall be deemed to be the “Foreign Currency Fronting Lender” with respect to all Denomination Currencies for all purposes under this Agreement and the other Loan Documents.

(c) During any period when no substitute Foreign Currency Fronting Lender has been duly appointed in accordance with the terms of Section 2.17(b), the right of the Borrower to borrow in any Denomination Currency shall be suspended.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent, the Syndication Agent, the Foreign Currency Fronting Lender or any Syndicated Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Syndication Agent, the Foreign Currency Fronting Lender, and each Syndicated Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Syndication Agent, the Foreign Currency Fronting Lender or any Syndicated Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Administrative Agent, the Foreign Currency Fronting Lender, or such Syndicated Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to the Foreign Currency Fronting Lender or such Syndicated Lender, as the case may be) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Foreign Currency Fronting Lender, or any Syndicated Lender, the Borrower shall also pay to the Administrative Agent (for the account of the Foreign Currency Fronting Lender or such Syndicated Lender, as the case may be), at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) the Foreign Currency Fronting Lender or such Syndicated Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent, the Syndication Agent, the Foreign Currency Fronting Lender and each Syndicated Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, the Foreign Currency Fronting Lender or such Syndicated Lender, (ii) amounts payable under Section 3.01(c) (Taxes) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this clause (d) shall be made within 30 days after the date the Foreign Currency Fronting Lender, the applicable Syndicated Lender or the Administrative Agent makes a demand therefor together with appropriate supporting documentation.

3.02 Illegality.

(a) If any Syndicated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Syndicated Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans as it would otherwise be obligated hereunder to make, maintain or fund, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable Eurodollar interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Syndicated Lender to the Borrower through the Administrative Agent, any obligation existing hereunder of such Syndicated Lender to make or Continue Eurodollar Rate Loans or to Convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Syndicated Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Syndicated Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Eurodollar Rate Loans of such Syndicated Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Syndicated Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Syndicated Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or Conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or Converted. Each Syndicated Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Syndicated Lender, otherwise be materially disadvantageous to such Lender.

(b) If the Foreign Currency Fronting Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Foreign Currency Fronting Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans as it would otherwise be obligated hereunder to make, maintain or fund, or materially restricts the authority of the Foreign Currency Fronting Lender to purchase or sell, or to take deposits of, Dollars in the applicable Eurodollar interbank market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by the Foreign Currency Fronting Lender to the Borrower (with a copy to the Administrative Agent), any obligation existing hereunder of the Foreign Currency Fronting Lender to make or Continue Eurocurrency Rate Loans shall be suspended until the Foreign Currency Fronting Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Foreign Currency Fronting Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of the Foreign Currency Fronting Lender to Revolving Loans that are denominated in Dollars and bearing interest at the Base Rate either on the last day of the Interest Period thereof, if the Foreign Currency Fronting Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if the Foreign Currency Fronting Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted. The Foreign Currency Fronting Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Foreign Currency Fronting Lender, otherwise be materially disadvantageous to it.

(c) Notwithstanding any other provision of this Agreement, if any Revolving Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Revolving Lender to purchase a participating interest in any Foreign Currency Loan, such Revolving Lender shall use commercially reasonable efforts (including commercially reasonable efforts to change the office in which it is booking such participating interest) to avoid such prohibition, provided, that such commercially reasonable efforts will not, in the good faith judgment of such Revolving Lender, otherwise be materially disadvantageous to it or contrary to its policies. In the event that such efforts are not sufficient to avoid such prohibition, (i) such Revolving Lender shall be deemed to be a Non-Funding Lender with respect to such participating interest and the Foreign Currency Loan to which it relates (except that such Revolving Lender shall not forfeit its voting rights under this Agreement solely as a result of becoming a Non-Funding Lender pursuant to the provisions of this clause (c)), (ii) such Revolving Lender shall promptly notify the Administrative Agent, the Foreign Currency Fronting Lender and the Borrower and of such prohibition and (iii) the agreements of the Foreign Currency Fronting Lender to make further Foreign Currency Loans hereunder shall be suspended forthwith.

3.03 Inability to Determine Rates.

(a) If the Administrative Agent or the Required Lenders determine in connection with any request for a Eurodollar Rate Loan or a Conversion to or Continuation of a Eurodollar Rate Loan that (a) deposits in Dollars are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent (following notice from the Required Lenders if they make such determination) will promptly notify the Borrower and all Lenders thereof. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) If the Foreign Currency Fronting Lender determines in connection with any request for a Eurocurrency Rate Loan, or a Continuation of a Eurocurrency Rate Loan, that (a) deposits in the applicable Denomination Currency are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for such Eurocurrency Rate Loan, or (c) the Eurocurrency Base Rate for such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Foreign Currency Fronting Lender of funding such Eurocurrency Rate Loan, the Foreign Currency Fronting Lender will promptly notify the Borrower, the Administrative Agent and all Revolving Lenders thereof. Thereafter, the obligation of the Foreign Currency Fronting Lender to make or maintain Eurocurrency Rate Loans shall be suspended until the Foreign Currency Fronting Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing or Continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Revolving Loans denominated in Dollars in an amount equal to the Dollar Equivalent of the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding, maintaining or purchasing participations in Eurodollar Rate Loans or Foreign Currency Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this clause (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 (Taxes) shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate and Eurocurrency Rate Loans, in the determination of the Eurocurrency Rate), then from time to time upon demand of such Lender together with appropriate supporting documentation (with a copy of such demand and documentation to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender together with appropriate supporting documentation (with a copy of such demand and documentation to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.05 Funding Losses. Upon demand of any Lender together with appropriate supporting documentation (with a copy of such demand and documentation to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it, if any, as a result of:

(a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05 (Funding Losses), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Interbank Offered Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable Eurodollar interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent, the Foreign Currency Fronting Lender or any Lender claiming compensation under this Article III (Taxes, Yield Protection and Illegality) and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07 Substitution of Lenders. (a) In the event that

(i) (A) (I) the Borrower is required to make any payment pursuant to Section 3.01 (Taxes) that is attributable to a particular Syndicated Lender, (II) it becomes illegal for any Syndicated Lender to continue to fund or make any Eurodollar Rate Loan and such Syndicated Lender notifies the Borrower pursuant to Section 3.02 (Illegality), (III) any Lender makes a claim under Section 3.04 (Increased Costs and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans) or (IV) any Syndicated Lender becomes a Defaulting Lender,

(B) in the case of clause (i)(A)(III) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Syndicated Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Required Lenders under this Agreement, and

(C) in the case of clause (i)(A)(I), (II) and (III) above, Syndicated Lenders holding at least 75% of the Aggregate Revolving Credit Commitments and Syndicated Lenders holding at least 75% of the Term Loan Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender (other than the Foreign Currency Fronting Lender), a “Cost Affected Lender”), or

(ii) any Syndicated Lender determines that as a result of any Gaming Law or the requirements of any Gaming Authority, or any Agent’s or Syndicated Lender’s compliance with such Laws or requirements, there shall be any increase in the cost to such Syndicated Lender of agreeing to make or making, funding or maintaining any Loans or (as the case may be) issuing or participating in Letters of Credit, including any costs of compliance with any licensing requirements pursuant to any regulations of any Gaming Authorities or other Gaming Laws and any costs incurred as a result of responding to inquiries or information requests from any Gaming Authority and such Syndicated Lender has requested reimbursement for such increased costs from the Borrower (any such Syndicated Lender, together with the Cost Affected Lenders, collectively, the “Affected Lenders”), the Borrower may substitute any Syndicated Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i)(A)(I), (II), (III) or (IV) above by the Borrower to the Administrative Agent and the Affected Lender that the Borrower intends to make such substitution; provided, however, that, in the case of any Cost Affected Lender, if more than one such Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Cost Affected Lenders before the Borrower’s receipt of the other Cost Affected Lenders’ claim) less than all, such Lenders making such claims.

(b) If the Substitution Notice was properly issued under this Section 3.07, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable Law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims under this Agreement) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Pro Rata Revolving Share of the Outstanding Amount under the Revolving Credit Facility and its Pro Rata Term Share of the Term Loan, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms of this Agreement and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment, in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender in accordance with the terms of this Agreement.

(c) Each Syndicated Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 3.07, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

3.08 Survival. All of the Borrower’s obligations under this Article III (Taxes, Yield Protection and Illegality) shall survive the termination of the Commitments and repayment in full of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions Precedent to Initial Credit Extensions. The obligation of each Lender on the Closing Date to make any Loan and of each L/C Issuer on the Closing Date to issue or maintain any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Certain Documents. Unless either (x) waived by (A) the Agents with respect to immaterial matters or (B) all of the Lenders in all other cases, or (y) deferred to a reasonable date after the Closing Date at the reasonable discretion of the Agents pursuant to a post-closing agreement entered into on or prior to the Closing Date, in form and substance reasonably satisfactory to the Agents and the Borrower, between the Borrower and the Agents, a copy of which will be furnished to each of the Lenders, the Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Agents, in form and substance reasonably satisfactory to the Agents:

(i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note or Notes of the Borrower conforming to the requirements set forth herein;

(ii) the Guaranty, duly executed by each Guarantor;

(iii) the Pledge and Security Agreement, duly executed by the Borrower and each Guarantor, together with each of the following:

(A) evidence satisfactory to the Agents that, upon the filing and recording of instruments delivered at the Closing Date, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral (subject to only those Permitted Liens having priority over the Liens granted to the Administrative Agent), including (x) such documents duly executed by each Loan Party as the Agents may request with respect to the perfection of the Administrative Agent’s security interests in the Collateral pursuant to the terms of the Collateral Documents (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or evidence Permitted Liens;

(B) share certificates representing all of the certificated Pledged Stock being pledged pursuant to the Pledge and Security Agreement and stock powers or other appropriate instruments of transfer for the certificates evidencing such Pledged Stock executed in blank;

(C) all instruments representing Pledged Notes being pledged pursuant to the Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or executed in blank;

(D) Deposit Account Control Agreements from all Deposit Account Banks to the extent required by Section 6.18 (Control Accounts; Approved Deposit Accounts); and

(E) Securities Account Control Agreements from (1) all securities intermediaries with respect to all Securities Accounts and Securities Entitlements of the Borrower and such each Guarantor and (2) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

(iv) subject to Section 6.15 (Collateral Access Agreements and Bailee’s Letters), the Collateral Access Agreements and Bailee’s Letters as set forth on Schedule 6.15 (Collateral Access Agreements and Bailee’s Letters);

(v) a favorable opinion of (A) Kane Kessler, P.C., counsel to the Loan Parties, in substantially the form of Exhibit I (Form of Opinion of Counsel for the Loan Parties) and (B) counsel to the Loan Parties in Delaware, Indiana and Pennsylvania, each in form and substance satisfactory to the Agents, and in the case of all legal opinions delivered pursuant to this

Agreement, addressed to the Agents and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(vi) a copy of each Closing Related Document certified as being complete and correct by a Responsible Officer of the Borrower;

(vii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party in such State;

(viii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or any other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(ix) a certificate of a Responsible Officer of the Borrower, stating that the Borrower is Solvent after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 6.12 (Use of Proceeds) and the payment of all estimated Attorney Costs, and accounting and other fees related hereto and to the other Loan Documents and the transactions contemplated hereby and thereby;

(x) a certificate of a Responsible Officer of the Borrower to the effect that (A) the conditions set forth in Section 4.02(b) (Conditions to Each Credit Extension) have been satisfied and (B) no litigation or administrative proceeding, or development in any litigation or administrative proceeding shall have been commenced against any Loan Party that has had or could reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the AHI Acquisition, the funding of the initial Credit Extensions under this Agreement or any of the other Closing Transactions;

(xi) a certificate of a Responsible Officer of the Borrower specifying all information necessary for the Administrative Agent and the Lenders to issue wire transfer instructions on behalf of each of the Loan Parties for the initial and subsequent Loans and/or advances to be made under this Agreement, including disbursement authorizations, in form reasonably acceptable to the Agents;

(xii) evidence reasonably satisfactory to the Agents that the Insurance Coverage required by Section 6.07 (Maintenance of Insurance) or by any Collateral Document is in full force and effect, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all Insurance Coverage to be maintained with respect to the properties of the Borrower and the Guarantors; and

(xiii) such other certificates, documents, agreements and information (including information with respect to Environmental Liabilities) respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Agents, the Arrangers and the Lenders, as applicable, all fees and expenses (including Attorney Costs) due and payable on or before the Closing Date (including all such fees described in the Agent/Arranger Fee Letter); provided, that any such fees payable on the Closing Date pursuant to the Agent/Arranger Fee Letter shall be paid by the Borrower as provided therein.

(c) Consummation of Closing Transactions; Etc.

(i) the Agents shall have received a certificate from a Responsible Officer of the Borrower, for the benefit of the Agents, the Lenders and the L/C Issuers, certifying that the Closing Transactions (other than the initial Credit Extensions) have been consummated or shall be consummated simultaneously or immediately following the making of the initial Credit Extensions under this Agreement, in accordance with this Agreement, the AHI Acquisition Documents, the Sponsor Equity Documents, and all other related documentation (without any waiver, amendment or modification of any material provision thereof (other than non-material waivers, amendments or modifications that do not materially adversely affect the interests of the Arrangers, the Administrative Agent or the Lenders), except with the prior written consent of the Arrangers (not to be unreasonably withheld));

(ii) the Administrative Agent shall have received (A) certificates representing all of the Stock of AHI acquired on the Closing Date (which shall be at least 90% of the Stock of AHI), together with stock powers or other appropriate instruments of transfer for such certificates executed in blank and such Stock shall be pledged pursuant to the Pledge and Security Agreement and (B) in the event that the Borrower has acquired greater than 90% but less than 100% of the Stock of AHI on the Closing Date, (I) evidence that Borrower shall have executed a certificate of merger in form and substance appropriate to consummate a “short-form” merger transaction under the laws of the State of Delaware and otherwise reasonably satisfactory to the Agents and (II) certificates representing all of the Stock of a wholly-owned Subsidiary of the Borrower, newly formed to consummate the AHI Acquisition, together with stock powers or other appropriate instruments of transfer for such certificates executed in blank and such Stock shall be pledged pursuant to the Pledge and Security Agreement;

(iii) the Agents shall be satisfied with (A) any material amendments to the AHI Securities Purchase Agreement and the schedules thereto, (B) any material change to the structure of the AHI Acquisition or any of the other Closing Transactions (other than the initial Credit Extensions) from that previously described to the Arrangers and (C) each Closing Related Document; and

(iv) the Agents shall have received satisfactory evidence that AHI shall have received not less than $350,000,000 in aggregate gross cash proceeds raised by the Borrower from the issuance of Equity Securities pursuant to the Sponsor Equity Financing.

(d) Refinanced Indebtedness.

(i) the Agents shall have received reasonably satisfactory evidence that all loans and other obligations under the Existing Jarden Credit Agreement shall have been repaid in full, (A) the Existing Jarden Credit Agreement and all Loan Documents (as defined therein) shall have been terminated on terms satisfactory to the Arrangers, including the release of all Liens granted to the Existing Jarden Agent pursuant thereto and (B) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Borrower and the Existing Jarden Agent or other evidence of such termination in each case in form and substance reasonably satisfactory to the Agents;

(ii) the Agents shall have received satisfactory evidence that all loans and other obligations under the Existing AHI Credit Agreement shall have been repaid in full, (A) the Existing AHI Credit Agreement and all Loan Documents (as defined therein) shall have been terminated on terms reasonably satisfactory to the Agents, including the release of all Liens granted to the Existing AHI Agent and (B) the Administrative Agent shall have received a payoff letter duly executed and delivered by AHI and the Existing AHI Agent or other evidence of such termination in each case in form and substance reasonably satisfactory to the Agents; and

(iii) the Agents shall have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Refinanced Indebtedness (other than the Refinanced Indebtedness described in the foregoing clauses (i) and (ii)) specified on Schedule 4.01(d) (Refinanced Indebtedness) shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated.

(e) Financial Statements of the Borrower. The Lenders shall have received (i) to the extent publicly unavailable prior to the date hereof, audited consolidated and unaudited consolidating (other than with respect to statements of Stockholders’ Equity) balance sheets and related statements of income, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries (prior to giving effect to the AHI Acquisition) for the three fiscal years ended on or before December 31, 2003, in each case, prepared in accordance with, or reconciled to, GAAP and (ii) to the extent completed and available, unaudited consolidated and consolidating (other than with respect to statements of Stockholders’ Equity) balance sheets and related statements of income, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries (prior to giving effect to the AHI Acquisition) for each completed fiscal quarter since the date of the most recent audited financial statements, which unaudited financial statements (x) shall be in form and scope satisfactory to the Agents and (y) shall not be materially inconsistent with the financial statements previously provided to the Lenders.

(f) Financial Statements of the Acquired Business. The Lenders shall have received (i) to the extent publicly unavailable prior to the date hereof, audited consolidated and unaudited consolidating (other than with respect to statements of Stockholders’ Equity) balance sheets and related statements of income, Stockholders’ Equity and cash flows of the AHI Companies for the three fiscal years ended on or before December 31, 2003, in each case, prepared in accordance with, or reconciled to, GAAP and (ii) to the extent completed and available, unaudited consolidated and consolidating (other than with respect to statements of Stockholders’ Equity) balance sheets and related statements of income, Stockholders’ Equity and cash flows of the AHI Companies for each completed fiscal quarter since the date of such audited financial statements, which unaudited financial statements (x) shall be in form and scope satisfactory to the Agents and (y) shall not be materially inconsistent with the financial statements provided to the Lenders prior to the Closing Date (other than (i) with respect to the inclusion of deferred tax liabilities arising prior to the Closing Date with respect to the AHI Companies and (ii) such additional exceptions as may be reasonably acceptable to the Agents).

(g) Pro Forma Financial Statements; Projections.

(i) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of December 31, 2004, adjusted to reflect the pro forma consolidated balance sheet as of the Closing Date based on management’s estimates from and after December 31, 2004, after giving effect to the Closing Transactions, together with a certificate of the chief financial officer or treasurer of the Borrower to the effect that such statements accurately present the pro forma financial position of the Borrower and its Subsidiaries, and the Lenders shall be satisfied that such balance sheet is not materially inconsistent with the forecasts and other information previously provided to the Lenders.

(ii) The Borrower shall have delivered its projections (dated as of October 31, 2004) through the seventh fiscal year after the Closing Date, prepared on an annual basis.

4.02 Conditions Precedent to Each Credit Extension. The obligation of each Syndicated Lender on any date (including the Closing Date) to make any Loan, of the Foreign Currency Fronting Lender on any date (other than the Closing Date) to make any Foreign Currency Loans and of each L/C Issuer on any date (including the Closing Date) to issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. (i) With respect to any Loan (other than a Foreign Currency Loan), the Administrative Agent shall have received a duly executed Revolving Loan Notice, Term Loan Interest Rate Selection Notice, Swing Line Loan Notice, as the case may be, (ii) with respect to any Foreign Currency Loan, the Foreign Currency Fronting Lender and the Administrative Agent shall have received a duly executed Foreign Currency Loan Notice, and (iii) with respect to any Letter of Credit, the Administrative Agent and the L/C Issuer shall have received a duly executed Letter of Credit Application.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or issuance of a Letter of Credit, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article V (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) No Legal Impediments. The making of the Loans or the issuance of such Letter of Credit on such date does not violate any Law (including any Gaming Law) in any material respect on the date of or immediately following such Loan or issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

(d) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request or, in the case of any Foreign Currency Loans, as the Foreign Currency Fronting Lender may reasonably request.

Each submission by the Borrower to the Administrative Agent of a Revolving Loan Notice, Term Loan Interest Rate Selection Notice, Facilities Increase Notice or Swing Line Loan Notice, as the case may be, and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to a L/C Issuer of a Letter of Credit Application, and the issuance of each

Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the issuance of such Letter of Credit.

4.03 Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 4.01 (Conditions Precedent to Initial Credit Extensions), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing or initial issuance of Letters of Credit hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

4.04 Conditions Precedent to Each Facilities Increase.

Each Facilities Increase is subject to the satisfaction of all of the following conditions precedent:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Facilities Increase Date for such Facilities Increase each of the following, each dated such Facilities Increase Date unless otherwise indicated or agreed to by the Agents and each in form and substance satisfactory to the Agents:

(i) written commitments duly executed by the applicable Incremental Lenders in an aggregate amount equal to the amount of the proposed Facilities Increase (as agreed between the Borrower and the Agents but in any case not to exceed, in the aggregate for all such Facilities Increases, the maximum amount set forth in Section 2.01(b) (Term Loan; Facilities Increase)) and, in the case of each Incremental Lender that is not an existing Lender at the time of the applicable Facilities Increase, an assumption agreement in form and substance reasonably satisfactory to the Agents and the Borrower and duly executed by the Borrower, the Agents and such Incremental Lender;

(ii) an amendment to this Agreement, effective as of the Facilities Increase Date and executed by the Borrower, the Agents and the applicable Incremental Lenders, to the extent necessary to implement the terms and conditions of the Facilities Increase (including interest rates, fees and scheduled repayment dates and maturity), as agreed by the Borrower and the Agents but, which, in any case, except for of interest, fees, scheduled repayment dates and maturity, shall not be applied materially differently to the Facilities Increase and the applicable existing Facility;

(iii) certified copies of resolutions of the Board of Directors of each Loan Party approving the consummation of such Facilities Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other Loan Documents to be executed in connection therewith;

(iv) a favorable opinion of counsel for the Loan Parties, addressed to the Agents and the Lenders and in form and substance and from counsel reasonably satisfactory to the Agents; and

(v) such other document as the Agents may reasonably request or as any Incremental Lender participating in such Facilities Increase may reasonably require as a condition to its commitment in such Facilities Increase.

(b) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Agents and the Lenders (including any Person becoming a Lender as part of such Facilities Increase on such Facilities Increase Date), as applicable, all fees and expenses (including Attorney Costs of the Agents) due and payable on or before the Facilities Increase Date (including all such fees described in the Fee Letters).

(c) Conditions to Each Credit Extension. (i) The conditions precedent set forth in Section 4.02 (Conditions Precedent to Each Credit Extension) shall have been satisfied both before and after giving effect to such Facilities Increase, (ii) such Facilities Increase shall be made on the terms and conditions set forth in Section 2.01(b) (Term Loan; Facilities Increase) and (iii) the Borrower shall be in compliance with Section 7.13 (Financial Covenants) on such Facilities Increase Date for the most recently ended fiscal quarter for which financial statements are available pursuant to Section 6.01(a) or (b) (Financial Statements), on a pro forma basis both before and after giving effect to such Facilities Increase.

(d) Weighted Average. As of any Facilities Increase Date, the weighted average life of such Facilities Increase for the Term Loan Facility shall not be shorter than the weighted average life for the Closing Date Term Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, limited partnership, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute and deliver, and perform its obligations under, the Transaction Documents and the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure so to qualify or be licensed could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all applicable Laws except where the failure to be in compliance with such Laws would not, in the aggregate, have a Material Adverse Effect.

5.02 Authorization; No Contravention. (a) Except as set forth on Schedule 5.02 (Conflicts), the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other Organizational Action (including the consent of stockholders where required), and do not and will not (i) contravene or violate any of the terms of any of such Person’s Constituent Documents, (ii) conflict with or result in any breach or contravention of, constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation to which the Person is a party, (iii) result in the creation or imposition of any Lien upon any property of such Person or any of its Subsidiaries except for any Permitted Liens, or (iv) violate any (x) any Gaming Law, the violation of which could reasonably be expected to have a Material Adverse Effect, (y) any other Law (including Regulations T, U and X of the FRB) or (z) order, injunction, writ or decree of any Governmental Authority or arbitral award to which such Person or its property is subject.

(b) Except as set forth on Schedule 5.02 (Conflicts), the execution, delivery and performance by each Loan Party of each Transaction Document (other than the Loan Documents) to which such Person is party, have been duly authorized by all necessary corporate or other Organizational Action (including the consent of stockholders where required), and do not and will not (i) contravene or violate any of the terms of any of such Person’s Constituent Documents, (ii) conflict with or result in any breach or contravention of, constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation to which the Person is a party to the extent any of the foregoing circumstances described in this clause (ii) could not reasonably be expected to have a Material Adverse Effect, (iii) result in the creation or imposition of any Lien upon any property of such Person or any of its Subsidiaries except for any Permitted Liens, or (iv) violate any Law (including any Gaming Law), order, injunction, writ or decree of any Governmental Authority or arbitral award to which such Person or its property is subject, in each case, the violation of which could reasonably be expected to have a Material Adverse Effect.

5.03 Governmental and Third-Party Authorization; Gaming Authorizations.

(a) No further approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, including, to the best of the Company’s knowledge after due inquiry, any Gaming Authority, or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document, any Transaction Document which, in each instance, either (i) has not been obtained or effected or (ii) with respect to which the failure so to obtain or effect could not reasonably be expected to have a Material Adverse Effect.

(b) All Gaming Authorizations have been duly obtained and are in full force and effect in each jurisdiction where the business of the Borrower or its Subsidiaries require such Gaming Authorizations, except where any such failure to obtain such Gaming Authorizations or any such conflict or restriction could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any written notice or other written communications from any Gaming Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Gaming Authorizations, or (ii) any other limitations on the conduct of business by the Borrower or any of its Subsidiaries, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

5.04 Binding Effect. This Agreement, each Transaction Document has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Each of this Agreement and each Transaction Document constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar Laws relating to or affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at Law or in equity).

5.05 Financial Statements; No Material Adverse Effect.

(a) Each of the Audited Financial Statements (i) was prepared in accordance with GAAP consistently applied with respect to accounting principles throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material Indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries, including material liabilities for taxes, material commitments and material Indebtedness to the extent disclosure of the same (including disclosure in the notes to financial statements) would be required to be disclosed under GAAP.

(b) Each of the financial statements delivered pursuant to Section 4.01(f)(i) (Financial Statements of the Acquired Business): (i) was prepared in accordance with GAAP consistently applied with respect to accounting principles throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of AHI and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of AHI and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent disclosure of the same (including disclosure in the notes to financial statements) would be required to be disclosed under GAAP.

(c) (i) The financial reports delivered pursuant to Section 4.01(f)(ii) (Financial Statements of the Acquired Business) hereof were prepared in accordance with GAAP consistently applied with respect to accounting principles throughout the period covered thereby, except as otherwise expressly noted therein and except, in the case of the interim financial statements provided therewith, no footnoted disclosures required by GAAP were provided; and (ii) each of the pro forma financial statements, giving effect to the AHI Acquisition, delivered pursuant to Section 4.01(g) hereof (A) fairly presents in all material respects the pro forma financial condition of the Borrower and its Subsidiaries as of the date thereof on a pro forma basis, and (B) shows all direct, non-contingent material indebtedness and other material liabilities of the Borrower and its Subsidiaries as of the date thereof, including direct, non-contingent material liabilities for taxes, material commitments and material Indebtedness to the extent disclosure of the same (including disclosure in the notes to financial statements) would be required to be disclosed under GAAP, pro forma for the AHI Acquisition.

(d) Since December 31, 2003, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; provided, that the Agents and the Lenders agree that the events and circumstances specified on Schedule 5.05 (MAE Matters) shall not, in and of themselves, be deemed to have a Material Adverse Effect to the extent arising prior to the Closing Date from the AHI Acquisition.

5.06 Litigation. There are no actions, investigations, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or any of the Guarantors, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or any Transaction Document, or any of the transactions contemplated thereby or hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the

Closing Transactions or the other transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09 Environmental Compliance.

(a) The Borrower and each Subsidiary is and has been in compliance with all applicable Environmental Laws and has not received written notice of any unresolved potential liability, violation or delinquency with respect to any Environmental Law, including pursuant to any agreement with any Person, or any Permit or order from any Governmental Authority, other than any non-compliance, liabilities, violations or delinquencies that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each Subsidiary has obtained all Environmental Permits, except where any such failure to obtain any Environmental Permit could not reasonably be expected to have a Material Adverse Effect. Each Environmental Permit of the Borrower and each Subsidiary remains in full force and effect, is not subject to appeal or any pending or, to the knowledge of the Borrower, threatened administrative or judicial proceedings, other than administrative review processes in the ordinary course of pending renewals, and complete applications for all material new, modified or renewed Environmental Permits that are presently due or pending have been submitted on a timely basis except where the failure to obtain any such Environmental Permit, take any such action or where such appeal or proceeding would, if adversely determined, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice that any Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present or presently proposed operation of the relevant facility except to the extent that such refusal to issue or renew any such Environmental Permit could not reasonably be expected to have a Material Adverse Effect.

(c) There is no Environmental Claim pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or otherwise relating to any of the properties of such Persons, other than Environmental Claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the production, use, sale, storage, transportation, handling, release, threatened release, emission, discharge, presence or disposal of any Hazardous Materials, that would reasonably be expected to form the basis of any Environmental Claim or prevent continued compliance with Environmental Laws relating to their respective businesses or any of their respective properties or against the Borrower or any Subsidiary.

(d) Neither the Borrower nor any Subsidiary is, or will be, required to incur material capital cost or expense to cause its operations or properties to achieve or maintain compliance with applicable Environmental Laws under current operational conditions, other than capital costs or expenses that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(e) To the knowledge of the Borrower, neither the Borrower nor any Subsidiary has manufactured, distributed or sold any asbestos-containing material during the five-year period ended on the Closing Date or at any time thereafter, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Borrower, threatened proceedings against the Borrower or any of its Subsidiaries arising out of any lead-containing, silica-containing or asbestos-containing material or the exposure to or release thereof. In the five-year period ended on the Closing Date, except as set forth on Schedule 5.09 (Environmental Matters), there have been no proceedings against the Borrower or any of its Subsidiaries, to the knowledge of the Borrower, arising out of any asbestos-containing material or the exposure to or release thereof.

(f) Neither the Borrower nor any Subsidiary has any material obligation under any Contractual Obligation with any Person or pursuant to an order of a Governmental Authority for conducting any site investigation or cleanup other than any such obligations which could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any Environmental Liability or corrective, investigatory or remedial obligation of any other Person or for any business or property previously owned or operated by the Borrower or any Subsidiary relating to any Environmental Law, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, such Insurance Coverage being in such amounts (after giving effect to any self-insurance compatible with the following standards, including any such self-insurance disclosed on Schedule 5.10 (Insurance)), with such deductibles and covering such risks as are, to the knowledge of the Borrower, customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate. In addition to, and without being limited by, the foregoing, the Borrower and its Subsidiaries are currently maintaining the Insurance Coverage required by each of the Collateral Documents, and all premiums payable in respect of such Insurance Coverage (other than in respect of any self-insurance) are current and all such Insurance Coverage is in force and effect.

5.11 Taxes.

(a) The Borrower and its Subsidiaries have filed with the appropriate Governmental Authorities all Federal, state and other material tax returns and reports (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, all such Tax Returns are true and correct in all material respects. To the knowledge of the Borrower, no Tax Return of the Borrower or any of its Tax Affiliates is under audit or examination by any Governmental Authority, which audit or examination could reasonably be expected to be material to the Borrower and its Subsidiaries, taken as a whole, and no notice of such an audit or examination or any assertion of any claim for a material amount of taxes has been given or made by any Governmental Authority.

(b) There is no proposed tax assessment against the Borrower or any Subsidiary, including any such assumed by any Loan Party under the Transaction Documents, that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Except as disclosed on Schedule 5.12 (ERISA Matters), each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any required amendment for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Except as disclosed on Schedule 5.12 (ERISA Matters), each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions in excess of $1,000,000 in the aggregate to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as disclosed in the Borrower’s audited and unaudited financial statements furnished to the Agents and the Lenders pursuant to Section 6.01(a) and (b) (Financial Statements) or the audited and unaudited financial statements of the AHI Companies furnished to the Lenders pursuant to Section 4.01(f) (Financial Statements of the Acquired Business), as the case may be, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, in each case, except to the extent the foregoing could not reasonably be expected to results in costs or liabilities to the Loan Parties, taken as a whole, that would exceed, in the aggregate, the Threshold Amount.

5.13 Ownership of Subsidiaries.

(a) Set forth on Schedule 5.13 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date (and after giving effect to the Closing Transactions), all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number of such shares outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable)

and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement and other Permitted Liens arising by operation of Law), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and the Subordinated Indentures.

(b) The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 7.02 (Investments).

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.

5.15 Disclosure. No statement, information, report, representation, or warranty made by any Loan Party in any Loan Document or furnished to any Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document (i) except with respect to financial projections concerning the Borrower and its Subsidiaries, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) in the case of financial projections concerning the Borrower and its Subsidiaries, have been prepared in good faith based upon assumptions the Borrower believes to be reasonable.

5.16 Intellectual Property; Licenses, Etc. Each of the Borrower and its Subsidiaries own, license or otherwise possess the valid right to use all Material Intellectual Property that is currently used for the operation of their respective businesses, without, to the knowledge of the Borrower after due inquiry, infringement upon or conflict with the rights of any other Person with respect thereto other than infringements or conflicts that could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower after due inquiry, no material slogan or other advertising device, product, process, method, substance, part, component or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon or conflicts with any Intellectual Property rights held by any other Person other than infringements or conflicts that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

5.17 Labor Matters.

(a) There are no strikes, work stoppages, slowdowns or lockouts pending nor threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b) There are no unfair labor practices, arbitrations, grievances or complaints pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

5.18 Solvency. On and as of the Closing Date, the Borrower and each of the Subsidiaries (other than Immaterial Subsidiaries, as to which no representation is made) are Solvent, both individually and collectively, measured after giving effect to (i) the consummation of the AHI Acquisition, (ii) the initial Credit Extensions made on the Closing Date hereunder, and (iii) the consummation of the other Closing Transactions.

5.19 Off-Balance Sheet Liabilities. Neither the Borrower nor any Subsidiary has any Off-Balance Sheet Liabilities other than (a) the liabilities arising under the Coleman IRB Bonds and the Coleman IRB Leases (which liabilities offset each other in full), (b) Off-Balance Sheet Liabilities described in (i) the notes to the Borrower’s audited and unaudited financial statements furnished to the Agents and the Lenders pursuant to Section 6.01(a) and (b) (Financial Statements) or (ii) the Management’s Discussion and Analysis included in the Borrower’s periodic reports filed with the Commission on Form 10-K or Form 10-Q, as the case may be, copies of which shall be furnished to the Agents pursuant to Section 6.02 (Certificates; Other Information) and (c) other Off-Balance Sheet Liabilities described on Schedule 5.19 (Off-Balance Sheet Liabilities).

5.20 Tax Shelter Regulations. The Borrower does not intend to treat the Revolving Loans, the Swing Line Loans, the Term Loan and/or the Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Revolving Loans, its Pro Rata Term Share of the Term Loan, and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.21 Use of Proceeds. The proceeds of the Term Loan received on the Closing Date are being used by the Borrower to consummate the Closing Transactions. The proceeds of the Revolving Loans, Foreign Currency Loans and the Letters of Credit, and of any Incremental Term Loans made pursuant to any Facilities Increase, are being used by the Borrower solely for working capital and other general corporate purposes (including the making of Permitted Acquisitions).

5.22 Title; Real Property.

(a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property material to the Borrower and its Subsidiaries, taken as a whole, and good title to all personal property material to the Borrower and its Subsidiaries, taken as a whole, in each case that is purported to be owned or leased by it, including those reflected on the most recent audited financial statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 7.01 (Liens). The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s and its Subsidiaries’ right, title and interest in and to all such material property.

(b) All Permits required to have been issued or appropriate to enable all material Real Property owned or leased by the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any material Real Property owned or leased by the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

5.23 Closing Related Documents; Subordinated Indentures.

(a) None of the Closing Related Documents has been amended or modified in any material respect and no material provision therein has been waived, except in each case to the extent not otherwise prohibited by this Agreement, and each of the representations and warranties made by the Borrower therein are true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both, would be a default by the Borrower has occurred thereunder.

(b) The Obligations constitute “Senior Debt” (or, in the case of Subordinated Indentures entered into after the Closing Date, if any, “Senior Debt” or other comparable term) as defined in the Subordinated Indentures.

5.24 OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii)(A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person, and the proceeds from the Credit Extensions made pursuant to this Agreement will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country or Person.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Contingent Obligations consisting of continuing indemnities and other Contingent Obligations of the Borrower or any Guarantor that may be owing to the Lenders pursuant to the Loan Documents and expressly survive termination of this Agreement), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 (Financial Statements), 6.02 (Certificates; Other Information) and 6.03 (Notices)) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Agents and each Lender, in form and detail reasonably satisfactory to the Agents and the Required Lenders:

(a) promptly after available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending on December 31, 2004), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, cash flows and Stockholders’ Equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of the Borrower’s Accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit or the going concern status of the Borrower nor to any other qualifications and exceptions not reasonably acceptable to the Required Lenders; and

(b) promptly after available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, cash flows and Stockholders’ Equity for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal, recurring year end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Agents, in form and detail reasonably satisfactory to the Agents and the Required Lenders:

(a) promptly after the delivery of the financial statements referred to in Section 6.01(a) (Financial Statements), a certificate of the Borrower’s Accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth in Section 7.13 (Financial Covenants) or, if any such Default or Event of Default shall exist, stating the nature and status of such Default or Event of Default;

(b) promptly after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (Financial Statements), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.13 (Financial Covenants), the Borrower may deliver, together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 7.13(c); provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may from time to time request.

Each document required to be delivered pursuant to Section 6.01(a) or (b) (Financial Statements) shall be deemed to have been delivered on the date on which the Borrower posts such document on its website at www.jarden.com, or when such document is posted on the Commission’s website at www.sec.gov (the “SEC Website”) or on an Approved Electronic Communications Platform (each of the foregoing an “Informational Website”); provided, that (i) the Borrower shall deliver paper copies of all such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Administrative Agent and each Lender shall be notified by electronic mail of the applicable Informational Website and of the posting of each such document. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this paragraph, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices.

(a) Promptly notify the Agents:

(i) of the occurrence of any Default or Event of Default;

(ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, any of the Loan Documents, Transaction Documents or any other Contractual Obligation (including Contractual Obligations arising under Leases) of the Borrower or any Subsidiary; or (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority (including any Gaming Authority);

(iii) of any litigation, investigation or proceeding affecting the Borrower or any Subsidiary in which the amount involved (excluding amounts covered by applicable Insurance Coverage as to which no reservation of rights is in effect) could reasonably be expected to exceed the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(iv) of the occurrence of any material ERISA Event;

(v) of any change in accounting policies or financial reporting practices by the Borrower or any Subsidiary for which the Borrower is required to notify the Agents pursuant to Section 1.03 (Accounting Terms);

(vi) of any (A) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws; (B) release or threatened release by the Borrower or any Subsidiary, or by any Person handling, transporting or disposing of any Hazardous Materials on behalf of the Borrower or any Subsidiary, or at any facility or property owned or leased or operated by the Borrower or any Subsidiary, of any Hazardous Materials, except where occurring legally; (C) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials; or (D) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws except to the extent such litigation or proceeding could not reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount;

(vii) of any (A) material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (B) Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person, in each case, that could reasonably be expected to result in a Material Adverse Effect; and

(viii) of any cancellation, termination or loss of any material Contractual Obligation (including any material Lease), any other material customer arrangement except to the extent such cancellation, termination or loss could not reasonably be expected to result in a Material Adverse Effect.

(b) Prior to any Disposition of property with a Fair Market Value in excess of $50,000,000 (or its Dollar Equivalent), the Borrower shall notify the Administrative Agent in accordance with Section 7.05(c) (Dispositions) in writing (a) describing such Disposition or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

(c) The Borrower shall provide any Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as such Agent or such Lender through the Administrative Agent may from time to time reasonably request.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, and with respect to matters in clause (a) (vi), copies of all related notices, complaints, orders, directives, claims and citations. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04 Payment of Obligations. (a) Pay and discharge as the same shall become due and payable, other than in respect of any Securitization Entity, all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and subject to any provision of this Agreement, and (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, pay and discharge as the same shall become due and payable, all other obligations and liabilities, other than obligations and liabilities of any Securitization Entity, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and (ii) all lawful claims which, if unpaid, would by Law become a Lien (other than during the period in which such Lien may be a Permitted Lien) upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and foreclosure or other enforcement of such Liens in respect of the Collateral have not commenced or have been effectively stayed.

6.05 Preservation of Existence, Etc. Except in a transaction permitted by Section 7.04 (Fundamental Changes) or Section 7.05 (Dispositions), preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, Permits and franchises necessary in the normal conduct of its business, and preserve or renew all of its registered Material Intellectual Property, except in each case to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. (a) Maintain (i) Insurance Coverage with a Captive Insurance Entity (to the extent such Captive Insurance Entity is created and capitalized in accordance with the terms of this Agreement) and/or financially sound and reputable insurance or reinsurance companies or associations (as applicable) that are not Affiliates of the Borrower, Insurance Coverage with respect to its properties and business covering such risks, losses or damages of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and, in any event, all insurance required by any Collateral Document and (ii) such other Insurance Coverage or reinsurance, if applicable, as may be reasonably requested by the Required Lenders and (b) cause all such Insurance Coverage (other than any self-insurance programs) and, if applicable, reinsurance, to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

6.08 Compliance with Laws and Contractual Obligations; Maintenance of Gaming Licenses.

(a) Comply in all material respects with the requirements of all Laws (including Environmental Laws but excluding Gaming Laws, with respect to which the representations and warranties of the Borrower are set forth in clause (c) below) and Contractual Obligations applicable to it or to its business or property, except (other than with respect to those matters covered in clause (b) below) in such instances in which (i) such requirement of Law or Contractual Obligation is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect thereto; or (ii) with respect to Contractual Obligations only, the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) In addition to the foregoing, if the Borrower or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Borrower or any Subsidiary has violated any Environmental Law, has released any Hazardous Material, or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Borrower and any Subsidiary shall, within the time period permitted and to the extent required by applicable Laws or the Governmental Authority responsible for enforcing such Environmental Law, and in each case, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability unless such requirement is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and such contest effectively stays any requirement to effect such removal or remedy.

(c) The Borrower shall, and shall cause each of its Subsidiaries to, maintain (i) such valid Gaming Authorizations, gaming licenses, registrations and findings of suitability in all jurisdictions in which the Borrower or its Subsidiaries engage in business requiring such Gaming Authorizations, except to the extent that any failure to maintain such item, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, further, the Borrower and each of its Subsidiaries shall not transfer any such Gaming Authorizations or gaming licenses which are required in their respective business operations to any other Person unless the applicable Gaming Authority has approved the pledge to the Administrative Agent for the benefit of the Secured Parties of the Pledged Stock of such Person and (ii) comply in all material respects with all applicable Gaming Laws except to the extent any non-compliance could not reasonably be expected to result in a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, pursuant to which financial statements in conformity with GAAP consistently applied with respect to accounting principles can be created; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at reasonable times during normal business hours as often as may be reasonably desired, and upon reasonable advance notice to the Borrower, and (subject to the following proviso) (a) at the expense of the Borrower one time per year in the case of inspection by the Administrative Agent or such other Lender as it may designate, and (b) otherwise at the expense of the Lenders; provided, however, that when a Default or Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, in each case unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.12 Use of Proceeds. Use the entire amount of the proceeds of the Loans and other Credit Extensions as provided in Section 5.21 (Use of Proceeds).

6.13 Conduct of Business; Maintain Principal Line of Business. Except with respect to a Securitization Entity, continue at all times to (a) conduct its business in the ordinary course, (b) engage principally in a Permitted Business and (c) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

6.14 New Subsidiaries and Pledgors. (a) To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), the Borrower agrees promptly (and in any event, within 60 days of the Closing Date or the date of acquisition of such property or Persons (or such later date as may be agreed to by the Agents)) to do, or cause each Subsidiary of the Borrower to do, each of the following, unless otherwise agreed by the Agents:

(i) deliver to the Administrative Agent such duly-executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Agents and as the Agents deem necessary or advisable in order to ensure that each Domestic Subsidiary of each Loan Party and each material Direct Foreign Subsidiary which has guaranteed any Indebtedness of the Borrower guarantees, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that in no event shall any Foreign Subsidiary be required to guaranty the payment of the Obligations, unless (x) the Borrower and the Agents otherwise agree or (y) such Foreign Subsidiary has guarantied any Indebtedness of the Borrower;

(ii) deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Agents and as the Agents deem necessary or advisable in order to (A) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by the Borrower or any Guarantor and (B) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Borrower or any Guarantor (or Person who becomes a Guarantor); provided, however, that in no event shall the Borrower or any Guarantor be required to pledge (I) in excess of 65% of the outstanding Voting Stock of any Direct Foreign Subsidiary, (II) unless such Stock is otherwise held by the Borrower or any Guarantor, any of the Stock of any Non-U.S. Person that is a Subsidiary of such direct Subsidiary, (III) solely to the extent that any Domestic Person that is an International Holding Company or a “disregarded entity” for purposes of the Code (each such International Holding Company or “disregarded entity”, a “Specified Entity”) owns the Equity Securities of any Non-U.S. Person, (A) any Voting Stock of such Specified Entity in excess of 65% of the total outstanding Voting Stock of such Specified Entity and (B) all of the Voting Stock that such Specified Entity owns in its Subsidiaries that are Non-U.S. Persons or (IV) any assets of any Foreign Subsidiary, unless (x) in the case of any of the foregoing clauses (I), (II), (III) or (IV), the Borrower and the Agents otherwise agree or (y) in the case of any of the foregoing clauses (I), (II) or (IV), the pledgor thereof is a Foreign Subsidiary and a Guarantor;

(iii) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Notes and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements, if any, executed pursuant to clause (ii) above, together with (A) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (B) in the case of Pledged Notes and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(iv) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (i) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (ii) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Agents;

(v) if requested by the Agents, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agents.

(b) Notwithstanding anything contained in Section 6.14(a) above, so long as no Default or an Event of Default has occurred and is continuing, no Immaterial Subsidiary acquired after the Closing Date shall be required to be a Guarantor and neither the Borrower nor any Guarantor shall be required to deliver to the Administrative Agent the certificates evidencing the Stock or Stock Equivalents of any such Immaterial Subsidiary owned by such Person; provided that in the event any Subsidiary ceases at any time to be an Immaterial Subsidiary, not later than 30 days after such Subsidiary ceases to be an Immaterial Subsidiary (or such later date as may be agreed to by the Agents), (i) such Subsidiary shall comply with the provisions of Section 6.14(a) and (ii) the Borrower or the applicable Guarantor shall deliver to the Administrative Agent the certificates evidencing the Stock or Stock Equivalents of such Subsidiary owned by the Borrower or such Guarantor in accordance with Section 6.14(a) above.

(c) Notwithstanding anything contained in Section 6.14(a) above, no Securitization Entity shall be required at any time (i) to be a Guarantor hereunder or (ii) to comply with any of the provisions of Section 6.14(a); provided, that the Borrower or any Guarantor holding the Stock or Stock Equivalents of any Subsidiary that is a Securitization Entity shall be required to deliver to the Administrative Agent the certificates evidencing the Stock or Stock Equivalents of such Securitization Entity owned by such Person; and provided, further, that in the event any such Subsidiary ceases at any time to be a Securitization Entity, not later than 30 days after such Subsidiary ceases to be a Securitization Entity (or such later date as may be agreed by the Agents), such Subsidiary shall comply with the provisions of Section 6.14(a), unless such Securitization Entity is an Immaterial Subsidiary.

6.15 [Reserved].

6.16 Real Property.

(a) (i) Comply in all material respects with all of their respective material obligations under all of their respective Leases relating to material manufacturing facilities now or hereafter held respectively by them and (ii) not assign or sublet any Lease if such assignment or sublet would have a Material Adverse Effect.

(b) Upon written request of the Administrative Agent, the Borrower shall, and shall cause such Subsidiary to, provide environmental information to the Agents with respect to any material Real Property initially leased or acquired after the Closing Date by the Borrower or any Guarantor, in form and substance satisfactory to the Agents, showing no conditions that could reasonably be expected to give rise to Environmental Liabilities that, in the aggregate for all such Real Property leased or acquired after the Closing Date, are in excess of the Threshold Amount.

6.17 Interest Rate Contracts. The Borrower shall, within 120 days after the Closing Date, enter into one or more Swap Contracts (including Swap Contracts existing on the Closing Date), on terms and with counterparties reasonably satisfactory to the Agents, covering a notional amount sufficient to ensure that at least 30% of the sum of (i) the aggregate outstanding principal amount of the Term Loan plus (ii) the aggregate outstanding principal amount of the Subordinated Indebtedness, is effectively paid on a fixed rate basis for a period of at least 3 years after the Closing Date.

6.18 Control Accounts; Approved Deposit Accounts.

(a) The Borrower shall, and shall cause each of its Subsidiaries, with the exception of any Foreign Subsidiary, Immaterial Subsidiary or Securitization Entity, to (i) deposit in an Approved Deposit Account all cash they receive, (ii) not establish or maintain any Securities Account that is not subject to a Securities Account Control Agreement and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and each of its Subsidiaries may (x) maintain payroll, withholding tax and other fiduciary accounts in Deposit Accounts that are not Approved Deposit Accounts and (y) maintain Deposit Accounts which are not subject to a Deposit Account Control Agreement and Securities Accounts which are not subject to a Securities Account Control Agreement, in each case, as long as the sum of the aggregate balance in all such Deposit Accounts and the aggregate value of all such financial assets and other property in all such Securities Accounts does not exceed $25,000,000; provided, further, that notwithstanding the foregoing, the provisions of this Section 6.18(a) shall not apply to the Collection Account.

(b) The Administrative Agent may establish one or more Cash Collateral Accounts with such Deposit Account Banks or Securities Intermediaries as it in its reasonable discretion shall determine; provided, however, that no Cash Collateral Account shall be established with respect to the assets of any Foreign Subsidiary, Immaterial Subsidiary or Securitization Entity. The Borrower agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account”. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Eligible Securities at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Eligible Securities as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the Borrower or any Subsidiary of the Borrower or any Person claiming on behalf of or through the Borrower or any Subsidiary of the Borrower shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.06(e) (Mandatory Prepayments).

6.19 Immaterial Subsidiaries. The Borrower may from time to time designate any one or more of its Domestic Subsidiaries as an Immaterial Subsidiary (or withdraw any such designation) by delivering a written notice of such designation (or withdrawal of designation) to the Administrative Agent on or prior to the date of such designation. Any such notice shall (a) specify the effective date of such designation or withdrawal of designation, (b) specify each Subsidiary so designated pursuant to such notice, (c) specify each Subsidiary with respect to which its previous designation as an Immaterial Subsidiary is being withdrawn, (d) specify a list of all Subsidiaries which are Immaterial Subsidiaries after giving effect to such designation or withdrawal of designation, as the case may be, (e) certify that no Default or Event of Default shall have occurred and be continuing before and immediately after giving effect to such designation or withdrawal of designation or would result therefrom and (f) certify compliance with clauses (i) and (ii) of the definition of “Immaterial Subsidiary” and, upon the request of either Agent, provide supporting calculations in reasonable detail.

6.20 Further Assurances. At the Borrower’s cost and expense, upon the reasonable request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Guaranty, the Collateral Documents and the other Loan Documents.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied (other than Contingent Obligations consisting of continuing indemnities and other Contingent Obligations of the Borrower or any Guarantor that may be owing to the Lenders pursuant to the Loan Documents and expressly survive termination of this Agreement), or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(a) Liens created or arising pursuant to the Collateral Documents or any other Loan Document;

(b) Liens existing as of the Closing Date and listed on Schedule 7.01 (Existing Liens) and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b) (Indebtedness);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords who are not subject to a Collateral Access Agreement, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) statutory Liens in respect of the Employee Plans (as defined in the Canadian Credit Agreement) and the Statutory Plans (as defined in the Canadian Credit Agreement) incurred in the ordinary course of business and any pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable Laws, all to the extent incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Real Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person conducted and proposed to be conducted at such Real Property;

(h) Liens securing judgments for the payment of money in an aggregate amount not in excess of $50,000,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

(i) Liens securing Indebtedness owing by any Subsidiary that is not a Guarantor to the Borrower or any Guarantor;

(j) encumbrances arising under Leases or subleases of Real Property that do not, in the aggregate, materially detract from the value of such Real Property to the business, operations or condition (financial or otherwise) of the applicable Person or materially interfere with the ordinary conduct of the business of the applicable Person conducted and proposed to be conducted at such Real Property;

(k) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(l) (i) Liens securing Indebtedness permitted under Section 7.03(d) (Indebtedness); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby (x) is not less than 75% of the cost of property acquired on the date of acquisition and (y) does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition; and (ii) any Lien securing the renewal, extension, refinancing or refunding of any such Indebtedness without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 7.03 (Indebtedness);

(m) Liens granted pursuant to the Coleman IRB Documents; provided, that such Liens attach only to the property that is financed with the proceeds of the Coleman IRB Bonds;

(n) Liens granted by Coleman on its whole life insurance policies to secure cash surrender value loans to the extent permitted under Section 7.03(l) (Indebtedness);

(o) Liens on assets of any Subsidiary securing Indebtedness of such Subsidiary to the extent such Indebtedness is permitted by Section 7.03(k) (Indebtedness);

(p) Liens granted by a Subsidiary in favor of a licensor under any Intellectual Property license agreement entered into by such Subsidiary, as licensee, in the ordinary course of such Subsidiary’s business; provided, that (i) such Liens do not encumber any property other than the Intellectual Property licensed by such Subsidiary pursuant to the applicable license agreement and the property manufactured or sold by such Subsidiary utilizing such Intellectual Property and (ii) the value of the property subject to such Liens does not, at any time, exceed the Dollar Equivalent of $3,000,000 in the aggregate;

(q) Liens existing on assets acquired by the Borrower or any of its Subsidiaries pursuant to any Permitted Acquisition; provided, that (i) such Liens secure Indebtedness permitted pursuant to Section 7.03 (Indebtedness) and (ii) such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured immediately prior to such Permitted Acquisition;

(r) prior to the date on which the applicable Permitted Acquisition is consummated, Liens arising from any escrow arrangement, on terms and conditions satisfactory to the Agents, pursuant to which the proceeds of any Equity Issuance or other funds used to finance all or a portion of such Permitted Acquisition are required to be held in escrow pending release to consummate such Acquisition;

(s) licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries to the extent such licenses are permitted by Section 7.05 (Dispositions);

(t) Liens on (i) the assets of a Securitization Entity securing Indebtedness owing by any Securitization Entity pursuant to any Permitted Receivables Financing and (ii) any right, title and interest of any Originator (as such term is defined in the Securitization Facility Documents) in any Receivables and Related Assets transferred or intended to be transferred by such Originator pursuant to the Securitization Facility Documents; and

(u) additional Liens so long as the aggregate principal amount of the obligations secured thereby does not exceed $75,000,000 at any time outstanding.

Notwithstanding anything to the contrary in the foregoing, except for Liens granted to the Administrative Agent pursuant to the Collateral Documents, none of the Borrower or any other Loan Party shall create, incur, assume or suffer to exist any pledge of, or any other Lien upon, the Equity Securities of any International Holding Company or any Foreign Subsidiary of any International Holding Company.

7.02 Investments. Make any Investments, except:

(a) Investments that are existing as of the Closing Date and listed on Schedule 7.02 (Existing Investments);

(b) Investments held by the Borrower or such Subsidiary in the form of cash or Eligible Securities or cash equivalents (as defined pursuant to GAAP) and, to the extent required pursuant to Section 6.18 (Control Accounts; Approved Deposit Accounts), held in a Deposit Account or a Securities Account with respect to which the Administrative Agent for the benefit of the Secured Parties has a first priority perfected Lien (subject to Permitted Liens arising by operation of Law);

(c) loans or advances to officers, directors and employees of the Borrower or any Subsidiaries of the Borrower for travel, entertainment, relocation and analogous ordinary business purposes and in the ordinary course of business as presently conducted, other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all such loans and advances permitted pursuant to this clause (c) shall not exceed the Dollar Equivalent of $2,000,000 at any time outstanding;

(d) Investments of (i) any Subsidiary in the Borrower, (ii) the Borrower or any Subsidiary in a Guarantor, (iii) any Subsidiary that is not a Guarantor in another Subsidiary that is not a Guarantor, or (iv) the Borrower or any Guarantor in any Subsidiary or Joint Venture that is not a Guarantor in an amount not to exceed the Dollar Equivalent of the sum of (a) $50,000,000 and (b) the Applicable Amount in the aggregate at any time outstanding; provided that any Indebtedness in respect of such Investment is permitted under Section 7.03(e) (Indebtedness);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments permitted by Section 7.04 (Fundamental Changes);

(g) Investments permitted by Section 7.07 (Restricted Payments);

(h) Investments in Permitted Acquisitions;

(i) Investments in Heracleo Naipes Fournier, a Subsidiary of Bicycle, in an amount not to exceed the Dollar Equivalent of $10,000,000;

(j) Investments constituting Contingent Obligations permitted by Section 7.03 (Indebtedness);

(k) Investments under Swap Contracts mandated by Section 6.17 (Interest Rate Contracts) and other Swap Contracts not otherwise prohibited by this Agreement;

(l) Investments made by Coleman under the Coleman IRB Documents, provided that the Coleman IRB Bonds are pledged to the Administrative Agent for the benefit of the Secured Parties; and

(m) Investments pursuant to the Intropack Agreement in an aggregate amount not to exceed $7,500,000;

(n) Investments in a Captive Insurance Entity; provided, however, that the aggregate amount of all such Investments made (i) during the period commencing on the date the Captive Insurance Entity is created and ending on the last day of the fiscal year in which such Captive Insurance Entity is created shall not exceed an amount to be agreed upon by the Agents and the Borrower and (ii) during each fiscal year thereafter shall not exceed an amount to be agreed upon by the Agents and the Borrower;

(o) Investments made or arising under or in connection with a Permitted Receivables Financing; provided, that the cash component of such Investments shall not exceed an aggregate principal amount of $1,000,000 at any time outstanding; and

(p) other Investments in an aggregate outstanding principal amount not to exceed, at any time, the Dollar Equivalent of $75,000,000.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness under the Loan Documents (other than in respect of Swap Contracts);

(b) Indebtedness under the Subordinated Notes, the AHI Assumed Indebtedness and the other Indebtedness outstanding as of the Closing Date and all as disclosed on Schedule 7.03 (Outstanding Indebtedness) and any refinancings, refundings, renewals or extensions thereof; provided, however, that any such refinancing, renewal, refunding or extension is in an aggregate principal amount not greater than the principal amount (plus any interest or premium outstanding thereon) of, and is on terms no less favorable (taken as a whole) to the Borrower or the applicable Subsidiary, including as to weighted average maturity, than the Indebtedness being refinanced, renewed, refunded or extended;

(c) Contingent Obligations of (i) the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor, (ii) any Subsidiary that is not a Guarantor in respect of Indebtedness otherwise permitted hereunder of any Subsidiary, provided that with respect to each of the foregoing clauses (i) and (ii), such Contingent Obligations with respect to Indebtedness that is subordinated to the Obligations shall be subordinated to the same or greater extent, and (iii) the Borrower or any Subsidiary in the form of customary and commercially reasonable indemnification obligations incurred in good faith in connection with any Prior Acquisition, any Permitted Acquisition or otherwise in connection with Contractual Obligations entered into in the ordinary course of business;

(d) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(l) (Liens); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the Dollar Equivalent of $100,000,000;

(e) Indebtedness (i) of the Borrower or any Guarantor owing to the Borrower or any Guarantor, (ii) of any Subsidiary that is not a Guarantor owing to the Borrower or any Subsidiary, and (iii) of the Borrower or any Guarantor owing to any Subsidiary that is not a Guarantor in an aggregate principal amount not to exceed the Dollar Equivalent of $35,000,000 at any time outstanding for all such Indebtedness permitted under this clause (iii);

(f) Indebtedness of the Borrower arising under (i) the Series C Preferred Stock issued to the Sponsor and outstanding on the Closing Date and (ii) other Stock or Stock Equivalents issued by the Borrower so long as there is no obligation to purchase, redeem, retire, defease or otherwise purchase such Equity Securities prior to the one year anniversary of the Term Loan Maturity Date;

(g) obligations under Swap Contracts mandated by Section 6.17 (Interest Rate Contracts) and other Swap Contracts not otherwise prohibited by this Agreement; provided, that such Swap Contracts do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h) unsecured Indebtedness that is subordinated in right of payment to the Obligations hereunder and otherwise on terms and conditions reasonably acceptable to the Agents; provided, that such Indebtedness shall not be permitted to be incurred unless, both immediately before and after the incurrence of such Indebtedness, (i) the Borrower shall be in compliance with the financial covenants specified in Section 7.13 (Financial Covenants) on a pro forma basis after giving effect to such incurrence, as shall be certified by a Responsible Officer of the Borrower, together with supporting calculations in reasonable detail. (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) all representations and warranties contained in Article V (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects as though made on and as of the date of such incurrence, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date;

(i) any Permitted Acquisition Earn-Out and any Prior Acquisition Earn-Out;

(j) Indebtedness arising under any performance or surety bond or obligations in respect of letters of credit related thereto, in each case entered into in the ordinary course of business;

(k) Indebtedness incurred by (i) the Borrower or any Domestic Subsidiary of the Borrower, in an aggregate outstanding principal amount for all such Persons not to exceed the Dollar Equivalent $75,000,000 at any time, (ii) any Foreign Subsidiary of the Borrower (including, without duplication, any Contingent Obligations of any Guarantor or any other Foreign Subsidiary in respect thereof) to the extent that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness (including any Indebtedness incurred pursuant to a Local Credit Facility, including but not limited to the Canadian Credit Agreement and the Spanish Credit Agreement) for all such Persons does not exceed the Dollar Equivalent of $200,000,000 at any time, and (iii) Local Credit Facility Guaranty Obligations of the Borrower in respect of any Local Credit Facility permitted under this Agreement; provided, however, that neither the incurrence of any Local Credit Facility nor the incurrence of any Local Credit Facility Guaranty Obligations shall be permitted unless, both immediately before and after the incurrence thereof, (A) the Borrower shall be in compliance with the financial covenants specified in Section 7.13 (Financial Covenants) on a pro forma basis after giving effect to such Indebtedness, (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (C) all representations and warranties contained in Article V (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects; provided, further, that in the case of the foregoing clause (ii), the Local Lenders in respect of each Local Credit Facility shall (either directly or indirectly by the applicable Local Agent) become bound by the terms of the Local Credit Facility Intercreditor Agreement;

(l) loans made to Coleman by the insurers under Coleman’s whole life insurance policies; provided, that such loans shall not be permitted unless (x) the amount of each such loan made with respect to a particular whole life insurance policy shall not exceed the cash surrender value of such policy, (y) the proceeds of each such loan shall be used to prepay in full the premiums due to the insurer for such policy and (z) such loan shall be secured by a Lien only on such policy;

(m) Indebtedness arising under Factoring Arrangements in an aggregate outstanding principal amount not to exceed $80,000,000;

(n) Indebtedness incurred by any Securitization Entity and arising under or in connection with a Permitted Receivables Financing; and

(o) Notwithstanding anything to the contrary in the foregoing, to the extent that the approval of the holders of the Sponsor Preferred Stock is required to be obtained pursuant to the Certificates of Designations in order for the Borrower or its Subsidiaries to incur any of the Indebtedness described in the preceding clauses (b) through (m), the Borrower and such Subsidiaries shall not be permitted to incur such Indebtedness unless and until such approval shall have been obtained, as shall be certified to the Administrative Agent by a Responsible Officer of the Borrower.

7.04 Fundamental Changes.

Except in connection with a Permitted Acquisition or a Permitted Intercompany Merger, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person.

7.05 Dispositions. In each case subject to Section 7.20 (Status of Borrower), make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions by the Borrower or any Subsidiary of equipment or Real Property which is replaced by equipment or Real Property of substantially equivalent or greater utility and value within 90 days of the date of Disposition thereof, provided that if the Dollar Equivalent of the Fair Market Value of the property so disposed of is greater than the Dollar Equivalent of $30,000,000, the Administrative Agent shall have received notice of such Disposition from the Borrower not less than 20 days prior to the consummation of such Disposition;

(d) Dispositions of property (i) by any Subsidiary to the Borrower (to the extent permitted by Section 7.20 (Status of Borrower)) or to a Guarantor, (ii) by the Borrower or any Guarantor to the Borrower (to the extent permitted by Section 7.20 (Status of Borrower)) or to any Guarantor, and (iii) by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; and

(e) Dispositions permitted by Section 7.04 (Fundamental Changes);

(f) the lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction;

(g) assignments and licenses of Intellectual Property of the Borrower and its Subsidiaries in the ordinary course of business;

(h) Dispositions of the Real Property and personal property of (i) the AHI Companies located at their facilities in Hattiesburg, Mississippi and Matamoros, Mexico and (ii) THG located at its facility in Milford, Massachusetts;

(i) the sale, transfer, contribution, other disposition or discounting of Receivables and Related Assets in connection with a Permitted Receivables Financing; and

(j) Dispositions not otherwise permitted by clauses (a) through (i) above for Fair Market Value, provided, however, that (i) with respect to any such Disposition pursuant to this clause (j), the Dollar Equivalent of the consideration received in respect of all such property so Disposed in any fiscal year of the Borrower shall not exceed (x) in the case of any such Disposition described on Schedule 7.05 (Certain Dispositions), $15,000,000 and (y) in the case of any other such Dispositions, the Dollar Equivalent of up to $25,000,000 in any fiscal year of the Borrower and (ii) the Net Proceeds therefrom are applied as provided in Section 2.06(e)(iii) (Mandatory Prepayments); provided, further, that, without increasing the $25,000,000 annual limit provided in clause (i)(y) of the immediately preceding proviso, the first $15,000,000 of aggregate Net Proceeds in each fiscal year of the Borrower realized from the Disposition of Excluded Accounts (as defined in the Pledge and Security Agreement) under all Factoring Arrangements shall not be required to be applied as a prepayment as would otherwise be required under Section 2.06(e)(iii) (Mandatory Prepayments).

7.06 [Reserved].

7.07 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) each Guarantor may make Restricted Payments to the Borrower and to other Guarantors, and (ii) each Subsidiary that is not a Guarantor may make Restricted Payments to other Subsidiaries and the Borrower;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c) the Borrower may pay dividends paid in kind and not in cash;

(d) [Reserved];

(e) the Borrower may repurchase shares of its common stock at any time prior to the Term Loan Maturity Date, in an aggregate amount not to exceed the sum of (i) $200,000,000 for all such repurchases after the Seventh Amendment Effective Date and (ii) the Applicable Amount at the time of such repurchase; provided, however, that no such repurchase shall be permitted unless both immediately before and after the making of any such repurchase, and pro forma for each such stock repurchase, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) all representations and warranties contained in Article V (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects;

(f) [Reserved]; and

(g) the Borrower may make Restricted Payments at any time during any fiscal year not otherwise permitted pursuant to clauses (a) through (f) above in an aggregate amount not in excess of the Applicable Amount at such time; provided, that so long as both immediately before and after the making of any such Restricted Payment, and pro forma for each such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) all representations and warranties contained in Article V (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects.

Notwithstanding anything to the contrary in Section 7.07 (d) above, if at any time the Borrower shall have been prohibited from making any dividends or other distributions in respect of the Sponsor Preferred Stock, the Borrower shall be permitted to make such payment in arrears; provided, that at the time of making such payment in arrears, the Borrower is in compliance with the requirements of this Section 7.07 on a pro forma basis after giving effect to such proposed Restricted Payment.

7.08 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect.

7.09 Change in Nature of Business. Engage in any material line of business other than a Permitted Business.

7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, other than (a) transactions between Loan Parties, (b) Permitted Intercompany Mergers and other intercompany transactions expressly permitted by this Agreement, (c) pursuant to a Permitted Receivables Financing and (d) (i) for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder and (ii) transactions with the Captive Insurance Entity that are within the scope of the purpose for which such Person was formed, in the case of each of clauses (i) and (ii), on a basis no less favorable to the Borrower or a Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

7.11 Burdensome Agreements. Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments, loans or advances to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, in each case, other than (i) those Contractual Obligations set forth on Schedule 7.11 (Certain Burdensome Agreements), (ii) standard and customary negative pledge provisions in property acquired with the proceeds of any Capital Lease or purchase money financing that extend and apply only to such acquired property, (iii) standard and customary provisions restricting assignments, subletting or other transfers or encumbrances contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (iv) any such prohibition or restriction arising under applicable Law, rule or regulation, (v) Contractual Obligations pursuant to any Permitted Receivables Financing, (including restrictions or conditions imposed on a Securitization Entity, other than on the pledge of the Stock of such Securitization Entity to secure the Secured Obligations pursuant to the Loan Documents); provided, that in each case such Contractual Obligations are reasonably acceptable to the Agents (it being agreed that the Contractual Obligations specified in the Securitization Facility Documents are acceptable to the Agents) and (vi) solely to the extent required by any Local Agent or the Local Lenders pursuant to the applicable Local Credit Facility Documents, customary restrictions in any Local Credit Facility Documents reasonably acceptable to the Agents.

7.12 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, provided that to the extent permitted by Section 7.07(c) (Restricted Payments), the proceeds of one or more Credit Extensions may be used by the Borrower to purchase stock of the Borrower so long as such purchase is made in compliance with Regulation U of the FRB and all other applicable Laws.

7.13 Financial Covenants.

(a) Total Leverage Ratio. At any time permit the Total Leverage Ratio determined as of the last day of any Four-Quarter Period of the Borrower set forth below to be greater than the ratio set forth below opposite such Four-Quarter Period:

FOUR-QUARTER PERIOD ENDING:	MAXIMUM TOTAL LEVERAGE RATIO
December 31, 2005	4.50 to 1.00
March 31, 2006	4.75 to 1.00
June 30, 2006	4.75 to 1.00
September 30, 2006	4.50 to 1.00
December 31, 2006	4.50 to 1.00
March 31, 2007	4.50 to 1.00
June 30, 2007	4.50 to 1.00
September 30, 2007	4.50 to 1.00
December 31, 2007	4.25 to 1.00

March 31, 2008	4.25 to 1.00
June 30, 2008	4.25 to 1.00
September 30, 2008	4.25 to 1.00
December 31, 2008	4.25 to 1.00
March 31, 2009	4.25 to 1.00
June 30, 2009	4.25 to 1.00
September 30, 2009	4.25 to 1.00
December 31, 2009 and each Four-Quarter Period ending thereafter	4.00 to 1.00

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio, as determined as of the last day of any Four-Quarter Period set forth below, to be less than the ratio set forth below opposite such Four-Quarter Period:

FOUR-QUARTER PERIOD ENDING:	MINIMUM INTEREST COVERAGE RATIO
March 31, 2007	2.00 to 1.00
June 30, 2007	2.00 to 1.00
September 30, 2007	2.00 to 1.00
December 31, 2007	2.00 to 1.00
March 31, 2008 and each Four-Quarter Period ending thereafter	2.00 to 1.00

(c) Equity Cure Rights. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Borrower fails to comply with the requirements of the covenants contained in this Section 7.13, until the date of delivery of the related Compliance Certificate, the Borrower shall have the right to make, or cause to be made, an Equity Issuance (other than an Equity Issuance consisting of Disqualified Stock) (the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such Equity Issuance (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring the relevant covenants set forth in this Section 7.13 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) if, after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with the requirements of all of the covenants contained in this Section 7.13, the Borrower shall be deemed to have satisfied the requirements of the covenants contained in this Section 7.13 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenants contained in this Section 7.13 which had occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents; and

(iii) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Total Leverage Ratio for the period with respect to which such Compliance Certificate applies;

provided, that (w) the Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used when calculating Consolidated EBITDA for any fiscal period including such fiscal quarter, (x) the Borrower shall only be permitted to exercise the Cure Right if, commencing with the first Four-Quarter Period ending after the Seventh Amendment Effective Date, in each Four-Quarter Period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Cure Right is exercised, (y) the Borrower shall have received the Cure Amount within 10 days following the delivery of the financial statements referred to in Section 6.01(a) (Financial Statements) which would result in non-compliance with the requirements of the covenants contained in this Section 7.13 and (z) the Cure Amount shall not exceed the amount necessary to cause the Borrower to be in compliance with the relevant covenant set forth in this Section 7.13.

7.14 [Reserved].

7.15 Capital Expenditures. Make or become legally obligated to make Capital Expenditures which exceed in the aggregate in any fiscal year of the Borrower described below, the Dollar Equivalent of the amount set forth opposite each such period:

FISCAL YEAR ENDING	MAXIMUM CAPITAL EXPENDITURES
December 31, 2005	$100,000,000
December 31, 2006	$110,000,000
December 31, 2007	$110,000,000
December 31, 2008	$110,000,000
December 31, 2009	$110,000,000
December 31, 2010	$110,000,000
December 31, 2011 and thereafter	$110,000,000

; provided that to the extent that actual Capital Expenditures for any such fiscal year of the Borrower shall be less than the maximum amount set forth above for such fiscal year (without giving effect to the carryover permitted by this proviso), 50% of the difference between said stated maximum amount of Capital Expenditures and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the immediately succeeding Fiscal Year; and provided, further, that payments made by the Loan Parties pursuant to the Intropack Agreement shall not constitute Capital Expenditures under this Agreement unless and to the extent such payments exceed $7,500,000 in the aggregate over the life of the Intropack Agreement.

7.16 Change in Fiscal Year; Accounting Treatment. (a) Change its fiscal year or (b) its accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP or any Law.

7.17 [Reserved].

7.18 [Reserved].

7.19 Subordinated Indebtedness. Unless consented to by the Required Lenders:

(a) prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness, in each case including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms therefor or available to the Borrower at its option; or

(b) amend, modify or change the terms of any Subordinated Indebtedness (or the Subordinated Indenture or any other material agreement or document entered into in connection therewith) if the effect of such amendment is to (i) increase the interest rate on such Subordinated Indebtedness, (ii) change the dates upon which payments of principal or interest are due on such Subordinated Indebtedness other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Indebtedness, (iv) change the redemption or prepayment provisions of such Subordinated Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (v) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Indebtedness in a manner adverse to the Borrower, any of its Subsidiaries, the Agents or any Lender;

provided that in any fiscal year, the Borrower may at any time prepay, redeem, purchase, repurchase, refinance, defease or otherwise satisfy prior to the scheduled maturity thereof (each such event a “Bond Repurchase”) a principal amount of Subordinated Indebtedness not in excess of the Applicable Amount at such time, so long as both immediately before and after the making of any such Bond Repurchase, and pro forma for each such Bond Repurchase, (i) the excess of the Aggregate Revolving Credit Commitments over the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans, Foreign Currency Loans and L/C Obligations shall equal or exceed the Dollar Equivalent of $40,000,000, (ii) no Default or Event of Default shall have occurred and be continuing and (iii) all representations and warranties contained in Article V (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects; and provided, further, that, (x) notwithstanding any of the foregoing provisions of this Section 7.19, the Borrower may prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof, any Subordinated Indebtedness (including, without limitation, the Subordinated Notes issued pursuant to the 2002 Indenture) in connection with any refinancing thereof permitted under Section 7.03(b) (Indebtedness) and (y) any such transaction pursuant to this proviso shall not be considered a Bond Repurchase for purposes of calculating the Applicable Amount.

7.20 Status of Borrower. The Borrower shall not at any time (a) operate any of its lines of business other than through its Subsidiaries, or own any assets other than (i) the Equity Securities of its Subsidiaries, (ii) cash and Eligible Securities and other Investments permitted under Sections 7.02(b), (c) and (d) (Investments), and (iii) such other property consistent with its sole function as a holding company, including the holding of intangible property or (b) engage in any other activities reasonably incidental to the foregoing.

7.21 Status of International Holding Companies. Permit any International Holding Company to own any assets or property, or engage in any business or activity, other than (i) being a Guarantor with respect to the Obligations under the Loan Documents and the obligations of the Borrower in respect of its Subordinated Indebtedness, (ii) holding the Equity Securities of such International Holding Company’s Foreign Subsidiaries, (iii) owning such other property consistent with its sole function as a holding company and (iv) engaging in any other activities reasonably incidental to the foregoing.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other Obligation payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement

(i) contained in any of 6.12 (Use of Proceeds), 6.14 (New Subsidiaries and Pledgors) or Section 7.13 (Financial Covenants); provided that any Event of Default under Section 7.13 is subject to the Cure Right as contemplated by Section 7.13(c) (Equity Cure Rights);

(ii) contained in any of Section 6.05 (Preservation of Existence), 6.10 (Inspection Rights), 6.13 (Conduct of Business; Maintain Principal Lines of Business) or 6.17 (Interest Rate Contracts) or Article VII (Negative Covenants) (other than Section 7.13 (Financial Covenants)); provided, that if any such failure to observe any term, covenant or agreement in the foregoing provisions of this Agreement is capable of being cured within five (5) Business Days of the occurrence thereof, such event shall not be deemed an Event of Default until the end of the fifth Business Day following the occurrence thereof;

(iii) contained in any of 6.02 (Certificates; Other Information) or 6.03 (Notices) and such failure continues for ten (10) Business Days; or

(iv) or contained in any of Section 6.01 (Financial Statements) and such failure continues for thirty (30) days;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary, other than a Securitization Entity, (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Dollar Equivalent equal to $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or more than the Dollar Equivalent equal to $50,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (x) with respect to Indebtedness incurred other than in connection with a Permitted Receivables Financing, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or (y) in the case of any Permitted Receivables Financing, terminate, or permit the termination of, such Permitted Receivables Financing by any purchaser or lender thereunder prior to the scheduled termination date thereof), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the “defaulting party” (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Dollar Equivalent equal to $50,000,000; or (iii) there occurs any event of default under and as defined in the Subordinated Notes, any other Subordinated Indebtedness or any Subordinated Indenture which could reasonably result in liability exceeding the Dollar Equivalent equal to $50,000,000; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary, other than a Securitization Entity, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary, other than a Securitization Entity, (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Dollar Equivalent equal to $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Dollar Equivalent equal to $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Dollar Equivalent equal to $50,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Failure to Create Liens. Any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral having a Fair Market Value, individually or in the aggregate, in excess of $15,000,000 purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(l) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a) declare the Commitment of each Lender to make Loans, the Commitment of the Swing Line Lender to make Swing Line Loans, and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) plus the Letter of Credit fees payable with respect to such Letter of Credit (calculated at the Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans then in effect for the period from the date of such cash collateralization until the expiry date of such Letter of Credit); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in clause (f) of Section 8.01 (Events of Default), the obligation of each Revolving Lender to make Revolving Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of any rights or remedies provided for in Section 8.02 (Remedies Upon Event of Default) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02 (Remedies Upon Event of Default)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the reasonable expenses incurred in connection with retaking, holding, preserving, processing, maintaining or preparing for sale, lease or other disposition of, any Collateral, including reasonable attorney’s fees and legal expenses pertaining thereto;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Administrative Agent in its capacity as such (including Attorney Costs and amounts payable under Article III (Taxes, Yield Protection and Illegality));

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III (Taxes, Yield Protection and Illegality)) or the Local Facility Agents or Local Lenders, ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and Local Loans, ratably among the Lenders and the Local Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, ratably among the Administrative Agent, the Lenders, the Local Facility Agents and the Local Lenders in proportion to the respective amounts described in this clause Fifth held by them, to (i) the payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Local Credit Facility Guaranty Obligations, (ii) the Administrative Agent for the account of the L/C Issuers to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; provided that if the amounts available are insufficient to make all payments provided for in this clause Fifth, that portion allocable to clause (ii) shall be applied first to pay Outstanding Amounts of Loans, L/C Borrowings and Local Credit Facility Guaranty Obligations under clause (i) before being utilized to Cash Collateralize L/C Obligations, (iii) to the payment of that portion of the

Obligations constituting Cash Management Obligations owing to the Administrative Agent, any Lender or any Affiliate of any Lender and (iv) to the payment of Swap Termination Values owing to (x) any Lender or any Affiliate of any Lender arising under Related Swap Contracts and (y) any Local Facility Agent, Local Lender or an Affiliate of a Local Facility Agent or Local Lender arising under Local Related Swap Contracts, in each case, that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof from the applicable Lender, Affiliate of a Lender, Local Facility Agent, Local Lender or Affiliate of a Local Facility Agent or Local Lender;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c) (Drawings and Reimbursements; Funding of Participations), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

AGENTS

9.01 Appointment and Authorization of Administrative Agent and Syndication Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender hereby irrevocably appoints, designates and authorizes the Syndication Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Syndication Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Syndication Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX (Agents) with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX (Agents) and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to any L/C Issuer.

9.02 Delegation of Duties. Each of the Administrative Agent and the Syndication Agent may execute any of its respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Syndication Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Administrative Agent.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agents. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.07 (Assignments and Participations) and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater or other number or group of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater or other number or group of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 (Conditions Precedent to Initial Credit Extensions), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agents shall have received notice from such Lender prior to the anticipated Closing Date specifying its objection thereto.

9.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except, in the case of the Administrative Agent, with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Agents shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice from a Lender, the Borrower or the Syndication Agent, as the case may be. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders (or such greater or other number or group of Lenders as may be expressly required hereby in any instance) in accordance with Article VIII (Events of Default and Remedies); provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except in the case of the Administrative Agent for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such greater or other number or group of Lenders as may be expressly required hereby in any instance) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, however, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07, to the extent such indemnification relates solely to such L/C Issuer’s acting in such capacity the indemnification provided for in this Section 9.07 will be the obligation solely of the Revolving Lenders. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and the costs and expenses incurred in connection with the use of IntraLinks™ or other Approved Electronic Platform in connection with this Agreement) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation of the Administrative Agent or the Syndication Agent, as the case may be.

9.08 Agents in their Individual Capacity.

(a) LCPI and its Affiliates may make loans to, issue letters of credit (if applicable) for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though LCPI were not the Administrative Agent, the Foreign Currency Fronting Lender or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, LCPI or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, LCPI shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Foreign Currency Fronting Lender or an L/C Issuer, and the terms “Lender” and “Lenders” include LCPI in its individual capacity.

(b) CUSA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust,

financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CUSA were not the Syndication Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, CUSA or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Syndication Agent shall be under no obligation to provide such information to them. With respect to its Loans, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Syndication Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include CUSA in its individual capacity.

9.09 Successor Agents.

(a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by the Administrative Agent shall also constitute its resignation as an L/C Issuer (if applicable) (unless otherwise agreed to by such resigning Administrative Agent) and as the Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, including its rights and powers as an L/C Issuer (if applicable) and as the Swing Line Lender, and the respective terms “Administrative Agent,” “L/C Issuer” (if applicable) and “Swing Line Lender” shall mean or include, as applicable, such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s (if applicable) and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer (if applicable) to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX (Agents) and Sections 10.04 (Attorney Costs, Expenses and Taxes) and 10.05 (Indemnification by the Borrower; Limitation of Liability) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) The Syndication Agent may resign as Syndication Agent upon 30 days’ notice to the Lenders; provided that upon the effectiveness of such resignation, each reference in this Agreement to the Agents shall be deemed to be a reference to the Administrative Agent.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.04(i) and (j) (Letters of Credit), 2.10 (Fees) and 10.04 (Attorney Costs, Expenses and Taxes) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 (Fees) and 10.04 (Attorney Costs, Expenses and Taxes).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Collateral and Guaranty Matters.

(a) Each Lender and each L/C Issuer agrees that any action taken by the Administrative Agent, the Syndication Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent, the Syndication Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein with respect to such Person or Persons, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, L/C Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to

(i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents,

(ii) execute and deliver each Collateral Document and accept delivery of each such Collateral Document delivered by the Borrower or any of its Subsidiaries,

(iii) act as collateral agent for the Lenders, the L/C Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such Collateral Documents and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the L/C Issuers for purposes of the perfection of all security interests and Liens with respect to the Borrower’s and its Subsidiaries’ respective Deposit Accounts maintained with, and cash and Eligible Securities held by, such Lender or such L/C Issuers,

(iv) manage, supervise and otherwise deal with the Collateral,

(v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents, and

(vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the L/C Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable Law or otherwise.

(b) Each of the Lenders and the L/C Issuers hereby directs, in accordance with the terms hereof, the Administrative Agent, at its option and in its discretion, to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders, the L/C Issuers and the other Secured Parties against any of the following:

(i) all of the Collateral, upon termination of the Commitments and payment and satisfaction in full of all Loans, Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent L/C Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms satisfactory to the Administrative Agent and the applicable L/C Issuers);

(ii) any assets that are subject to a Lien permitted by Section 7.01(l) (Liens); and

(iii) any part of the Collateral sold or otherwise Disposed of by a Loan Party if such sale or other Disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement).

Each of the Lenders and the L/C Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 9.11 promptly upon the effectiveness of any such release.

(c) Each of the Lenders and the L/C Issuers hereby directs, in accordance with the terms hereof, the Administrative Agent, at its option and in its discretion,

(i) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(ii) to consent to the amendment of the Pledge and Security Agreement from time to time to omit from the required Collateral specified thereunder certain licenses, permits or similar approvals issued to, or applied for by, the Borrower or any of its Subsidiaries under applicable

Laws where it is required by Law or a Governmental Authority that such license not be granted or delivered as security or Collateral.

(d) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.11.

9.12 Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Related Swap Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the L/C Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the L/C Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, L/C Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the L/C Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 10.09 (Right of Setoff).

9.13 Posting of Approved Electronic Communications.

(a) Each of the Lenders, the L/C Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent and the Syndication Agent, as the case may be, may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and L/C Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the L/C Issuers and the Borrower acknowledges and agrees, and the Borrower shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the L/C Issuers and the Borrower hereby approves, and the Borrower shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

(c) THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE AGENT-RELATED PERSONS WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT-RELATED PERSONS IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, the L/C Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

9.14 Other Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “co-documentation agent,” “co-agent,” “book manager,” “book-running manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Persons in their respective capacities as Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.15 Local Credit Facility Intercreditor Agreement. Each of the Lenders and the L/C Issuers hereby authorizes and directs, in accordance with the terms hereof, the Administrative Agent to (a) enter into the Local Credit Facility Intercreditor Agreement on its behalf and agrees to be bound by the terms thereof and (b) take any other actions, enter into such other agreements and do such other things as are necessary to effectuate the provisions of this Section 9.15 and the intercreditor arrangements contemplated by the Local Credit Facility Intercreditor Agreement.

9.16 Trust Indenture Act. In the event that the Administrative Agent or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of the Administrative Agent in its capacity as such for the benefit of any Loan Party under any Loan Document and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), (y) in the case of any amendment necessary to implement the terms of a Facilities Increase in accordance with the terms hereof, by the Borrower, the Agents and the Incremental Lenders providing such Facilities Increase, and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and, if applicable, one or more Loan Parties, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the parties required by clauses (x), (y) or (z) above, do any of the following:

(i) except with respect to any immaterial matters or matters which are deferred pursuant to a post-closing agreement, each as provided in Section 4.01(a) (Conditions Precedent to Initial Credit Extensions), waive any condition specified in Section 4.01 (Conditions Precedent to Initial Credit Extensions), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Required Lenders and, in the case of the conditions specified in Section 4.01 (Conditions Precedent to Initial Credit Extensions), subject to the provisions of Section 4.03 (Determinations of Initial Borrowing Conditions);

(ii) extend or increase the Commitment of such Lender or subject such Lender to any additional obligation (or reinstate any Revolving Credit Commitment terminated pursuant to Section 2.06 Prepayments) or 8.02 (Remedies Upon Event of Default)); provided, however, that any such increase with respect to the Term Loan Commitment or the Aggregate Revolving Credit Commitment shall require the consent of the Required Term Loan Lenders or the Required Revolving Lenders, as the case may be; provided, further, that the consent of the Required Term Loan Lenders and/or the Required Revolving Lenders shall not be required to effectuate any Facilities Increase in accordance with the terms of this Agreement;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan (it being understood that Section 2.06(e) (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iv) reduce the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof pursuant to the terms of this Agreement);

(v) reduce the rate of interest on any Loan or Reimbursement Obligations outstanding to such Lender except as otherwise permitted hereunder or any fee payable hereunder to such Lender;

(vi) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vii) change the aggregate Pro Rata Term Shares or Pro Rata Revolving Shares of Lenders required for any or all Lenders to take any action hereunder other than as part of a Facilities Increase;

(viii) release all or substantially all of the Collateral except as provided in Section 9.11 (Collateral and Guaranty Matters) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release all or substantially all of the Guarantors from their obligations under the Guaranty except in connection with the sale or other Disposition of all or substantially all of the Guarantors (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) and except as expressly permitted under the Guaranty; or

(ix) amend Section 2.13(a)(ii) (Payments Generally), Section 2.14 (Sharing of Payments), Section 9.11(b) (Collateral and Guaranty Matters), this Section 10.01 or the definitions of the terms “Required Lenders,” “Required Revolving Lenders,” “Required Term Loan Lenders,” “Pro Rata Term Share” or “Pro Rata Revolving Share”;

and provided, further, that (v) any modification of the application of payments to the Term Loan pursuant to Section 2.06(e) (Mandatory Prepayments) shall require the consent of the Required Term Loan Lenders and any such modification of the application of payments to the Revolving Loans pursuant to Section 2.06(e) (Mandatory Prepayments) or the reduction of the Revolving Credit Commitments pursuant to Section 2.07 (Reduction or Termination of Revolving Credit Commitments) shall require the consent of the Required Revolving Lenders, (w) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 10.07(f) (Assignments and Participations) affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (x) no amendment, waiver or consent shall, unless in writing and signed by the Foreign Currency Fronting Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Foreign Currency Fronting Lender under this Agreement or the other Loan Documents, (y) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above to take such action, affect the rights or duties of the L/C Issuers under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and

provided, further, that the Agents may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any L/C Issuer; and

provided, further, that notwithstanding the foregoing in this Section 10.01, the Lenders authorize the Administrative Agent to amend the Loan Documents (and release Collateral and Guarantees) to the extent required by applicable Gaming Authorities (a “Required Gaming Change”), provided, however, that the Administrative Agent shall not make any Required Gaming Change if such action is required to be approved by all affected Lenders pursuant to this Section 10.01, and provided, further, however, that the Administrative Agent shall have no obligation to make any Required Gaming Change and may seek the approval of all affected Lenders or Required Lenders if it deems such action necessary or desirable. The Administrative Agent shall promptly notify each of the Lenders after making any Required Gaming Change.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances unless otherwise required hereunder.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.01 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Lender and all of the Outstanding Amount of the Term Loan owing to such Non-Consenting Lender if such Non-Consenting Lender is a Term Loan Lender, in each case for an amount equal to the principal balance of all such Revolving Loans or Term Loan, as applicable, held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee a duly executed Assignment and Acceptance and (y) such Non-Consenting Lender shall have received payments of all the Outstanding Amounts of the Revolving Loans or the Outstanding Amount of the Term Loan, as applicable, held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

10.02 Notices; Etc. All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a) if to the Borrower:

Jarden Corporation

555 Theodore Fremd Avenue, Suite B-302

Rye, New York 10580-1455

Attention:             Chief Financial Officer

Telecopy no:        914-967-9405

E-Mail Address:  iashken@jarden.com

(b) if to any Syndicated Lender or to the Foreign Currency Fronting Lender, at its Lending Office specified opposite its name on Schedule II (Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(c) if to any L/C Issuer, at the address set forth under its name on Schedule II (Lending Offices and Addresses for Notices);

(d) if to the Administrative Agent or the Swing Line Lender:

LEHMAN COMMERCIAL PAPER INC.

Bank Loans-Agency 745 Seventh Avenue,

16th Floor

New York, New York 10019

Attention:            Michelle Rosolinsky, Vice President

Telecopy no:        212-526-6643

E-Mail Address:  mrosolin@lehman.com

with a copy to:

LEHMAN COMMERCIAL PAPER INC.

Loan Portfolio Group

745 Seventh Avenue, 5th Floor

New York, New York 10019

Attention:            Craig J. Malloy

Telecopy no:        646-758-4617

E-Mail Address:  cmalloy@lehman.com

with a copy to the Syndication Agent in the case of notices delivered pursuant to Section 6.02 (Certificates; Other Information) or Section 6.03 (Notices) at its address set forth below; and

(e) if to the Syndication Agent:

CITICORP USA, INC.

390 Greenwich Street

New York, New York 10013

Attention:            Carl Cho

Telecopy no:        (212) 723-8547

E-Mail Address:  carl.cho@citigroup.com

(f) or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swing Line Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly delivered (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Commitments and Credit Extensions) or Article IX (Agents) shall not be effective until received by the Administrative Agent.

10.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender, L/C Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

10.04 Attorney Costs, Expenses and Taxes.

(a) The Borrower agrees to pay or reimburse the each of the Agents and the Arrangers for all reasonable costs and out-of-pocket expenses (including Attorney Costs of the Agents and costs and out-of-pocket expenses incurred in connection with the use of IntraLinks™ or any other Approved Electronic Platform) incurred in connection with this Agreement or the other Loan Documents, including (i) the development, due diligence, preparation, negotiation, syndication, execution and interpretation of this Agreement and each other Loan Document (whether or not the transactions contemplated hereby or thereby are consummated), (ii) any amendment, restatement, waiver, assignment, consent, supplement or other modification of the provisions of this Agreement and/or the other Loan Documents and the preparation, negotiation and execution of the same (whether or not the transactions contemplated hereby or thereby are consummated), (iii) the consummation of the transactions contemplated by this Agreement and the other Loan Documents, (iv) the creation, perfection or protection of the Liens under any Loan Document (including any Attorney Costs for local counsel in appropriate jurisdictions) and (v) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the rights and responsibilities of each of the Agents hereunder and under the other Loan Documents.

(b) The Borrower agrees to pay or reimburse the each of the Agents, the Arrangers, the Foreign Currency Fronting Lender, each Syndicated Lender and each L/C Issuer for all reasonable costs and out-of-pocket expenses (including Attorney Costs (including costs of settlement) incurred by each such Agent, the Arrangers, such Lender or such L/C Issuer incurred in connection with the protection, enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, any Loan Document or Obligation or any security therefor (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of each of them.

(c) The foregoing costs and expenses in clauses (a) and (b) above shall include all search, filing, recording and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by each of the Agents and the cost of independent public accountants and other outside experts retained by any Agent, the Foreign Currency Fronting Lender or any Syndicated Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor.

(d) The agreements in this Section 10.04 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

10.05 Indemnification by the Borrower; Limitation of Liability.

(a) Indemnification. (i) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, each Arranger, the Foreign Currency Fronting Lender, each Syndicated Lender and each L/C Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representatives, attorneys, consultants, trustees and advisors of or to any of the foregoing (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including Attorney Costs of legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with: (A) the execution, delivery, enforcement, performance or administration of any Loan Document, any Transaction Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including any Permitted Acquisition, (B) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), including any proposed use or use to consummate such transactions contemplated thereby, including any Permitted Acquisition, or to repay any Indebtedness in connection therewith, (C) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether direct, indirect, or consequential and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Matters”); provided that no Loan Party shall have any obligation under this Section 10.05 to an Indemnitee with respect to any Indemnified Matter to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements have resulted primarily from (x) the gross negligence or willful misconduct of such Indemnitee or (y) any material breach by such Indemnitee of the obligations owing by it to the Borrower under this Agreement or the other Loan Documents, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(ii) The Borrower shall indemnify the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, the Foreign Currency Fronting Lender, the Syndicated Lenders and each L/C Issuer for, and hold the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, the Foreign Currency Fronting Lender, the Syndicated Lenders and each L/C Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, the Foreign Currency Fronting Lender, the Syndicated Lenders and the L/C Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(iii) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the

Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(iv) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.05) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

(b) Limitation of Liability. The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Subsidiaries, security holders or creditors as a result of any action taken or not taken by it arising out of, related to or taken in connection with any Loan Document or the consummation of the transactions contemplated thereby or the actual or proposed use of proceeds from any Loan or Letter of Credit, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnitee or from any material breach by such Indemnitee of the obligations owing by it to the Borrower under this Agreement or the other Loan Documents, and in no event shall any Indemnitee be liable thereto for any special, consequential, punitive or indirect damages (including any loss of profits, business or anticipated savings). Without limitation of the foregoing, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through IntraLinks™ or any other Approved Electronic Platform utilized in connection with the credit facilities provided hereunder.

(c) The agreements in this Section 10.05 shall survive the resignation of any Agent, any Co-Documentation Agent, the replacement of the Foreign Currency Fronting Lender or any Syndicated Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.06 Marshalling; Payments Set Aside. None of the Administrative Agent, the Foreign Currency Fronting Lender, any Syndicated Lender or any L/C Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Foreign Currency Fronting Lender, the Syndicated Lenders or the L/C Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.07 Assignments and Participations.

(a) Each Syndicated Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loan, the Revolving Loans, the Swing Line Loans, the Foreign Currency Loans and the Letters of Credit); provided, however, that (i)(A) if any such assignment shall be of the assigning Syndicated Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Syndicated Lender’s Revolving Credit Outstandings and Revolving Credit Commitment and (B) if any such assignment shall be of the assigning Syndicated Lender’s Pro Rata Term Share of the Term Loan and Term Loan Commitment (if any), such assignment shall cover the same percentage of such Syndicated Lender’s Pro Rata Term Share of the Term Loan and Term Loan Commitment (if any), (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than (x) in the case of the Revolving Credit Facility, $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (y) in the case of the Term Loan Facility, $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in any case, (A) with the consent of the Borrower (not to be unreasonably withheld or delayed) and the Administrative Agent or (B) if such assignment is being made to a Syndicated Lender or an Affiliate or Approved Fund of such Syndicated Lender, (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Syndicated Lender or an Affiliate or Approved Fund of a Syndicated Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed) and (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 10.07, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing. Any such assignment need not be ratable as among the Term Loan Facility and the Revolving Credit Facility.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Syndicated Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 3.07 (Substitution of Lenders) and Section 10.01(c) (Amendments, Etc.), the receipt by the Administrative Agent from the assignee (other than CUSA or its Affiliates) of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance (provided that in respect of multiple contemporaneous assignments by any Lender to its Approved Funds, such assignment fee shall be in an amount equal to (x) $3,500 for the first such assignment to an Approved Fund of such Lender and (y) $250 for each additional contemporaneous assignment to such Approved Funds of such Lender), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Syndicated Lender, and if such Syndicated Lender were an L/C Issuer, of such L/C Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 10.02 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans and L/C Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 10.07 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 10.07 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Syndicated Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Syndicated Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Syndicated Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit C-1 (Form of Term Loan Note), Exhibit C-2 (Form of Revolving Loan Note) or Exhibit C-3 (Form of Swing Line Note) as applicable.

(f) In addition to the other assignment rights provided in this Section 10.07, each Syndicated Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Syndicated Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Syndicated Lender to make such Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) pledge or assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (x) any Federal Reserve Bank pursuant to Regulation A of the FRB without notice to or consent of the Borrower or the Administrative Agent, (y) any trustee or other designated representative, in each case for the benefit of the holders of such Syndicated Lender’s securities and (z) to any Special Purpose Vehicle to which such Syndicated Lender has granted an option pursuant to clause (i) above; and provided, further, that no such assignment or grant shall release such Syndicated Lender from any of its obligations hereunder except as expressly provided in clause (i) above. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

(g) Each Syndicated Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan, Revolving Loans, Swing Line Loans, Foreign Currency Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Syndicated Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 9.11 (Collateral and Guaranty Matters). In the event of the sale of any participation by any Syndicated Lender, (w) such Syndicated Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Syndicated Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Syndicated Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Syndicated Lenders shall continue to deal solely and directly with such Syndicated Lender in connection with such Syndicated Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 3.01 (Taxes), Section 3.02 (Illegality) and Section 3.04(b) (Increased Cost and Reduced Return; Capital Adequacy) as if it were a Syndicated Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 3.01 (Taxes), Section 3.02 (Illegality) and Section 3.04(b) (Increased Cost and Reduced Return; Capital Adequacy) to the participants in the rights and obligations of any Syndicated Lender (together with such Syndicated Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Syndicated Lender in respect of such interest had such participation not been sold.

(h) Any L/C Issuer may at any time assign its rights and obligations hereunder to any other Syndicated Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such L/C Issuer and such Syndicated Lender. If any L/C Issuer ceases to be a Syndicated Lender hereunder by virtue of any assignment made pursuant to this Section 10.07, then, as of the effective date of such cessation, such L/C Issuer’s obligations to issue Letters of Credit pursuant to Section 2.04 (Letters of Credit) shall terminate and such L/C Issuer shall be an L/C Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

10.08 Confidentiality. Each Lender and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with reasonable customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, directors, attorneys, accountants, trustees, advisors, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any Guarantor, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 10.07 (Assignments and Participations), in each case to the extent such assignees, participants or grantees agree to be bound by the provisions of this Section 10.08. Notwithstanding any other provision in this Agreement, each Agents, each Lender and each L/C Issuer may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby) and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent, such Lender or such L/C Issuer, as the case may be, relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated by this Agreement and the other Loan Documents.

10.09 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 10.09 are in addition to the other rights and remedies (including other rights of setoff) that such Lender may have.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of (A) either (I) IRS Form W-8BEN or any successor thereto relating to such Non-U.S. Lender and entitling it to an exemption from, or reduction of, withholding tax (including any exemption pursuant to Section 881(c) of the Code) on all payments to be made to such Person by the Borrower pursuant to this Agreement) or (II) IRS Form W-8ECI or any successor thereto relating to all payments to be made to such Non-U.S. Lender by the Borrower pursuant to this Agreement or such other evidence satisfactory to the Borrower and the Administrative Agent that such Non-U.S. Lender is entitled to an exemption from, or reduction of, U.S. withholding tax and (B) in the case of any Lender claiming an exemption from, or reduction of, withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Non-U.S. Lender shall also provide a certificate of such Non-U.S. Lender is not (I) a “bank” for purposes of Section 881(c)(3)(B) of the Code, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower or any Subsidiary or (3) a controlled foreign corporation related to the Borrower or any Subsidiary (within the meaning of Section 881(c)(3)(C) of the Code). Thereafter and from time to time, each such Non-U.S. Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Non-U.S. Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person.

(ii) Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a participation by such Lender), shall deliver to the Administrative Agent on the date when such Non-U.S. Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in its reasonable discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 3.01(a) (Taxes) (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirements of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01(a) (Taxes) in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation of the Administrative Agent.

10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and L/C Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders

10.17 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

10.18 Submission to Jurisdiction; Service of Process.

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Person party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Nothing contained in this Section 10.18 shall affect the right of any Person party hereto to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other Person party hereto in any other jurisdiction.

(c) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars or in a Denomination Currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars or such Denomination Currency, as the case may be, with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars or such Denomination Currency for delivery two Business Days thereafter. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the Foreign Currency Fronting Lender or any other Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or Foreign Currency Fronting Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

10.19 Application of Gaming Regulations. This Agreement and the other Loan Documents are subject to Gaming Laws applicable to the Borrower and its Subsidiaries with respect to Gaming Authorizations that the Borrower and its Subsidiaries are required to hold in connection with their respective businesses. Without limiting the foregoing, each of the Lenders and the Secured Parties acknowledges that (i) it is subject to being called forward by the Gaming Authorities, in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of Gaming Laws applicable to the Borrower and its Subsidiaries with respect to Gaming Authorizations that the Borrower and its Subsidiaries are required to hold in connection with their respective businesses, and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities. Each of the Lenders and the Secured Parties agrees to cooperate with the Gaming Authorities in connection with the provision of such documents and other information as may be requested by such Gaming Authorities relating to the Borrower and its Subsidiaries or to the Loan Documents. The provisions of this Section 10.19 shall apply mutatis mutandis to all existing Loan Documents.

10.20 Patriot Act. The Agents and the Lenders hereby notify the Borrower that pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender.

10.21 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

10.22 Waiver of Right to Trial by Jury. Each of the Administrative Agent, the Syndication Agent, the Lenders, the L/C Issuers and the Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

10.23 Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

[Signatures on following pages.]

SIGNATURE PAGES TO BE PROVIDED SEPARATELY